IN THE UNITED STATES BANKRUPTCY COURT
                        FOR THE DISTRICT OF DELAWARE





 - - - - - - - - - - - - - - - - - - - - - - -x
In re                                         :       Chapter 11
                                              :
EXDS, INC. (f/k/a EXODUS                      :       Case No. 01-10539 (SLR)
COMMUNICATIONS, INC.), et al.,                :
                                              :       Jointly Administered
                           Debtors.           :
                                              :
 - - - - - - - - - - - - - - - - - - - - - - -x

             DISCLOSURE STATEMENT WITH RESPECT TO JOINT PLAN OF
           REORGANIZATION OF EXDS, INC. AND ITS DEBTOR AFFILIATES

                                 J. Gregory Milmoe
                                 Skadden, Arps, Slate, Meagher & Flom LLP
                                 Four Times Square
                                 New York, New York  10036
                                 (212) 735-3000

                                          - and -

                                 John K. Lyons
                                 Skadden, Arps, Slate, Meagher & Flom (Illinois) 333 West Wacker Drive
                                 Chicago, Illinois 60606-1285
                                 (312) 407-0700

                                          - and -

                                 Mark S. Chehi (I.D. No. 2855)
                                 David R. Hurst (I.D. No. 3743)
                                 Jane Leamy (I.D. No. 4113)
                                 Skadden, Arps, Slate, Meagher & Flom LLP
                                 One Rodney Square
                                 P.O. Box 636
                                 Wilmington, Delaware  19899-0636
                                 (302) 651-3000

                                 Attorneys for EXDS, Inc., et al.,
                                   Debtors and Debtors-in-Possession

Dated:   Wilmington, Delaware
         March 25, 2002





                                          TABLE OF CONTENTS

                                                                                                 PAGE


I.  INTRODUCTION....................................................................................1
         A.   Holders of Claims Entitled to Vote....................................................4
         B.   Voting Procedures.....................................................................5
         C.   Confirmation Hearing..................................................................7

II.  OVERVIEW OF THE PLAN...........................................................................7
         A.   Summary and Timing of Distributions...................................................8

III.  GENERAL INFORMATION..........................................................................13
         A.   Overview of Chapter 11...............................................................13
         B.   Description and History of Debtors' Business.........................................14
                  1.  The Debtors..................................................................14
                  2.  The Business.................................................................14
         C.   Events Leading to Chapter 11 Filings.................................................15
         D.   Significant Funded Indebtedness......................................................16
         E.   Equipment Leases.....................................................................17

IV.  EVENTS DURING THE CHAPTER 11 CASES............................................................17
         A.   Parties in Interest..................................................................17
                  1.  Advisors to the Debtors......................................................18
                  2.  Official Committee...........................................................18
         B.   Significant Court Orders.............................................................18
         C.   Creditor-Related Activities..........................................................20
         D.   Employee Matters.....................................................................20
         E.   Other Dispositions...................................................................21
                  1.  IDC Sales....................................................................21
                  2.  Gulf Professional Services Sale..............................................22
         F.   Claims Process.......................................................................22
                  1.  Claims Objections and Claims Reconciliation..................................22
                  2.  Preparation of Claims Estimates and Recoveries...............................22
         G.   Sale of Substantially All of the Debtors' Assets.....................................23
                  1.  Decision to Sell.............................................................23
                  2.  The Sale Agreement...........................................................24
         H.   Estimate of Recoveries...............................................................28

V.  THE PLAN OF REORGANIZATION.....................................................................29
         A.   Overall Structure of the Plan........................................................30
         B.   Classification and Treatment of Claims and Interests.................................30
                  1.  Fee Claims...................................................................31
                  2.  Administrative Claims........................................................32
                  3.  Priority Tax Claims..........................................................33
                  4.  Class 1 - Non-Tax Priority Claims............................................34
                  5.  Class 2 - Secured Claims.....................................................34
                  6.  Class 3 - Senior Note Claims.................................................35
                  7.  Class 4 - Subordinated Note Claims...........................................36
                  8.  Class 5 - General Unsecured Claims...........................................37
                  9.  Class 6 - Intercompany Claims................................................37
                  10.      Class 7 - Old Equity....................................................37
                  11.      Special Provision Regarding Unimpaired Claims...........................38
         C.   Method of Distribution Under the Plan................................................38
                  1.  Sources of Cash for Plan Distributions.......................................38
                  2.  Distributions for Claims Allowed as of the Effective Date....................38
                  3.  Interest on Claims...........................................................38
                  4.  Distributions by Reorganized EXDS............................................39
                  5.  Delivery of Distributions and Undeliverable or Unclaimed
                      Distributions................................................................39
                  6.  Record Date for Distributions................................................40
                  7.  Allocation of Plan Distributions Between Principal and 40
                      Interest.....................................................................40
                  8.  Means of Cash Payment........................................................40
                  9.  Withholding and Reporting Requirements.......................................41
                  10.      Setoffs.................................................................41
                  11.      Fractional Dollars; De Minimis Distributions............................41
         D.   Exemption from Transfer Taxes........................................................42
         E.   The Plan Administrator...............................................................42
                  1.  Compensation of the Plan Administrator.......................................42
                  2.  Indemnification of the Plan Administrator....................................43
                  3.  Insurance....................................................................43
                  4.  Successor in Interest to Creditors' Committee................................44
                  5.  Authority to Object to Claims and Interests and to Settle
                      Disputed Claims..............................................................44
         F.   Creditors' Committee and Plan Committee..............................................44
         G.   Resolution of Disputed, Contingent and Unliquidated Claims...........................46
                  1.  Prosecution of Objections....................................................46
                  2.  No Distributions Pending Allowance...........................................47
                  3.  Accounts; Reserves; Escrows..................................................47
                  4.  Distributions After Allowance................................................48
         H.   Alternative Dispute Resolution.......................................................48

VI.  MEANS FOR IMPLEMENTATION OF THE PLAN..........................................................49
         A.   Merger of Affiliates into EXDS.......................................................49
         B.   Continued Corporate Existence; Dissolution of Reorganized EXDS.......................49
         C.   No Revesting of Assets...............................................................50
         D.   Substantive Consolidation............................................................50
                  1.  Substantive Consolidation of the Debtors' Estates............................50
                  2.  Discussion of Substantive Consolidation......................................51
         E.   Preservation of Rights of Action; Settlement of Litigation Claims....................54
         F.   Treatment of Executory Contracts and Unexpired Leases................................55
         G.   Special Provisions Regarding Insured Claims..........................................56
         H.   Confirmation and Effectiveness of the Plan...........................................56
         I.   Effect of Plan Confirmation..........................................................57
                  1.  Releases.....................................................................57
                  2.  Discharge of Claims and Termination of Interests.............................58
                  3.  Exculpation and Limitation of Liability......................................58
                  4.  Injunction...................................................................59
                  5.  Continuation of ADR..........................................................60
         J.   Summary of Other Provisions of the Plan..............................................60
                  1.  New By-Laws and New Certificates of Incorporation............................60
                  2.  Cancellation of Existing Securities, Instruments and
                      Agreements Evidencing Claims and Interests...................................60
                  3.  Effectuating Documents, Further Transactions and Corporate
                      Action.......................................................................61
                  4.  Release of Liens.............................................................61
                  5.  Bar Dates for Certain Claims.................................................62
                  6.  Severability of Plan Provisions..............................................62
                  7.  Revocation, Withdrawal or Non-Consummation...................................63
                  8.  Plan Supplement..............................................................63
                  9.  Amendment or Modification of the Plan........................................63
                  10. Retention of Jurisdiction....................................................64

VII.  CONFIRMATION AND CONSUMMATION PROCEDURE......................................................64
         A.   Solicitation of Votes................................................................64
         B.   The Confirmation Hearing.............................................................68
         C.   Confirmation.........................................................................70
                  1.  Unfair Discrimination and Fair and Equitable Tests...........................71
                  2.  Best Interests Test..........................................................72
                  3.  Feasibility..................................................................73

VIII.  RISK FACTOR TO BE CONSIDERED................................................................73

IX.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE
      PLAN.........................................................................................74
         A.   General..............................................................................74
         B.   Federal Income Tax Consequences to Holders of Claims.................................75
         C.   Information Reporting and Backup Withholding.........................................76
         D.   Importance of Obtaining Professional Tax Assistance..................................76

X.  ALTERNATIVES TO CONFIRMATION AND CONSUMMATION
     OF THE PLAN...................................................................................76

XI.  CONCLUSION AND RECOMMENDATION.................................................................77


EXHIBIT A             JOINT PLAN OF REORGANIZATION OF EXDS INC. AND
                      ITS DEBTOR AFFILIATES




                              I. INTRODUCTION

                  EXDS, Inc. (f/k/a Exodus Communications, Inc.) ("EXDS") and its eight debtor affiliates (collectively with EXDS, the "Debtors") in these jointly administered chapter 11 cases (the "Chapter 11 Cases") submit this disclosure statement (the "Disclosure Statement") pursuant to section 1125 of title 11, United States Code (the "Bankruptcy Code"), to holders of claims against and interests in the Debtors in connection with (i) the solicitation of acceptances of the Joint Plan of Reorganization of EXDS, Inc. and Its Debtor Affiliates, dated March 25, 2002, as the same may be amended (the "Plan"), filed by the Debtors with the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"), and
(ii) the hearing to consider confirmation of the Plan (the "Confirmation Hearing") scheduled for May 30, 2002, at 4:30 p.m., prevailing Eastern Time. Unless otherwise defined herein, all capitalized terms contained herein have the meanings ascribed to them in the Plan.

                  The Debtors filed petitions for relief under chapter 11 of the United States Bankruptcy Code on September 26, 2001. Concurrently with the filing of this Disclosure Statement the Debtors filed their Plan which sets forth how claims against and interests in the Debtors will be treated. This Disclosure Statement describes certain aspects of the Plan, the Debtors' former operations, significant events occurring in the Debtors' Chapter 11 Cases and other related matters. Except as otherwise provided herein, capitalized terms not otherwise defined in this Disclosure Statement have the meanings ascribed to such terms in the Plan. A copy of the Plan is annexed hereto as Exhibit A. FOR A COMPLETE UNDERSTANDING OF THE PLAN, YOU SHOULD READ THE DISCLOSURE STATEMENT, THE PLAN AND THE EXHIBITS AND SCHEDULES THERETO IN THEIR ENTIRETIES.

                  The Plan provides for the liquidation of the Debtors' remaining assets and for the distribution of the proceeds (including the net proceeds of the sale of substantially all of the Debtors' assets to Digital Island Inc. ("Digital Island")) to creditors in order of their relative priority of distribution under the Bankruptcy Code. The Debtors are not reorganizing their business; they are liquidating, and they will not be conducting any business operations following confirmation and consummation of the Plan other than winding down and disposing of assets and resolving claims not dealt with previously.

                  The Plan contemplates and is predicated upon the substantive consolidation of the Debtors. Absent the entry of an order substantively consolidating the Debtors, the Plan cannot be confirmed or consummated. The Plan further contemplates that, upon consummation, the Affiliate Debtors will be merged with and into EXDS, which shall remain in existence for the limited purpose of implementing the Plan and making distributions to creditors as provided in the Plan. A Plan Administrator selected by the Creditors' Committee (after consultation with and as agreed to by the Debtors) and approved by the District Court will hold title to the sole share of common stock to be issued by Reorganized EXDS and will serve as the sole officer and sole director of Reorganized EXDS. The Plan Administrator will be responsible for implementing and administering the Plan in accordance with the Plan, the Plan Administrator Agreement and applicable law.

                   The Creditors' Committee supports the Plan and recommends voting in favor of the Plan. The Debtors believe that the Plan provides the best recoveries possible for holders of Claims against the Debtors and thus strongly recommend that you vote to accept the Plan.

                  A Ballot for the acceptance or rejection of the Plan is enclosed with the Disclosure Statement submitted to the holders of Claims that the Debtors believe are entitled to vote to accept or reject the Plan.

                  By order of the District Court dated [_________, 2002] (the "Disclosure Statement Order"), the District Court approved this Disclosure Statement for dissemination to Debtors' creditors. The Disclosure Statement Order, among other things, approved the Disclosure Statement and established certain procedures with respect to the solicitation and tabulation of votes to accept or to reject the Plan. APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT, HOWEVER, CONSTITUTE A DETERMINATION BY THE DISTRICT COURT AS TO THE FAIRNESS OR MERITS OF THE PLAN.

                  THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND RULE 3016(C) OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE AND NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER NONBANKRUPTCY LAW. THIS DISCLOSURE STATEMENT HAS BEEN NEITHER APPROVED NOR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN. PERSONS OR ENTITIES TRADING IN OR OTHERWISE PURCHASING, SELLING OR TRANSFERRING SECURITIES OR CLAIMS OF ANY OF THE OTHER DEBTORS SHOULD EVALUATE THIS DISCLOSURE STATEMENT AND THE PLAN IN LIGHT OF THE PURPOSE FOR WHICH THEY WERE PREPARED.

                  NO PERSON IS AUTHORIZED BY ANY OF THE DEBTORS IN CONNECTION WITH THE PLAN OR THE SOLICITATION OF ACCEPTANCES
OF THE PLAN TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION REGARDING THIS DISCLOSURE STATEMENT OR THE PLAN OTHER THAN AS CONTAINED IN THIS DISCLOSURE STATEMENT AND THE EXHIBITS AND SCHEDULES ATTACHED HERETO OR INCORPORATED BY REFERENCE OR REFERRED TO HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ANY OF THE DEBTORS.

                  THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS ANOTHER TIME IS SPECIFIED HEREIN, AND THE DELIVERY OF THIS DISCLOSURE STATEMENT SHALL NOT CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION STATED SINCE THE DATE HEREOF. HOLDERS OF CLAIMS SHOULD CAREFULLY READ THIS DISCLOSURE STATEMENT IN ITS ENTIRETY, INCLUDING THE PLAN, PRIOR TO VOTING ON THE PLAN.

                  THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT, INCLUDING THE INFORMATION REGARDING THE HISTORY, BUSINESS AND OPERATIONS OF THE DEBTORS AND THE HISTORICAL FINANCIAL INFORMATION REGARDING THE DEBTORS IS INCLUDED FOR PURPOSES OF SOLICITING ACCEPTANCES OF THE PLAN BUT, AS TO CONTESTED MATTERS AND ADVERSARY PROCEEDINGS, IS NOT TO BE CONSTRUED AS ADMISSIONS OR STIPULATIONS BUT RATHER AS STATEMENTS MADE IN SETTLEMENT NEGOTIATIONS.

                  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, ALL INFORMATION CONTAINED HEREIN HAS BEEN PROVIDED BY THE DEBTORS.

                  The Disclosure Statement Order specifies the deadlines, procedures and instructions for voting to accept or reject the Plan and for Filing objections to confirmation of the Plan, the record date for voting purposes and the applicable standards for tabulating Ballots. In addition, detailed voting instructions accompany each Ballot. Each holder of a Claim entitled to vote on the Plan should read each of the Disclosure Statement, the Plan, the Disclosure Statement Order and the instructions accompanying the Ballots in its entirety before voting on the Plan. These documents contain, among other things, important information concerning the classification of Claims and Interests for voting purposes and the tabulation of votes. No solicitation of votes to accept the Plan may be made except pursuant to section 1125 of the Bankruptcy Code.

                  FOR THE CONVENIENCE OF HOLDERS OF CLAIMS AND INTERESTS, THIS DISCLOSURE STATEMENT SUMMARIZES THE TERMS OF THE PLAN, BUT THE PLAN ITSELF QUALIFIES ALL SUMMARIES. IF ANY INCONSISTENCY EXISTS BETWEEN THE PLAN AND THE DISCLOSURE STATEMENT, THE TERMS OF THE PLAN ARE CONTROLLING. THE DISCLOSURE STATEMENT MAY NOT BE RELIED ON FOR ANY PURPOSE OTHER THAN TO DETERMINE WHETHER TO VOTE TO ACCEPT OR TO REJECT THE PLAN, AND NOTHING STATED HEREIN SHALL CONSTITUTE AN ADMISSION OF ANY FACT OR LIABILITY BY ANY PARTY, OR BE ADMISSIBLE IN ANY PROCEEDING INVOLVING THE DEBTORS OR ANY OTHER PARTY, OR BE DEEMED CONCLUSIVE EVIDENCE OF THE TAX OR OTHER LEGAL EFFECTS OF THE PLAN ON THE DEBTORS OR HOLDERS OF CLAIMS OR INTERESTS. CERTAIN OF THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT, BY NATURE, ARE FORWARD-LOOKING AND CONTAIN ESTIMATES AND ASSUMPTIONS. THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS WILL BE REFLECTIVE OF ACTUAL OUTCOMES. ALL HOLDERS OF CLAIMS SHOULD CAREFULLY READ AND CONSIDER FULLY
ARTICLE VIII, "RISK FACTOR TO BE CONSIDERED," OF THIS DISCLOSURE STATEMENT BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

                  SUMMARIES OF CERTAIN PROVISIONS OF AGREEMENTS REFERRED TO IN THIS DISCLOSURE STATEMENT DO NOT PURPORT TO BE COMPLETE AND ARE SUBJECT TO, AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO, THE FULL TEXT OF THE APPLICABLE AGREEMENT, INCLUDING THE DEFINITIONS OF TERMS CONTAINED IN SUCH AGREEMENT.

A. Holders of Claims Entitled to Vote.

                  Pursuant to the provisions of the Bankruptcy Code, only holders of allowed claims or equity interests in classes of claims or equity interests that are impaired and that are in a class that will receive a distribution under the plan are entitled to vote to accept or reject a proposed chapter 11 plan. Classes of claims or equity interests in which the holders of claims or equity interests are unimpaired under a chapter 11 plan are deemed to have accepted the plan and are not entitled to vote to accept or reject the plan. Classes of claims or interests which receive no distribution on account of their claims or interests are deemed to have rejected the plan and are not entitled to vote to accept or reject the plan.

                  The Bankruptcy Code defines "acceptance" of a plan by a class of claims as acceptance by creditors in that class that hold at least two-thirds in dollar amount and more than one-half in number of the claims that cast ballots for acceptance or rejection of the plan. Acceptance of a plan by a class of interests requires acceptance by at least two-thirds of the number of shares in such class that cast ballots for acceptance or rejection of the plan. For a more detailed description of the requirements for confirmation of the Plan, see Section VI.H, "Means for Implementation of the Plan - Confirmation and Effectiveness of the Plan."

                  Section 1129(b) of the Bankruptcy Code permits the confirmation of a plan notwithstanding the non-acceptance of a plan by one or more impaired classes of claims or interests. Under that section, a plan may be confirmed by a bankruptcy court if it does not "discriminate unfairly" and is "fair and equitable" with respect to each non-accepting class. For a more detailed description of the requirements for confirmation of a non-consensual plan, see Section VI.H, "Means for Implementation of the Plan - Confirmation and Effectiveness of the Plan." Accordingly, the Debtors intend to seek confirmation pursuant to section 1129(b) of the Bankruptcy Code with respect to Classes 6 and 7, which are deemed to reject the Plan.

                  In addition, if any other impaired Class or subclass of Claims entitled to vote shall not accept the Plan by the requisite majorities provided in section 1126(c) or 1126(d) of the Bankruptcy Code, as applicable, the Debtors reserve the right to amend the Plan or undertake to have the District Court confirm the Plan under section 1129(b) of the Bankruptcy Code or both. Thus, the Debtors intend to request confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code if Class 3, 4 or 5 votes to reject the Plan. The determination as to whether to seek confirmation of the Plan under such circumstances will be announced before or at the Confirmation Hearing.

B. Voting Procedures.

                  If you are entitled to vote to accept or reject the Plan, a Ballot is enclosed for the purpose of voting on the Plan. If you hold Claims in more than one (1) Class and you are entitled to vote Claims in more than one (1) Class, you will receive separate Ballots that must be used for each separate Class of Claims. Please vote and return your Ballot(s) to:

               EXDS, INC. (f/k/a EXODUS COMMUNICATIONS, INC.)
                         c/o Logan & Company, Inc.
                              546 Valley Road
                     Upper Montclair, New Jersey 07043
                        Attn: EXDS Balloting Center

[provided, however, that, pursuant to the terms of the Plan and the Disclosure Statement Order, beneficial owners of the Senior Note Claims who receive a Ballot from a bank or brokerage Firm (or its agent) shall return the Ballot to such bank or brokerage firm (or its agent).]

                  DO NOT RETURN YOUR NOTES OR SECURITIES WITH YOUR
BALLOT.

                  TO BE COUNTED, YOUR BALLOT INDICATING ACCEPTANCE OR REJECTION OF THE PLAN MUST BE RECEIVED NO LATER THAN 5:00 P.M., PREVAILING EASTERN TIME, ON [_______], 2002 (THE "VOTING DEADLINE"). ANY EXECUTED BALLOT RECEIVED THAT DOES NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN OR INDICATES BOTH AN ACCEPTANCE AND A REJECTION OF THE PLAN SHALL BE DEEMED TO CONSTITUTE AN ACCEPTANCE OF THE PLAN.

                  Pursuant to the Disclosure Statement Order, solely for the purpose of voting to accept or reject the Plan and not for the purposes of allowance of, or distribution on account of, a Claim and without prejudice to the rights of the Debtors in any other context, each Claim within a Class of Claims entitled to vote to accept or reject the Plan will be temporarily Allowed in an amount equal to the amount of such Claim as set forth in a timely Filed proof of claim, or, if no proof of claim was Filed, the amount of such Claim as set forth in the Schedules. For additional information on voting, see Section VII.A, "Confirmation and Consummation Procedure - Solicitation of Votes." The Disclosure Statement Order sets ___________, 2002, as the record date for voting on the Plan. Accordingly only holders of Claims as of __________, 2002 which are otherwise entitled to vote under the Plan will receive a Ballot and may vote on the Plan.

                  If you are a holder of a Claim entitled to vote on the Plan and did not receive a Ballot, received a damaged Ballot or lost your Ballot, or if you have any questions concerning the Disclosure Statement, the Plan or the procedures for voting on the Plan, please call Logan & Company, Inc. ("Logan") at (866) 867-1145, attention: EXDS Balloting Center.

C. Confirmation Hearing.

                  Pursuant to section 1128 of the Bankruptcy Code, the Confirmation Hearing will be held on May 30, 2002, at 4:30 p.m., prevailing Eastern Time, before the Honorable Sue L. Robinson, Chief United States District Judge, at the United States District Court for the District of Delaware, 844 North King Street, Sixth Floor, Wilmington, Delaware 19801. The District Court has directed that objections, if any, to confirmation of the Plan be served and Filed so that they are received on or before _________, 2002, at 4:00 p.m., prevailing Eastern Time, in the manner set forth in the Disclosure Statement Order. The Confirmation Hearing may be adjourned from time to time by the District Court without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing.


                          II. OVERVIEW OF THE PLAN

                  On January 22, 2002, the District Court approved the Debtors' motion, dated November 30, 2001, seeking approval of the sale of substantially all of the Debtors' assets to Digital Island, the assumption by Digital Island of certain liabilities and the assumption by the Debtors and assignment to Digital Island of substantially all of the Debtors' executory contracts and unexpired leases. The sale, assumption and assignment transaction with Digital Island closed on February 1, 2002. As described more fully below, the purchase price for the assets was $560 million which was paid entirely in cash at closing, subject to various adjustments. See Section IV.G "Events During the Chapter 11 Cases - Sale of Substantially All of the Debtors' Assets." As required by the Asset Purchase Agreement, the Debtors paid cure claims on account of contracts and leases that were assumed by the Debtors and assigned to Digital Island as well as other costs associated with the sale. Although the Debtors did not borrow funds under the DIP Credit Agreement, on February 1, 2002, the Debtors paid the $2,230,065.35 in fees owing under such agreement in full satisfaction of the Debtors' obligations under the DIP Credit Agreement from the proceeds of the sale. The Debtors have been liquidating other assets and are continuing to pay their operating costs. Remaining proceeds from the Debtors' sale of their assets, along with the Debtors' existing cash balances, deposits and Cash derived from the liquidation of their remaining non-cash assets, are expected to aggregate approximately $_____ million as of the Effective Date, and will be used to fund Cash payments required by the Plan. Initial distributions to holders of Allowed Claims will be made on the Distribution Date and any subsequent distributions to holders of Allowed Claims will be made on the Quarterly Distribution Dates.

A. Summary and Timing of Distributions

                  Under the Plan, Claims against and Interests in the Debtors are divided into Classes. Certain unclassified Claims, including Administrative Claims and Priority Tax Claims will be paid in full in Cash to the extent their Claims become Allowed Claims. All other Claims and all Interests will be divided into seven Classes and will receive the distributions and recoveries (if any) described in the table below.

                  The following table briefly summarizes the classification and treatment of Claims and Interests under the Plan. With respect to Classes 1, 2, 3, 4 and 5, the amount shown in the following table as "Estimated Percentage Recovery" is the quotient of the estimate of the Cash to be distributed to all holders of Allowed Claims in the applicable Class, if any, divided by the estimated aggregate amount of Allowed Claims in such Class, exclusive of any accrual of postpetition interest.

                  [to be updated] The estimated recovery to the holders of Class 3, 4 and 5 Claims is based upon the Debtors' current estimates of Allowed Claims and Available Cash. As of _______, 2002, the aggregate amount of Administrative, Priority and Secured Claims, as reflected in the proofs of claim filed by holders of such claims, or in the event no proof of claim has yet been filed, the schedules or, with respect to Administrative Claims, in the Debtors' books and records, is approximately $___ million, excluding such Claims for which no amounts were specified, or which were unliquidated or amended. The aggregate amount of Class 3, 4 and 5 Claims, as reflected in proofs of claim Filed by holders of Class 3, 4 and 5 Claims or, in the event no proof of claim has yet been Filed, in the Schedules, is approximately $____billion, excluding unliquidated, amended and duplicate Claims. The Debtors estimate that after the completion of the claims reconciliation and claims objection processes, the amount of Allowed Administrative, Priority and Secured Claims will aggregate between $___ million and $___ million. The Debtors estimate that the amount of Allowed Class 3, 4 and 5 Claims will aggregate between $___ million and $___ million. To the extent that the actual amount of Allowed Claims varies from the amount estimated by the Debtors, the recoveries of holders of Allowed Class 3, 4 and 5 Claims may be higher or lower than such estimated amounts. The Debtors estimate that the amount of Available Cash will be $ ____ million.

                  ALTHOUGH THE DEBTORS BELIEVE THAT THE ESTIMATED PERCENTAGE RECOVERIES ARE REASONABLE AND WITHIN THE RANGE OF ASSUMED RECOVERY USED IN NEGOTIATIONS OF THE PLAN, THERE IS NO ASSURANCE THAT THE ACTUAL AMOUNTS OF ALLOWED CLAIMS IN EACH CLASS WILL NOT MATERIALLY EXCEED THE ESTIMATED AGGREGATE AMOUNTS SHOWN IN THE TABLE BELOW. The actual recoveries under the Plan by the Debtors' creditors will be dependent upon a variety of factors including, but not limited to, whether, and in what amount, contingent claims against the Debtors become non-contingent and fixed and whether, and to what extent, Disputed Claims are resolved in favor of the Debtors rather than the claimants. In addition, these recoveries will vary based on the working capital adjustment that may be made to the purchase price Digital Island paid for the Debtors' assets. See
Section IV.G "Events During the Chapter 11 Cases-Sale of Substantially All of the Debtors' Assets." Accordingly, no representation can be or is being made with respect to whether each Estimated Percentage Recovery shown in the table below will be realized by the holder of an Allowed Claim in any particular Class.

-------------------------------------------------------------------------------
    Description and Amount
    of Claims or Interests                   Summary of Treatment
-------------------------------------------------------------------------------

Class 1 (Non-Tax Priority Claims)               Class 1 is unimpaired by
                                                the Plan. Each holder of an
A Claim (other than an Administrative           Allowed Non-Tax Priority
Claim or a Priority Tax Claim) that is          Claim is conclusively
entitled to priority in payment pursuant        presumed to have accepted
to section 507(a) of the Bankruptcy Code.       the Plan and is not
                                                entitled to vote to accept
                                                or reject the Plan unless
                                                otherwise agreed.

                                                Each holder of an Allowed
                                                Class 1 Claim shall receive
                                                (i) Cash equal to the
                                                amount of such Allowed
                                                Non-Tax Priority Claim or
                                                (ii) such less favorable
                                                treatment as to which the
                                                Debtors or Reorganized EXDS
                                                and the holder of such
                                                Allowed Non-Tax Priority
                                                Claim have agreed upon in
                                                writing.

Estimated Amount of Allowed Claims:             Estimated Percentage Recovery:
$__________                                     100%

-------------------------------------------------------------------------------

Class 2  (Secured Claims)                       Class 2 is unimpaired by the
                                                Plan.

A Claim (other than an Administrative           Each holder of an Allowed
Claim) that is secured by a lien on             Secured Claim shall receive
property in which a Debtor's Estate             (i) Cash equal to the
has an interest or that is subject              amount of such Allowed
to setoff under section 553 of the              Secured Claim or (ii) such
Bankruptcy Code, to the extent of               less favorable treatment as
value of the Claim holder's interest            to which the the Debtors or
in the applicable Estate's interest             Reorganized EXDS and the
in such property or to the extent               holder of such Allowed
of the amount subject to setoff, as             Secured Claim have agreed
applicable, as determined pursuant              upon in writing.
to section 506(a) of the Bankruptcy
Code or, in the case of the setoff,
pursuant to section 553 of the
Bankruptcy Code.

Estimated Amount of Allowed Claims:             Estimated Percentage Recovery:
$__________                                     100%

-------------------------------------------------------------------------------

Class 3 (Senior Note Claims)                    Class 3 is impaired and
                                                therefore entitled to vote on
                                                the Plan.

Class 3 consists of all Senior Note             Each holder of an Allowed
Claims, which are collectively, the             Senior Note Claim shall
Claims of all holders of the 11-5/8%            receive (a) (i) Cash equal
Dollar Denominated Senior Notes, the            to such holder's Pro Rata
11-1/4% Senior Notes, the 11-3/8% Euro          share of Available Cash
Denominated Senior Notes, the 10-3/4%           plus (ii) such holder's
Dollar Denominated Senior Notes and the         proportionate share of the
10-3/4% Euro Denominated Senior Notes.          Subordination Redistribution
                                                Amount, minus (b) such holder's
                                                proportionate share of the
                                                Subordinated Note Payment
                                                Amount, if any.

Estimated Amount of Allowed Claims:             Estimated Percentage Recovery:
$____________                                   ____________

-------------------------------------------------------------------------------

Class 4 (Subordinated Note Claims)              Class 4 is impaired and
                                                therefore is entitled
                                                to vote on the Plan.

Class 4 consists of all Subordinated
Note Claims which are collectively,             Each holder of an Allowed
the Claims of all holders of the                Subordinated Note Claim shall
5-1/4% Convertible Subordinated Notes,          receive Cash equal to its
the 5% Convertible Subordinated Notes           proportionate share of the
and the 4-3/4% Convertible Subordinated         Subordinated Note Payment
Notes, arising under or as a result of          Amount.
such notes.
                                                If Class 4 votes to accept
                                                the Plan, the Subordinated
                                                Note Payment Amount shall
                                                be [$___] million. If Class
                                                4 does not vote to accept
                                                the Plan and the Plan is
                                                confirmed over the dissent
                                                of Class 4, the
                                                Subordinated Note Payment
                                                Amount shall be $0, and
                                                holders of Subordinated
                                                Note Claims shall not be
                                                entitled to, and shall not,
                                                receive or retain any
                                                property or interest in
                                                property on account of such
                                                Claims.

Estimated Amount of Allowed Claims:             Estimated Percentage Recovery:
$____________                                   ____________

-------------------------------------------------------------------------------

Class 5 (General Unsecured Claims)              Class 5 is impaired and
                                                therefore entitled to vote on
                                                the Plan.

Class 5 consists of all General                 Each holder of an Allowed
Unsecured Claims, which is a claim              General Unsecured Claim shall
that is not an Administrative Claim,            receive Cash equal to its Pro
Priority Tax Claim,  Non-Tax                    Rata share of Available Cash.
Priority Claim, Secured Claim,
Senior Note Claim, Subordinated Note
Claim or Intercompany Claim.

Estimated Amount of Allowed Claims:             Estimated Percentage Recovery:
$____________                                   ____________

-------------------------------------------------------------------------------

Class 6 (Intercompany Claims)                   Class 6 is impaired but deemed
                                                to have rejected the Plan and,
                                                therefore, is not entitled to
                                                vote on the Plan.

Intercompany Claim means (a) any                All Intercompany Claims shall
account reflecting intercompany book            be eliminated and the holders
entries by one Debtor with respect to           of Intercompany Claims shall
any other Debtor or (b) any Claim               not be entitled to, and shall
that is not reflected in such book              not, receive or retain any
entries and is held by a Debtor                 property or interest in
against any other Debtor.                       property on account of such
                                                Claims.

                                                Estimated Percentage Recovery:
                                                0%
-------------------------------------------------------------------------------

Class 7 (Old Equity)                            Class 7 is impaired but deemed
                                                to have rejected the Plan and,
                                                therefore, is not entitled to
                                                vote on the Plan.

Old Equity means collectively the               In connection with, and as
Old Common Stock (the common                    a result of, the
stock of Exodus Communications,                 substantive consolidation
Inc. outstanding immediately                    of the Debtors' Estates and
prior to the Petition Date,                     Chapter 11 Cases, on the
including treasury stock and all                Confirmation Date or such
options, warrants, calls, rights,               other date as may be set by
puts, awards, commitments or any                an order of the District
other agreements of any character               Court, but subject to the
to acquire such common stock) and               occurrence of the Effective
the Subsidiary Interests                        Date, all Subsidiary
(collectively, the issued and                   Interests shall be
outstanding shares of stock of                  eliminated. On the
the Affiliate Debtors, as of the                Effective Date, the Old
Petition Date.)                                 Equity (including
                                                Subsidiary Interests) shall
                                                be canceled and the holders
                                                of Old Equity (including
                                                Subsidiary Interests) shall
                                                not be entitled to, and
                                                shall not, receive or
                                                retain any property or
                                                interest in property on
                                                account of such Old Equity.
                                                Estimated Recovery: 0%

-------------------------------------------------------------------------------


                         III. GENERAL INFORMATION.

A. Overview of Chapter 11.
   -----------------------

                  Chapter 11 is one of the principal business chapters of the Bankruptcy Code. Under chapter 11 of the Bankruptcy Code, a debtor is authorized to reorganize or liquidate its business for the benefit of itself, its creditors and interest holders. Another goal of chapter 11 is to promote equality of treatment for similarly situated creditors and similarly situated interest holders with respect to the distribution of a debtor's assets.

                  The commencement of a chapter 11 case creates an estate that is comprised of all of the legal and equitable interests of the debtor as of the filing date. The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a "debtor-in-possession."

                  The consummation of a plan of reorganization is the principal objective of a chapter 11 case. A plan of reorganization sets forth the means for satisfying claims against and interests in a debtor. Confirmation of a plan by the bankruptcy court makes the plan binding upon a debtor, any issuer of securities under the plan, any person acquiring property under the plan and any creditor or interest holder of a debtor.

                  After a plan has been filed, the holders of claims against a debtor are permitted to vote to accept or reject the plan. Before soliciting acceptances of the proposed plan, however, section 1125 of the Bankruptcy Code requires a debtor to prepare a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment about the plan. The Debtors are submitting this Disclosure Statement to holders of Claims against and Interests in the Debtors to satisfy the requirements of section 1125 of the Bankruptcy Code.

B. Description and History of Debtors' Business.
   ---------------------------------------------

         1.       The Debtors.

                  EXDS operated its business through a group of affiliated entities. The Debtors in these Cases are, in addition to EXDS, (1) EXDS
(ASI), Inc. (f/k/a Arca Systems, Inc.), (2) EXDS (AISI), Inc. (f/k/a American Information Systems, Inc.), (3) EXDS (CTSI), Inc. (f/k/a Cohesive Technology Solutions, Inc.), (4) EXDS (GCI), Inc. (f/k/a GlobalCenter, Inc.), (5) EXDS (GCHC), Inc. (f/k/a GlobalCenter Holding, Co.), (6) EXDS
(KLI), Inc. (f/k/a KeyLabs, Inc.), (7) Planet, Inc. and (8) EXDS (SMI), Inc. (f/k/a Service Metrics, Inc.). EXDS directly owns 100% of the equity of EXDS (ASI), Inc., EXDS (AISI), Inc., EXDS (CTSI), Inc., EXDS (GCI), Inc., EXDS (GCHC), Inc., EXDS (KLI), Inc., Planet, Inc. and EXDS (SMI), Inc.

                  As of the Petition Date, in addition to the Affiliate Debtors, EXDS had direct or indirect interests in several subsidiaries (including foreign entities) that did not commence cases under the Bankruptcy Code (collectively, the "Non-Debtor Subsidiaries"). Since the filing of the Chapter 11 Cases, the Non-Debtor Subsidiaries, through which the Debtors conducted extensive international operations through nine IDCs located in Europe, Japan, Canada and Australia, have been sold or are in the process of sale or liquidation.

         2.       The Business.

                  EXDS is the successor to a Maryland corporation that was formed in August 1992 to provide computer consulting services. In 1995, EXDS started its web hosting and Internet operations and, in 1996 opened its first Internet Data Center. EXDS introduced managed services in 1997 and professional services in 1998.

                  EXDS thereafter made significant investments over the next three years in network and data center infrastructure, value added and higher-margin service offerings and critical technical talent. EXDS consummated nine substantial acquisitions between October 1998 and January 2001. EXDS acquired the assets of Arca Systems, Inc. in October 1998; American Information Systems, Inc. in February 1999; Cohesive Technology Solutions, Inc. in July 1999; Global Online Japan Co., Ltd. in December 1999; KeyLabs in February 2000; the assets of the Professional Services Division of Network-1 Solutions, Inc. in February 2000; and Greenville Consulting Ltd. in August 2000. In November 1999, EXDS completed a pooling of interests transaction with Service Metrics, Inc. In addition, in January 2001, EXDS acquired GlobalCenter from Global Crossing, Ltd. In that transaction, Global Crossing Ltd. acquired a significant percentage of the total outstanding common stock of EXDS and entered into certain strategic relationships with EXDS.

                  Prior to filing these Chapter 11 Cases, the Debtors were the leading provider of Internet infrastructure outsourcing services for enterprises with mission- critical Internet operations. The Debtors had over 4,000 customers, including 18% of all Fortune 500 companies. The Debtors offered complex web hosting infrastructure services, including Internet data services, networking, storage, content distribution and caching, security, performance measurement, monitoring and testing, professional consulting, managed Web hosting and Web application management. As of June 30, 2001, EXDS directly, and through its domestic and foreign subsidiaries, offered services through a worldwide network of 44 Internet data centers ("IDCs") located in North America, Europe, Asia and Australia. EXDS generated revenues of $818.5 million in 2000, and $667.4 million, through the first two quarters of 2001.

                  EXDS's existing common stock (the "Old Common Stock") was traded on the NASDAQ National Market. Subsequent to the filing of the Chapter 11 Cases, EXDS voluntarily de-listed the Old Common Stock from the NASDAQ National Market. On October 5, 2001, the Old Common Stock began to trade on the Over- the- Counter Bulletin Board. Since the Petition Date, the Debtors have been in compliance with all filing requirements of the Securities Exchange Act of 1934.

                  As of the Petition Date, the Debtors were headquartered in Santa Clara, California. The Debtors employed approximately 2,600 full-time and part- time employees.

C.       Events Leading to Chapter 11 Filings.
         -------------------------------------

                  EXDS pursued its acquisition strategy to fuel and attain its market and industry leadership position. In addition to the acquisitions described above, the Debtors expanded IDC capacity from .6 million square feet in June 1999 to 5.6 million square feet by September 2001.

                  Beginning in late 2000 and early 2001, economic conditions began to deteriorate, particularly for emerging Internet "dot.coms", and during 2001 many of EXDS's "dot.com" clients failed. Additionally, a substantial number of EXDS's traditional enterprise clients delayed -- and in some cases cancelled -- purchase decisions. Accordingly, by September 2001, EXDS experienced a severe liquidity crisis because it did not realize the revenue stream originally expected to accompany EXDS's previously successful aggressive growth strategy.

                  To support their growth strategy, the Debtors took on substantial debt. The Debtors' indebtedness for borrowed money as of the Petition Date totaled approximately $3.3 billion. Therefore, due to the highly leveraged capital structure and the Debtors' inability to generate revenues as projected, the Debtors could not meet their short-term liquidity needs.

D.       Significant Funded Indebtedness.
         --------------------------------

                  EXDS raised capital to fund its growth primarily through the issuance of senior debentures and convertible subordinated debentures, as well as through the issuance of common stock. EXDS also financed its growth through equipment lease financing and certain sale-leaseback arrangements.

                  Prior to the Petition Date, EXDS issued five series of publicly-held senior debentures (the "Senior Notes") totaling approximately $1.950 billion: (a) $275.0 million in dollar-denominated 11 1/4 % Senior Notes due 2008, of which $269.0 million remains outstanding; (b) Euro 200.0 million (or approximately $184.5 million) in Euro-dollar denominated 11 3/8 % Senior Notes due 2008; (c) $375.0 million in dollar-denominated 10 3/4 % Senior Notes due 2009, of which $358 million remains outstanding; (d) Euro
125.0 million (or approximately $115.3 million) in Euro-dollar denominated 10 3/4 % Senior Notes due 2009; and (e) $1.0 billion in dollar denominated 11 5/8 % Senior Notes due 2010, of which $992.5 million remains outstanding.

                  In addition, EXDS issued three series of convertible subordinated debentures (the "Convertible Subordinated Notes"), of which $1.004 billion in principal amount currently remains outstanding: (a) $250.0 million in 5% Convertible Subordinated Notes due 2006, of which approximately $50.0 million in principal amount remains outstanding (as of December 31, 2001); (b) $500.0 million in 4 3/4 % Convertible Subordinated Notes due 2008, of which $444.0 million remains outstanding; and (c) $575.0 million in 5 1/4 % Convertible Subordinated Notes due 2008, of which $509.5 million remains outstanding.

E.       Equipment Leases.
         -----------------

                  In the ordinary course of their business prior to the Petition Date, the Debtors acquired equipment for use in their customer-servicing operations by entering into a series of master lease agreements with the vendors of such equipment or their assignees (collectively, the "Lessors"). In accordance with the terms of certain of the master lease agreements, some of this equipment was subsequently subleased to the Debtors' customers. In addition, many, but not all, of these master leases (or the schedules executed pursuant to the master leases) contained purchase options for the leased equipment exercisable by the Debtors.

                  For accounting purposes, the Debtors have designated many of their equipment leases as "operating leases" because the Lessor, and not the Debtors, retains the residual economic value of the equipment under such leases. However, the Debtors have identified certain other leases as "capital leases" based on their determination that, under the terms of such leases, the Debtors have acquired the residual economic value of the leased equipment. Accordingly, the Debtors have asserted that, as a matter of applicable non-bankruptcy law, these capital leases may be recharacterized as disguised sales, under which the Debtors have become the actual owners of the equipment and the Lessor has retained (at most) a security interest. This assertion has been disputed by several of the Lessors.

                   IV. EVENTS DURING THE CHAPTER 11 CASES

                  On September 26, 2001 (the "Petition Date"), each of the Debtors filed voluntary petitions for relief under chapter 11 of the United States Bankruptcy Code. At that point, all actions and proceedings against the Debtors and all acts to obtain property from the Debtors were stayed under section 362 of the Bankruptcy Code. The Debtors continue to operate their businesses and manage their properties as debtors-in-possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. The District Court has jointly administered the Debtors' bankruptcy cases for procedural purposes only.

A.       Parties in Interest.
         --------------------

                  The entities described below have played significant roles in these Chapter 11 Cases.

         1.       Advisors to the Debtors.

                  The Debtors applied to the Court on the Petition Date for an order authorizing them to retain Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden, Arps") as their bankruptcy counsel. Subsequent to the Petition Date, the Debtors sought and obtained orders authorizing the retention of Gray Cary Ware & Freidenrich LLP as corporate counsel, Fenwick & West LLP as special counsel and Bingham Dana LLP as international co-counsel. The Debtors also retained Lazard Freres & Co. as their financial advisor, KPMG LLP as their accountant, Deloitte and Touche LLP as their tax advisor and Alvarez and Marsal, Inc. as special advisor regarding liquidation and wind-down of the Estates.

         2.       Official Committee.

                  On October 11, 2001, the United States Trustee appointed a committee of unsecured creditors (the "Creditors' Committee") in these cases. No trustee or examiner has been appointed in any of these cases.

                  The Creditors' Committee is currently comprised of HSBC Bank USA, Legg Mason Investment Trust, Inc., HY Investments, LLC, Creedon Capital, LLP, Aristeia Capital, LLC and ISR Solutions, Inc. The Creditors' Committee has, with the District Court's approval, employed and retained Wachtell, Lipton, Rosen & Katz and Pachulski, Stang, Ziehl, Young & Jones, PC as counsel.

B.       Significant Court Orders.
         -------------------------

                  Although the Debtors are authorized to operate their businesses as debtors-in-possession, they may not engage in transactions outside the ordinary course of business without approval of the District Court after notice and opportunity for a hearing as provided for in the Bankruptcy Code and Bankruptcy Rules. On and after the Petition Date, the Debtors sought and obtained from the District Court certain orders that are of particular importance in the operation of the Debtors' business during the pendency of the Chapter 11 Cases, including orders:

         o authorizing the employment and compensation of professionals utilized by the Debtors in the ordinary course of business;

         o authorizing the retention of bankruptcy-related professionals and establishing payment procedures for such professionals;

         o authorizing the continued maintenance of the Debtors' bank accounts, continued use of existing business forms and continued use of the Debtors' consolidated cash management system;

         o authorizing payments to employees of accrued prepetition wages, salaries and benefits;

         o prohibiting utilities from altering, refusing or discontinuing services on account of prepetition invoices and establishing procedures for determining requests for additional adequate assurance of payment;

         o authorizing payment of prepetition sales, use and other taxes;

         o authorizing payment of certain prepetition vendor, shipping and warehousing charges;

         o authorizing continuation of certain customer programs and practices;

         o authorizing funding of foreign operations and wind-down costs of non-debtor foreign subsidiaries;

         o authorizing postpetition financing and use of cash collateral;

         o        authorizing the sale of certain miscellaneous assets;

         o        authorizing the sale of certain leased property;

         o authorizing customer account settlements and notice procedures;

         o authorizing rejection of certain executory contracts and unexpired personal property leases that were not providing benefit to the Debtors and notice procedures;

         o authorizing rejection of certain unexpired nonresidential real property leases which were unnecessary to the operation of the Debtors' business and notice procedures;

         o approving the implementation of a program to pay valid prepetition mechanics' liens filed by various contractors against the Debtors' leased properties;

         o authorizing bidding procedures for the sale of substantially all of the Debtors' assets;

         o authorizing the sale of substantially all of the Debtors' assets to Digital Island and the assumption by the Debtors and assignment to Digital Island of certain executory contracts and unexpired leases;

         o extending the time for the Debtors to assume or reject unexpired leases of nonresidential real property until May 24, 2002;

         o extending the time for the Debtors to remove pending litigation to the District Court until May 24, 2002; and

         o extending the exclusive periods during which the Debtors may file and solicit acceptances to plans of reorganization until March 25, 2002, and May 24, 2002, respectively.

C.       Creditor-Related Activities.
         ----------------------------

                  The Debtors mailed a notice of commencement of the cases, dated October 18, 2001, to all known and potential creditors. The Debtors then filed their schedules of assets, liabilities and executory contracts, and statements of financial affairs on November 6, 2001. On November 9, 2001, the United States Trustee conducted the meeting of the Debtors' creditors under section 341 of the Bankruptcy Code.

                  On February 6, 2002, the District Court established April 12, 2002, as the bar date (the "Bar Date") for filing proofs of claim. Subsequently Logan & Company, Inc., the claims and noticing agent employed in these cases ("Logan" or the "Claims Agent"), mailed notices of the Bar Date and proof of claim forms to all known creditors and stockholders of the Debtors. The Claims Agent caused notices of the bar date to be published in The New York Times and Wall Street Journal.

D.       Employee Matters.
         -----------------

                  On November 15, 2001, the District Court approved an order authorizing the implementation of a cash retention incentive plan, an emergence bonus program and a corporate severance program that sought to establish new employee incentives to remain in the Debtors' employment.

                  The Debtors also sought and obtained, on November 30, 2001, an order authorizing the assumption of the executive employment agreements between EXDS and L. William Krause, William Austin and Richard Stoltz. On December 6, 2001, the District Court approved an order authorizing relocation benefits to the executive Vice President of Operations and a loan to the Debtors' Senior Vice President.

E.       Other Dispositions.
         -------------------

                  Since the filing of the Chapter 11 Cases, the Debtors disposed of several nonoperating or otherwise noncore assets consisting of one operating subsidiary, vacant or noncore IDCs, office space and various personal property. Set forth below is a brief summary of the significant dispositions. For a description of the sale of substantially all of the Debtors' assets to Digital Island, see Section IV. G.
"Sale of Substantially All of the Debtors' Assets."

         1.       IDC Sales

                  On December 22, 2001, the Debtors obtained an order of the District Court authorizing the sale of the real property located at 200 North Nash Street and 202 North Nash Street, El Segundo, California, consisting of one IDC commonly known as LA1 and one vacant warehouse commonly known as LA2, to 200 North Nash Associates, LLC. The transaction approved by the District Court authorized the Debtors to either (a) sell LA1 and LA2 for a purchase price of $15.0 million and enter into a leaseback transaction with 200 North Nash Associates, LLC for LA1, or (b) sell LA2 only for $5.75 million. The Debtors elected to sell only LA2. This transaction is expected to close by April 30, 2002.

                  By order dated January 17, 2002, the Debtors were authorized to sell certain personal property (consisting primarily of tenant improvements and other furniture, fixtures and equipment) contained in the Debtors' leased IDC located at 544 Herndon Parkway, Herndon, Virginia (also known as DC8) to Federal Home Loan Mortgage Corporation for $5.5 million. In connection therewith, the landlord's fee interest was also sold to Federal Home Loan Mortgage Corporation and the Debtors rejected the lease for DC8. This transaction closed on February 6, 2002.

                  The Debtors have also obtained authority, by order dated March 19, 2002, to assume and assign a lease with Two Gatehall Associates LLC covering a portion of the real property located at Two Gatehall Drive, Parsippany, New Jersey, which also housed an IDC. In addition to assignment of the lease, the order also authorized the Debtors to sell the personal property located within the IDC to the proposed purchaser for a gross purchase price of $45,000,000.

         2.       Gulf Professional Services Sale.

                  On February 6, 2002, the District Court approved an order authorizing the sale of Gulf Professional Services, a business unit of EXDS
(CTSI), Inc., which provides information technology support and intellectual property consulting services to a variety of customers, to TekInsight.com, Inc. free and clear of all liens, claims and encumbrances. The Debtors will receive approximately $175,000 from the sale to Tekinsight.com, Inc. at closing, and will receive ten percent of the total revenues of the business over the twenty-four months following the closing, estimated to range between $300,000-$700,000.

F.       Claims Process.
         ---------------

         1.       Claims Objections and Claims Reconciliation.

                  Because the Bar Date was set for April 12, 2002, the Debtors have not yet been able to conduct a thorough analysis of the Claims. However, the Debtors have begun a preliminary review and analysis of Claims received thus far.

                  The Debtors anticipate that omnibus and individual Claims objections will be Filed subsequent to the Bar Date, as well as in advance of the deadline for holders of Claims to return Ballots accepting or rejecting the Plan, and that the effect of certain objections could be to prohibit certain Claim holders from voting absent the Bankruptcy Court's temporary allowance of such Claims for voting purposes.

                  Notwithstanding the ongoing Claims reconciliation process, the actual ultimate aggregate amount of Allowed Claims may differ significantly from the estimates set forth in Article II, "Overview of the Plan." Accordingly, the amount of the Pro Rata distribution that will ultimately be received by any particular holder of an Allowed Class 3, 4 or 5 Claim may be adversely affected by the outcome of the Claims resolution process.

         2.       Preparation of Claims Estimates and Recoveries.

                  The Debtors, with the assistance of the Debtors' professionals, have been engaged in reviewing and analyzing the Claims asserted in these cases. Through this process, the Debtors have developed preliminary estimates of Allowed Unsecured Claims in each Class established under the Plan. The Debtors have prepared these estimates based primarily on the following: (a) projections based on anticipated future claim reconciliations and claim objections, (b) the comparison of asserted Claims against the Debtors' books and records, (c) the Debtors' experience in reconciling Claims prior to and following the commencement of the Cases,
(d) the historical experience of the Debtors' professionals in other chapter 11 cases, (e) an analysis of the litigation risks associated with Disputed Claims, and (f) other legal and factual analyses unique to particular types of Claims.

                  The Debtors' estimates of Allowed Claims are identified in the chart above and form the basis of projected recoveries in that Class. See Article II, "Overview of the Plan." Notwithstanding the Debtors' substantial efforts in developing their claims estimates, the preparation of such estimates is inherently uncertain, and accordingly there is no assurance that such estimates will accurately predict the actual amount of Allowed Claims in these cases. As a result, the actual amount of Allowed Claims may differ significantly from the Debtors' claims estimates contained herein.

G.       Sale of Substantially All of the Debtors' Assets.
         -------------------------------------------------

         1.       Decision to Sell.

                  Since the filing of the Chapter 11 Cases, the Debtors took a number of actions to improve their business operations in response to rapidly deteriorating economic circumstances. These actions included disposing of several nonoperating, redundant or otherwise noncore assets, such as vacant IDCs and office space in the United States and abroad. In addition, the Debtors reexamined their aggressive growth strategy and, instead, focused on consolidating customers in strategically located sites to increase the utilization of IDCs, reducing overhead expenses and attempting to create a more efficient operating platform to service customers. While these improvements reduced the Debtors' operating expenses, the Debtors' revenues did not meet expectations as a result of delays or cancellations of purchase decisions from its customer base and deteriorating general economic conditions. Therefore, as part of their restructuring efforts, the Debtors evaluated a range of options in an effort to maximize the value of their estates for the benefit of creditors, including, not only continuing to operate on a stand-alone basis, but also pursuing a sale of substantially all of their assets.

                  Accordingly, the Debtors undertook a thorough investigation to identify potential buyers of the assets. In September 2001, the Debtors retained Lazard Freres & Co., LLC ("Lazard") as investment bankers to identify potential buyers and solicit offers from qualified buyers. Lazard worked closely with the Debtors to identify forty
(40) strategic and financial buyers that potentially could be interested in acquiring the assets. Of these potential buyers, twenty-two (22) entered into confidentiality agreements with the Debtors. The Debtors worked with Lazard to solicit specific proposals from these potential buyers by inviting them to management presentations, providing them with tours of their facilities and allowing them to conduct due diligence. Six (6) potential buyers performed on-site due diligence, which led to two (2) proposals to purchase substantially all of the Debtors' assets.

                  The Debtors, in conjunction with Lazard, evaluated the terms, conditions and benefits of each proposal, as well as the benefits of other alternatives. The Debtors, in their business judgment, concluded that the proposal from Digital Island offered the most advantageous terms, including likelihood of consummation, and greatest economic benefit to the Debtors.

         2.       The Sale Agreement.

                  On November 29, 2001, EXDS and six debtor affiliates (collectively, the "Selling Debtors") entered into an asset purchase agreement (the "Asset Purchase Agreement") with Cable and Wireless plc ("Parent") and its subsidiary, Digital Island to sell substantially all of their business assets. The terms of the Asset Purchase Agreement were a result of intense negotiations with Parent and Digital Island, after weeks of extensive due diligence.

                  In order to implement the Asset Purchase Agreement, on November 30, 2001, the Debtors filed the Motion for Orders Pursuant to 11 U.S.C.ss.ss. 105(a), 363, 365 and 1146(c) and Fed. R. Bankr. P. 2002, 6004
and 6006 Authorizing and Approving (A) Sale of Substantially All of the Debtors' Business Assets to Digital Island Inc., or a Party Making a Higher or Better Offer Therefor, Pursuant to an Asset Purchase Agreement, dated as of November 29, 2001, Free and Clear of Liens, Claims and Encumbrances, (B) Related Assumption and Assignment of Executory Contracts and Unexpired Leases, (C) a Break-up Fee and Expense Reimbursement for Cable and Wireless plc and (D) Competitive Bidding and Auction Procedures, the Scheduling of Hearings on the Sale, and the Form and Manner of Notice Thereof seeking an order approving the Bidding Procedures, as well as an order to be approved at a subsequent hearing approving the sale to the highest or best bidder. On December 18, 2001, the District Court approved the Bidding Procedures.

                  After approval of the Bidding Procedures, the Debtors and Lazard continued to attempt to solicit interested parties with respect to a sale of assets pursuant to the Bidding Procedures. The Debtors also caused notice of the Bidding Procedures to be published in the Wall Street Journal and the New York Times. No other parties, however, bid on the assets.

                  The Debtors received approximately 97 objections to the sale of assets and/or to assumption and assignment of contracts which were asserted primarily by three types of entities: (1) customers, (2) landlords and (3) equipment lessors. Substantially all of the objections were resolved at or prior to the sale hearing. The terms of such resolutions were approved by the sale order.

                  With respect to equipment lessors, the sale order contained several special provisions applicable only to those equipment lessors who had objected to the Debtors' proposed treatment of their leases as capital leases, with the exception of Cisco Systems Capital Corporation (with whom the Debtors entered into a separate settlement agreement, the terms of which are confidential and which has been filed under seal). With respect to the Debtors' leases with such objecting lessors, the sale order provided that such leases would not be immediately assigned to Digital Island, and that the Debtors would continue to make their contractual payments under such leases as if they were true leases. The Debtors' payment obligations would terminate, however, upon the occurrence of either: (1) rejection of the lease, (2) assignment of the lease to Digital Island, (3) termination of the lease under its own terms, or (4) the entry of an order recharacterizing the lease as an attempted secured sale and not a true lease. In the event that any such lease was successfully recharacterized, the Debtors reserved the right to seek disgorgement of any rent payments made pursuant to the sale order. With respect to certain of the objecting Lessors, this right of disgorgement is subject to several additional limitations set forth in separate stipulations executed by the Debtors in connection with the sale hearing, the terms of which are incorporated by reference into the sale order.

                  After conducting a two-day hearing, the District Court approved an order approving the sale to Digital Island on January 22, 2002. The sale to Digital Island closed on February 1, 2002.

                  Pursuant to the Asset Purchase Agreement, Digital Island acquired the Selling Debtors interests in 28 IDCs, equipment, intellectual property, accounts receivable, equity ownership interests in certain financing subsidiaries and other assets required to support the customer relationships and the business operations. Digital Island also acquired the customer relationships of the Selling Debtors' business, including the rights and obligations under customer contracts identified by Digital Island for assumption and assignment by the Debtors.

                  Digital Island paid $560 million in cash upon closing for the assets purchased under the Asset Purchase Agreement. Furthermore, Digital Island assumed certain liabilities and obligations associated with the purchased assets, including all post-closing obligations under the assigned contracts, and, pursuant to the Asset Purchase Agreement reimbursed the Selling Debtors approximately $8 million in accrued vacation payments to former employees of the Selling Debtors hired by Digital Island. The purchase price was increased at closing by an additional approximately $9 million, representing the amount of certain security deposits under assumed real property leases, and is subject to a post-closing adjustment based on a final determination of the value of the Selling Debtors' accounts receivable and prepaid accounts as of the date of the sale. As agreed by the Selling Debtors and Digital Island, $56 million of the consideration paid by Digital Island was deposited in escrow for post-closing adjustments to the purchase price, including the Selling Debtors' indemnification obligations under the Asset Purchase Agreement and cure amounts for contracts assumed and assigned to Digital Island other than those cure amounts expressly assumed by Digital Island, and, at the sole discretion of Digital Island, any post-closing working capital adjustment.

                  On January 10, 2002, the Selling Debtors, Parent and Digital Island entered into Amendment No. 1 to the Asset Purchase Agreement ("Amendment No. 1"). Amendment No. 1, in part, revised the treatment of equipment leases used in the operation of the Selling Debtors' business to provide the Selling Debtors and Digital Island with additional time to attempt to resolve the claims and objections of lessors under equipment leases.

                  Under Amendment No. 1, none of the equipment under equipment leases was transferred to Digital Island at the closing of the sale. Instead, the Selling Debtors agreed to use their commercially reasonable efforts, during the initial 60 days after closing, to attempt to acquire and transfer to Digital Island title in the equipment used in the Selling Debtors' business free and clear of all claims and interests by either entering into settlement agreements with the equipment lessors to release their claims in the equipment, rejecting the equipment leases and replacing the equipment subject to such equipment leases, seeking judicial recharacterization of the equipment leases as financing arrangements or otherwise. Pursuant to Amendment No. 1, $50 million of the cash consideration paid by Digital Island was deposited in a separate escrow account to reimburse EXDS for payments made during such initial 60 day period to acquire title to (through settlement agreements or otherwise) or replace equipment under leases which the Selling Debtors deemed to be financing arrangements. Digital Island also agreed to reimburse EXDS up to an additional $12 million for payments to acquire title to (through settlement agreements or otherwise) or replace equipment under true operating leases. After expiration of the initial 60-day period, Digital Island will have the right, during the subsequent 60-day period, to attempt to negotiate settlements with the equipment lessors to acquire title to the equipment under any unsettled equipment leases free and clear, and, unless the Selling Debtors have delivered title to substantially all of the leased equipment used in their business, will be entitled to any remaining portion of the $50 million deposited in escrow. After the 120-day period following closing, the Debtors may reject any remaining equipment leases and return the equipment subject to such leases, unless such equipment is subject to equipment leases selected for assumption and assignment by Digital Island. Furthermore, until the equipment leased by EXDS is acquired free and clear or returned to the equipment lessors pursuant to rejection of the relevant equipment lease, EXDS will continue to make lease payments required under such equipment leases.

                  The Selling Debtors, Parent and Digital Island also entered into Amendment No. 2 and Amendment No. 3 to the Asset Purchase Agreement to address various other matters related to the Asset Purchase Agreement. Both Amendment No. 2 and Amendment No. 3 were filed with the Bankruptcy Court.

                  At the closing of the Asset Purchase Agreement, the Selling Debtors, Parent and Digital Island entered into certain transition services agreements requiring the parties to provide various rights and services to each other during the 120-day period (subject to adjustment) following closing. Pursuant to the terms of Amendment No. 1 and the transition services agreement under which the Selling Debtors will provide equipment, network and other services to Digital Island, Digital Island will reimburse EXDS on a monthly basis for lease payments payable by EXDS under both operating and financing equipment leases, during the transition period specified under such transition services agreement. The 120-day period following closing may be extended another 60 days to the extent reasonably necessary to properly manage the transition by Digital Island away from the leased equipment used by EXDS, the rejection of any equipment leases by the Debtors and the return of the equipment subject to such equipment leases. Pursuant to the Asset Purchase Agreement, the first $40 million in charges, costs and expenses incurred by EXDS to provide transition services to Digital Island are deemed to have been paid by virtue of the consideration paid by Digital Island for the assets.

                  Although the assets sold under the Asset Purchase Agreement exclude international assets, pursuant to the terms set forth in the Asset Purchase Agreement, the Selling Debtors and Parent agreed to use their commercially reasonable efforts to enter into transactions pursuant to which certain international assets would be sold to subsidiaries of Parent. In accordance with the foregoing, on February 19, 2002, (i) Exodus Internet Limited, a United Kingdom subsidiary of EXDS, completed the sale of substantially all of its assets to a United Kingdom subsidiary of Parent for consideration of approximately $8 million, adjusted at closing for certain liabilities assumed by the buyer and (ii) EXDS completed the sale of its approximately 85% equity interest in, and intercompany debt of, Exodus Communications K.K., a Japanese subsidiary of EXDS, to a Netherlands subsidiary of Parent for $2.00.

H.       Estimate of Recoveries.
         -----------------------

                  THE ASSUMED RANGE OF THE REORGANIZATION VALUE, AS OF AN ASSUMED EFFECTIVE DATE OF JUNE 1, 2002, REFLECTS WORK PERFORMED BY THE DEBTORS AND ITS ADVISORS ON THE BASIS OF INFORMATION IN RESPECT OF THE BUSINESS AND ASSETS OF EXDS AVAILABLE AS OF ___________. NEITHER THE DEBTORS NOR ITS ADVISORS HAS UPDATED THE ESTIMATED RANGE OF THE REORGANIZATION VALUE TO REFLECT INFORMATION AVAILABLE TO THE DEBTORS OR ITS ADVISORS SUBSEQUENT TO ______________.

                  The expected net Cash proceeds available to unsecured creditors is estimated between $___ million and $___ million determined as follows:


                                                               Estimated Amounts
                                                               -----------------
                                                              Low               High
                                                              ---               ----
Assets To Be Liquidated
    Cash                                                      $   -             $   -
    Sale of Real Property                                         -                 -
    Return of IDC Deposits, LCs &
      Restricted Cash                                             -                 -
    Sale of Public/Private Investments                            -                 -
    International Repatriation                                    -                 -
    Other Assets                                                  -                 -
                                                              --------          --------
          Estimated Gross Proceeds                                -                 -
                                                              --------          --------


Estimated Expenditures
    C&W Working Capital Adjustment                                -                 -
    Post Petition Liabilities                                     -                 -
    Cure Amounts for Assumed Contracts                            -                 -
    Estate Wind-Down Expenses                                     -                 -
                                                              --------          --------
         Total Expenditures                                       -                 -
                                                              --------          --------

            Net Cash Proceeds                                 $                 $
                                                              ========          ========


                       V. THE PLAN OF REORGANIZATION

                  The primary objectives of the Plan are to (a) maximize the value of the ultimate recoveries to all creditor groups on a fair and equitable basis and (b) settle, compromise or otherwise dispose of certain Claims and Interests on terms that the Debtors believe to be fair and reasonable and in the best interests of their respective estates and creditors. The Plan provides for, among other things: (i) the cancellation of certain indebtedness in exchange for Cash, (ii) compromise and settlement of certain contingent Claims and exchange of mutual releases among the Debtors and holders of Claims and Interests, and (iii) assumption and assignment, or rejection, as appropriate, of executory contracts and unexpired leases to which any Debtor is a party.

                  After careful review of the estimated recoveries in a Chapter 11 liquidation scenario and a Chapter 7 liquidation scenario, the Debtors have concluded that the recovery to creditors will be maximized by completing the liquidation of the Debtors under Chapter 11 of the Bankruptcy Code and making distributions pursuant to the Plan. The Debtors believe that their Estates have value that would not be fully realized by creditors in a Chapter 7 liquidation primarily due to (i) the difficulties that a Chapter 7 trustee would encounter in resolving disputed, contingent and unliquidated claims, (ii) the additional administrative expenses that would be incurred in a Chapter 7 liquidation and (iii) the delay in distributions that would occur if the Debtors' Chapter 11 Cases were converted to cases under Chapter 7. Additionally, because there are nine
(9) separate Debtors, there could be multiple Chapter 7 trustees - one for each Debtor - whose interests and obligations conflict. This, in turn, would result in additional legal and other expenses. Accordingly, the Debtors believe the Estates are worth more to their creditors if the Debtors' liquidation is completed, and distributions are made, under Chapter 11 pursuant to the Plan. The Plan is annexed hereto as Exhibit A and forms part of this Disclosure Statement. The summary of the Plan set forth below is qualified in its entirety by reference to the more detailed provisions of the Plan.

                  The statements contained in this Disclosure Statement include summaries of the provisions contained in the Plan and in documents referred to therein. The statements contained in this Disclosure Statement do not purport to be precise or complete statements of all the terms and provisions of the Plan or documents referred to therein, and reference is made to the Plan and to such documents for the full and complete statements of such terms and provisions.

                  The Plan itself and the documents referred to therein control the actual treatment of claims against and interests in the Debtors under the Plan and will, upon the Effective Date, be binding upon all holders of claims against and interests in the Debtors and their Estates, Reorganized EXDS, the Plan Administrator and other parties in interest. In the event of any conflict between this Disclosure Statement, on the one hand, and the Plan, the Plan Administrator Agreement or any other operative document, on the other hand, the terms of the Plan, the Plan Administrator Agreement and such other operative document are controlling.

A.       Overall Structure of the Plan.
         ------------------------------

                  After consummating the sale to Digital Island, the Debtors focused on formulating a liquidating plan that would enable them to make distributions to holders of Allowed Claims as soon as practicable. The Plan does not contemplate the continued business operations by the Debtors following confirmation and consummation of the Plan other than for purposes of winding up and distributing Cash to creditors. The Debtors are liquidating, not reorganizing.

                  The Debtors believe that the Plan provides the best and most prompt possible recovery to the Debtors' Claim holders. Under the Plan, Claims against and Interests in the Debtors are divided into different classes. If the Plan is confirmed by the District Court and consummated, on the Distribution Date, and at certain times thereafter as Claims are resolved, liquidated or otherwise allowed, the Debtors will distribute Cash in respect of certain Classes of Claims as provided in the Plan. The Classes of Claims against and Interests in the Debtors created under the Plan, the treatment of those Classes under the Plan and distributions to be made under the Plan are described below.

B.       Classification and Treatment of Claims and Interests.
         -----------------------------------------------------

                  The Plan classifies Claims and Interests separately and provides different treatment for different Classes of Claims and Interests in accordance with the Bankruptcy Code. As described more fully below, the Plan provides, separately for each Class, that holders of certain Claims will receive types of consideration based on the different rights of the holders of Claims in each Class. A Claim or Interest is placed in a particular Class only to the extent that the Claim or Interest falls within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest falls within the description of such other Classes. A Claim is also placed in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim is an Allowed Claim in that Class and such Claim has not been paid, released or otherwise settled prior to the Effective Date.

                  Procedures for the distribution of Cash pursuant to the Plan, including matters that are expected to affect the timing of the receipt of distributions by holders of Claims in certain Classes and that could affect the amount of distributions ultimately received by such holders, are described in Section V.C, "The Plan of Reorganization - Method of Distribution Under the Plan."

                  In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims (including Fee Claims) and Priority Tax Claims have not been classified.

         1.       Fee Claims.

                  Fee Claims are Administrative Claims under section 330(a), 331 and 503 of the Bankruptcy Code for compensation of Professionals or other entities for professional services rendered or expenses incurred in the Cases on or prior to the Effective Date (including expenses of the members of the Creditors' Committee incurred as members of the Creditors' Committee in discharge of their duties as such). All payments to Professionals for Fee Claims will be made in accordance with the procedures established by the Bankruptcy Code, the Bankruptcy Rules and the Bankruptcy Court relating to the payment of interim and final compensation for services rendered and reimbursement of expenses. The District Court will review and determine all applications for compensation for services rendered and reimbursement of expenses.

                  In addition, section 503(b) of the Bankruptcy Code provides for payment of compensation to (a) creditors, indenture trustees and other entities making a "substantial contribution" to a chapter 11 case and (b) attorneys for and other professional advisors to such entities. The amounts, if any, which may be sought by entities for such compensation are not known by the Debtors at this time. Requests for compensation must be approved by the District Court after a hearing on notice at which the Debtors and other parties in interest may participate and, if appropriate, object to the allowance of any compensation and reimbursement of expenses.

                  Pursuant to the Plan, Professionals or other persons asserting Fee Claims must File and serve on the Debtors and such other entities who are designated by the Bankruptcy Rules, the Confirmation Order or other order of the District Court an application for final allowance of such Fee Claim no later than sixty (60) days after the Effective Date. Holders of Fee Claims that are required to File and serve applications for final allowance of their Fee Claims and that do not File and serve such applications by the required deadline shall be forever barred from asserting such Claims against the Debtors, the Reorganized Debtors or their respective property, and such Fee Claims shall be deemed discharged as of the Effective Date. Objections to any Fee Claim must be Filed and served on the Debtors and the requesting party by twenty (20) days (or such longer period as may be allowed by order of the District Court) after the date on which an application for final allowance of such Fee Claim was served.

         2.       Administrative Claims.

                  Administrative Claims are Claims for costs and expenses of administration of the Cases Allowed under section 503(b) or 507(b) of the Bankruptcy Code. Such Claims include (a) any actual and necessary costs and expenses incurred after the Petition Date of preserving the Debtors' Estates and operating the businesses of the Debtors (such as wages, salaries, commissions for services and payments for inventories, leased equipment and premises), and Claims of governmental units for taxes (including tax audit Claims related to tax years commencing after the Petition Date, but excluding Claims relating to tax periods, or portions thereof, ending on or before the Petition Date); (b) compensation for legal, financial, advisory, accounting and other services and reimbursement of expenses Allowed by the District Court under section 330, 331 or 503(b) of the Bankruptcy Code to the extent incurred prior to the Effective Date;
(c) the Indenture Trustee Fees and Expenses; (d) all fees and charges assessed against the Debtors' Estates under section 1930, chapter 123 of title 28, United States Code; and (e) Claims under the DIP Credit Agreement.

                  Except with respect to Administrative Claims that are Fee Claims, pursuant to the Plan and unless otherwise agreed, on or as soon as reasonably practicable after (a) the Distribution Date, if such Administrative Claim is an Allowed Administrative Claim as of the Effective Date, or (b) the first Quarterly Distribution Date after the date such Administrative Claim becomes an Allowed Administrative Claim, each holder of an Allowed Administrative Claim shall receive in full satisfaction, settlement and release of and in exchange for such Allowed Administrative Claim (A) Cash equal to the unpaid portion of such Allowed Administrative Claim or (B) such less favorable treatment as to which the Debtors or Reorganized EXDS and the holder of such Allowed Administrative Claim shall have agreed upon in writing; provided, however, that Allowed Administrative Claims representing liabilities incurred in the ordinary course of business by the Debtors or liabilities arising under loans or advances to or other obligations incurred by the Debtors, to the extent authorized and approved by the District Court if such authorization and approval was required under the Bankruptcy Code, shall be paid and performed by the Reorganized Debtors in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing or other documents relating to, such transactions, and the holders of such Claims shall not be required to File or serve any request for payment of such Claims.

                  The Confirmation Order will establish an Administrative Claims Bar Date for filing Administrative Claims (except for Fee Claims and the expenses of the members of the Creditors' Committee), which date will be thirty (30) days after the Confirmation Date. Holders of asserted Administrative Claims, except for Professional Fees and the expenses of the members of the Creditors' Committee, not paid prior to the Confirmation Date must submit proofs of Claim on or before such Administrative Claims Bar Date or be forever barred from doing so. The notice of Confirmation to be delivered pursuant to Fed. R. Bankr. P. 3020(c) and 2002(f) will set forth such date and constitute notice of this Administrative Claims Bar Date. The Debtors, or Reorganized EXDS, as the case may be, will have sixty
(60) days (or such longer period as the District Court may allow) following the Administrative Claims Bar Date to review and object to such Administrative Claims before a hearing for determination of allowance of such Administrative Claims.

         3.       Priority Tax Claims.

                  Federal Priority Tax Claims are Claims for taxes entitled to priority in payment under sections 502(i) and 507(a)(8) of the Bankruptcy Code. The Debtors estimate that the amount of Allowed Priority Tax Claims that have not previously been paid pursuant to an order of the District Court will be approximately $_____ million.

                  On or as soon as reasonably practicable after (a) the Distribution Date, if such Priority Tax Claim is an Allowed Priority Tax Claim as of the Effective Date, or (b) the first Quarterly Distribution Date after the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, each holder of an Allowed Priority Tax Claim shall receive in full satisfaction, settlement and release of and in exchange for such Allowed Priority Tax Claim (i) Cash equal to the amount of such Allowed Priority Tax Claim or (ii) such less favorable treatment as to which the Debtors or Reorganized EXDS and the holder of such Allowed Priority Tax Claims shall have agreed upon in writing; provided, however, that any Claim or demand for payment of a penalty (other than a penalty of the type specified in section 507(a)(8)(G) of the Bankruptcy Code) shall be disallowed pursuant to the Plan, and the holder of an Allowed Priority Tax Claim shall not assess or attempt to collect such penalty from the Debtors or their Estates, Reorganized EXDS, the Plan Administrator or their property.

         4.       Class 1 - Non-Tax Priority Claims.

                  Non-Tax Priority Claims are Claims, other than Administrative Claims or Priority Tax Claims, that are entitled to priority in payment pursuant to section 507(a) of the Bankruptcy Code. Such Claims include (a) Claims for accrued employee compensation earned within ninety
(90) days prior to the Petition Date to the extent of $4,650 per employee and (b) contributions to employee benefit plans arising from services rendered within one hundred eighty (180) days prior to the Petition Date, but only for each such plan to the extent of (i) the number of employees covered by such plan multiplied by $4,650, less (ii) the aggregate amount paid to such employees from the estates for wages, salaries or commissions.

                  Pursuant to the Plan and unless otherwise agreed, on or as soon as reasonably practicable after (a) the Distribution Date, if such Non-Tax Priority Claim is an Allowed Non-Tax Priority Claim as of the Effective Date, or (b) the first Quarterly Distribution Date after the date such Non-Tax Priority Claim becomes an Allowed Non-Tax Priority Claim, each holder of an Allowed Non-Tax Priority Claim shall receive in full satisfaction, settlement and release of and in exchange for such Allowed Non-Tax Priority Claim (i) Cash equal to the amount of such Allowed Non-Tax Priority Claim or (ii) such less favorable treatment as to which the Debtors or Reorganized EXDS and the holder of such Allowed Non-Tax Priority Claim have agreed upon in writing.

         5.       Class 2 - Secured Claims.

                  Secured Claims are Claims (other than an Administrative Claim) that are secured by a lien on property in which a Debtor's Estate has an interest or has attached to the proceeds of the sale to Digital Island or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim holder's interest in the applicable Estate's interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code or, in the case of the setoff, pursuant to section 553 of the Bankruptcy Code.

                  Based upon the Schedules and the proofs of claim Filed in the Cases, the Debtors believe that the amount of Allowed Secured Claims that have not previously been paid pursuant to an order of the District Court will be approximately $_____ million.

                  Pursuant to the Plan, and unless otherwise agreed, on or as soon as reasonably practicable after (a) the Distribution Date, if such Secured Claim is an Allowed Secured Claim as of the Effective Date, or (b) the first Quarterly Distribution Date after the date such Secured Claim becomes an Allowed Secured Claim, each holder of an Allowed Secured Claim shall receive in full satisfaction, settlement and release of and in exchange for such Allowed Secured Claim (i) Cash equal to the amount of such Allowed Secured Claim or (ii) such less favorable treatment as to which the Debtors or Reorganized EXDS and the holder of such Allowed Secured Claim have agreed upon in writing.

         6.       Class 3 - Senior Note Claims.

                  Senior Note Claim means individually, a Claim of a holder of the 11- 5/8% Dollar Denominated Senior Notes, the 11-1/4% Senior Notes, the 11-3/8% Euro Denominated Senior Notes, the 10-3/4% Dollar Denominated Senior Notes or the 10-3/4% Euro Denominated Senior Notes, arising under or as a result of such notes, and collectively, the Claims of all such holders arising under or as a result of such notes. The aggregate Claim on account of the 10-3/4% Dollar Denominated Senior Notes shall be Allowed in the principal amount of $375 million plus accrued and unpaid prepetition interest; the aggregate Claim on account of the 10-3/4% Euro Denominated Senior Notes shall be allowed in the principal amount of (U)125 million (converted to U.S. Dollars using the Dow Jones conversion rate as of the Distribution Record Date) plus accrued and unpaid prepetition interest; the aggregate Claim on account of 11-1/4% Senior Notes shall be Allowed in the principal amount of $275 million plus accrued and unpaid prepetition interest; the aggregate Claim on account of 11-3/8% Euro Denominated Senior Notes shall be Allowed in the principal amount of (U)200 million (converted to U.S. Dollars using the Dow Jones conversion rate as of the Distribution Record Date) plus accrued and unpaid prepetition interest; and the aggregate Claim on account of 11-5/8% Dollar Denominated Senior Notes shall be Allowed in the principal amount of $1 billion plus accrued and unpaid prepetition interest. Such Claims shall not be subject to any disallowance, reduction, subordination, avoidance or Litigation Claims, all of which claims and remedies against the Senior Note Claims are expressly waived and released.

                  On, or as soon as reasonably practicable after, the Distribution Date, and on each ensuing Quarterly Distribution Date, each holder of an Allowed Senior Note Claim shall receive (a) (i) such holder's Pro Rata share of Available Cash plus (ii) such holder's proportionate share (i.e., the ratio of the amount of such holder's Allowed Senior Note Claim to the aggregate amount of all Allowed Senior Note Claims) of the Subordination Redistribution Amount, minus (b) such holder's proportionate share (i.e., the ratio of the amount of such holder's Allowed Senior Note Claim to the aggregate amount of all Allowed Senior Note Claims) of the Subordinated Note Payment Amount, if any.

                  If Class 4 votes to accept the Plan, the amount of Cash available for distribution to holders of Senior Note Claims will be reduced to allow for payment of the Subordinated Note Payment Amount to holders of Allowed Subordinated Note Claims. Other than with respect to the Subordinated Note Payment Amount (and in such case only if Class 4 votes to accept the Plan), nothing in the Plan, the Confirmation Order, the Disclosure Statement or otherwise shall be deemed or construed, directly or indirectly, by implication or otherwise, as a waiver of any of the Subordination Rights or rights of enforcement with respect thereto.

                  All amounts paid on account of the Senior Note Claims shall be paid to the Senior Indenture Trustee for distribution to holders of Allowed Senior Note Claims.

        7.        Class 4 - Subordinated Note Claims.

                  Subordinated Note Claim means, individually, a Claim of a holder of the 5-1/4% Convertible Subordinated Notes, the 5% Convertible Subordinated Notes or the 4-3/4% Convertible Subordinated Notes, arising under or as a result of such notes, and collectively, the Claims of all such holders arising under or as a result of such notes. The aggregate Claim on account of 4-3/4% Convertible Subordinated Notes shall be Allowed in the principal amount of $500 million (minus the face amount of any such notes converted on or prior to the Distribution Record Date) plus accrued and unpaid prepetition interest; the 5% Convertible Subordinated Notes shall be Allowed in the principal amount of $52,800,000 (minus the face amount of any such notes converted on or prior to the Distribution Record
Date) plus accrued and unpaid prepetition interest; and the 5-1/4% Convertible Subordinated Notes shall be Allowed in the principal amount of $575 million (minus the face amount of any such notes converted on or prior to the Distribution Record Date) plus accrued and unpaid prepetition interest. Such Claims shall not be subject to any disallowance, reduction, subordination (other than pursuant to the Subordination Rights of the holders of the Senior Note Claims), avoidance or Litigation Claims, all of which claims and remedies against the Subordinated Note Claims are expressly waived and released.

                On, or as soon as reasonably practicable after, the Distribution Date, each holder of an Allowed Subordinated Note Claim shall receive such holder's proportionate share (i.e., the ratio of the amount of such holder's Allowed Subordinated Note Claim to the aggregate amount of all Allowed Subordinated Note Claims) of the Subordinated Note Payment Amount.

                If Class 4 votes to accept the Plan, the Subordinated Note Payment Amount shall be $[__] million. If Class 4 does not vote to accept the Plan and the Plan is confirmed over the dissent of Class 4, the Subordinated Note Payment Amount shall be $0, and holders of Subordinated Note Claims shall not be entitled to, and shall not, receive or retain any property or interest in property on account of such Claims.

                All amounts paid on account of the Subordinated Note Claims, if any, shall be paid to the Subordinated Indenture Trustee for distribution to holders of Allowed Subordinated Note Claims.

        8.      Class 5 - General Unsecured Claims.

                General Unsecured Claim means a Claim that is not an Administrative Claim, Priority Tax Claim, Non-Tax Priority Claim, Secured Claim, Senior Note Claim, Subordinated Note Claim or Intercompany Claim.

                On or as soon as reasonably practicable after (a) the Distribution Date if such General Unsecured Claim is an Allowed General Unsecured Claim as of the Effective Date or (b) the first Quarterly Distribution Date after the date a General Unsecured Claim becomes an Allowed General Unsecured Claim, each holder of an Allowed General Unsecured Claim shall receive its Pro Rata share of the Available Cash. On each ensuing Quarterly Distribution Date, each holder of an Allowed General Unsecured Claim shall receive its Pro Rata share of the Available Cash.

        9.        Class 6 - Intercompany Claims.

                  In connection with, and as a result of, the substantive consolidation of the Debtors' Estates and Chapter 11 Cases, on the Confirmation Date or such other date as may be set by an order of the District Court, but subject to the occurrence of the Effective Date, all Intercompany Claims shall be eliminated and the holders of Intercompany Claims shall not be entitled to, and shall not, receive or retain any property or interest in property on account of such Claims.

        10.       Class 7 - Old Equity.

                  In connection with, and as a result of, the substantive consolidation of the Debtors' Estates and Chapter 11 Cases, on the Confirmation Date or such other date as may be set by an order of the District Court, but subject to the occurrence of the Effective Date, all Subsidiary Interests shall be eliminated. On the Effective Date, the Old Equity shall be canceled and the holders of Old Equity shall not be entitled to, and shall not, receive or retain any property or interest in property on account of such Old Equity.

        11.       Special Provision Regarding Unimpaired Claims.

                  Except as otherwise provided in the Plan, nothing shall affect the Debtors' or Reorganized EXDS's rights and defenses, both legal and equitable, with respect to any Unimpaired Claims, including, but not limited to, all rights with respect to legal and equitable defenses to setoffs or recoupments against Unimpaired Claims.

C.      Method of Distribution Under the Plan.
        --------------------------------------

        1.        Sources of Cash for Plan Distributions.

                  Except as otherwise provided in the Plan or the Confirmation Order, all Cash necessary for Reorganized EXDS and the Plan Administrator to make payments pursuant to the Plan will be obtained from the Debtors' Cash balances and the liquidation of the Debtors' and the Estates' remaining non-Cash assets.

        2.        Distributions for Claims Allowed as of the Effective Date.

                  Except as otherwise provided in the Plan or as ordered by the District Court, distributions to be made on account of Claims that are Allowed Claims as of the Effective Date shall be made on the Distribution Date or as soon thereafter as is practicable. Any distribution to be made on the Effective Date pursuant to the Plan shall be deemed as having been made on the Effective Date if such distribution is made on the Effective Date or as soon thereafter as is practicable. Any payment or distribution required to be made under the Plan on a day other than a Business Day shall be made on the next Business Day. Distributions on account of Claims that first become Allowed Claims after the Effective Date shall be made pursuant to the terms and conditions of the Plan Administrator Agreement and Articles III, VI and VIII of the Plan.

        3.        Interest on Claims.

                  Unless otherwise specifically provided for in the Plan or Confirmation Order, or required by applicable bankruptcy law, and subject to the provisions of Section 6.2 of the Plan, interest, fees, costs and other charges accruing or incurred on or after the Petition Date shall not be paid on any Claims, and no holder of a Claim shall be entitled to interest, fees, costs and other charges accruing or incurred on or after the Petition Date on any Claim. To the extent provided for in the Plan, the Confirmation Order, or required by the Bankruptcy Code, postpetition interest shall accrue on Claims at the applicable nondefault rate. Interest shall not accrue or be paid on any Disputed Claim in respect of the period from the Petition Date to the date such Claim becomes an Allowed Claim.

        4.        Distributions by Reorganized EXDS.

                  Reorganized EXDS shall make all distributions of Cash required to be distributed under the applicable provisions of the Plan and the Plan Administrator Agreement. Reorganized EXDS and the Plan Administrator may employ or contract with other entities to assist in or make the distributions required by the Plan and the Plan Administrator Agreement.

        5.        Delivery of Distributions and Undeliverable or Unclaimed
                  Distributions.

                  Distributions to holders of Allowed Claims shall be made at the addresses set forth in the Schedules, unless such addresses are superseded by proofs of claim or transfers of claim filed pursuant to Bankruptcy Rule 3001 (or at the last known addresses of such holders if the Debtors or Reorganized EXDS has been notified in writing of a change of address).

                  If the distribution to any holder of an Allowed Claim is returned to the Disbursing Agent as undeliverable or is otherwise unclaimed, no further distributions shall be made to such holder unless and until the Disbursing Agent is notified in writing of such holder's then-current address. Undeliverable and unclaimed distributions shall be deposited in a segregated, interest-bearing account, designated as an "unclaimed distribution reserve" (the "Unclaimed Distribution Reserve"), for the benefit of all such similarly situated Persons until such time as a distribution becomes deliverable or is claimed.

                  On each Quarterly Distribution Date, Reorganized EXDS shall make all distributions that have become deliverable or have been claimed since the Distribution Date or the immediately preceding Quarterly Distribution Date, as the case may be, together with any interest actually earned thereon.

                  Any holder of an Allowed Claim that does not assert a Claim pursuant to the Plan for an undeliverable or unclaimed distribution within one (1) year after the Effective Date shall be deemed to have forfeited its Claim for such undeliverable or unclaimed distribution and shall be forever barred and enjoined from asserting any such claim for an undeliverable or unclaimed distribution against the Debtors and the Estates, Reorganized EXDS, the Plan Administrator or their property. In such cases, any Cash in the Unclaimed Distribution Reserve for distribution on account of such claims for undeliverable or unclaimed distributions shall become the property of the Estates free of any restrictions thereon and notwithstanding any federal or state escheat laws to the contrary, and shall be distributed in accordance with the terms of the Plan Administrator Agreement. Nothing contained in the Plan or the Plan Administrator Agreement shall require any Disbursing Agent, including, but not limited to, the Plan Administrator or Reorganized EXDS, to attempt to locate any holder of an Allowed Claim.

        6.        Record Date for Distributions.

                  The Disbursing Agent will have no obligation to recognize the transfer of, or the sale of any participation in, any Allowed Claim that occurs after the close of business on the Distribution Record Date, and will be entitled for all purposes herein to recognize and distribute only to those holders of Allowed Claims who are holders of such Claims, or participants therein, as of the close of business on the Distribution Record Date. The Disbursing Agent and Reorganized EXDS shall instead be entitled to recognize and deal for all purposes under the Plan with only those record holders stated on the official claims register as of the close of business on the Distribution Record Date.

        7. Allocation of Plan Distributions Between Principal and Interest.

                  To the extent that any Allowed Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall, for federal income tax purposes, be allocated to the principal amount of the Claim first and then, to the extent the consideration exceeds the principal amount of the claim, to the portion of such Claim representing accrued but unpaid interest.

        8.        Means of Cash Payment.

                  Payments of Cash made pursuant to the Plan shall be in U.S. dollars and shall be made, at the option and in the sole discretion of Reorganized EXDS, by (a) checks drawn on or (b) wire transfer from a domestic bank selected by Reorganized EXDS. If so requested in a writing received by Reorganized EXDS no later than five (5) Business Days after the Confirmation Date, Cash payments of $500,000.00 or more to be made pursuant to the Plan shall be made by wire transfer from a domestic bank. Cash payments to foreign creditors may be made, at the option of Reorganized EXDS, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

        9.        Withholding and Reporting Requirements.

                  In connection with the Plan and all distributions thereunder, Reorganized EXDS shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority, and all distributions under the Plan shall be subject to any such withholding and reporting requirements.

        10.       Setoffs.

                  Reorganized EXDS may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy laws, but shall not be required to, set off against any Claim and the payments or other distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever that the Debtors or Reorganized EXDS may have against the holder of such Claim (except to the extent that such claims have been waived by the Debtors in the Plan or otherwise); provided, however, that neither the failure to do so nor the allowance of any Claim under the Plan shall constitute a waiver or release by Reorganized EXDS of any such claim that the Debtors or Reorganized EXDS may have against such holder.

        11.       Fractional Dollars; De Minimis Distributions.

                  Notwithstanding any other provision of the Plan or the Plan Administrator Agreement, (a) neither the Plan Administrator nor Reorganized EXDS shall be required to make distributions or payments of fractions of dollars, and, whenever any payment of a fraction of a dollar under the Plan would otherwise be called for, the actual payment made shall reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars being rounded down, and (b) the Plan Administrator shall have no obligation to make a distribution on account of an Allowed Claim from any Reserve or account (i) to any holder of an Allowed Claim if the aggregate amount of all distributions authorized to be made from all such Reserves or accounts on the Quarterly Distribution Date in question is less than $250,000 or (ii) to a specific holder of an Allowed Claim if the amount to be distributed to that holder on the particular Distribution Date is less than $50.00, unless such distribution constitutes the final distribution to such holder.


D.      Exemption from Transfer Taxes.
        ------------------------------

                  Pursuant to section 1146(c) of the Bankruptcy Code, (a) the issuance, transfer or exchange of notes or equity securities under the Plan; (b) the creation of any mortgage, deed of trust, lien, pledge or other security interest; (c) the making or assignment of any lease or sublease; or (d) the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including, without limitation, any merger agreements; agreements of consolidation, restructuring, disposition, liquidation or dissolution; deeds; bills of sale; and transfers of tangible property, will not be subject to any stamp tax, recording tax, personal property tax, real estate transfer tax, sales or use tax or other similar tax. Unless the District Court orders otherwise, all sales, transfers and assignments of owned and leased property, approved by the District Court on or prior to the Effective Date, shall be deemed to have been in furtherance of, or in connection with, the Plan.

E.      The Plan Administrator.
        -----------------------

                  From and after the Effective Date, an entity to be designated by the Creditors' Committee prior to the Confirmation Date after consultation with and as agreed to by the Debtors shall serve as the Plan Administrator pursuant to the Plan Administrator Agreement and the Plan until death, resignation or discharge and the appointment of a successor Plan Administrator in accordance with the Plan Administrator Agreement and the Plan. Reorganized EXDS shall retain and have all the rights, powers and duties necessary to carry out its responsibilities under the Plan. Such rights, powers and duties, which shall be exercisable by the Plan Administrator on behalf of Reorganized EXDS pursuant to the Plan and the Plan Administrator Agreement, are more fully set forth in Section 4.6.(b).(i) - (xv) of the Plan.

        1.        Compensation of the Plan Administrator.

                  The Plan Administrator will be compensated from an Operating Reserve established and maintained by Reorganized EXDS to fund its ongoing operating expenses. Any professionals retained by the Plan Administrator to assist the Plan Administrator with the implementation of the Plan will be entitled to reasonable compensation for services rendered and reimbursement of expenses incurred from the Operating Reserve. The payment of the fees and expenses of the Plan Administrator and its retained professionals will be made in the ordinary course of business and will not be subject to the approval of the District Court.

                  In addition, the Debtors' special advisor, Alvarez & Marsal, Inc., is entitled to incentive compensation based on the aggregate percentage recovery distributed to the unsecured creditors. The incentive compensation shall be equal to $________ for each .25% recovery by unsecured creditors in excess of _____% recovery.

        2.        Indemnification of the Plan Administrator.

                  In accordance with the Plan Administrator Agreement and the Plan, Reorganized EXDS and the Estates shall indemnify and hold harmless (i) the Plan Administrator (in its capacity as such and as officer and director of Reorganized EXDS), (ii) such individuals that may serve as officers and directors of Reorganized EXDS and (iii) the Administrator Professionals (collectively, the "Indemnified Parties"), from and against and with respect to any and all liabilities, losses, damages, claims, costs and expenses, including but not limited to attorneys' fees arising out of or due to their actions or omissions, or consequences of such actions or omissions, other than acts or omissions resulting from such Indemnified Party's willful misconduct or gross negligence, with respect to Reorganized EXDS, the Estates or the implementation or administration of the Plan. To the extent an Indemnified Party asserts a claim for indemnification, the legal fees and related costs incurred by counsel to the Plan Administrator in monitoring and participating in the defense of such claims giving rise to the asserted right of indemnification shall be advanced to such Indemnified Party (and such Indemnified Party undertakes to repay such amounts if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified therefor) out of the Operating Reserve. The indemnification provisions of the Plan Administrator Agreement shall remain available to and be binding upon any former Plan Administrator or the estate of any decedent Plan Administrator and shall survive the termination of the Plan Administrator Agreement.

        3.        Insurance.

                  The Plan Administrator shall be authorized to obtain and pay for out of the Operating Reserve all reasonably necessary insurance coverage for itself, its agents, representatives, employees or independent contractors, and Reorganized EXDS, including, but not limited to, coverage with respect to (a) any property that is or may in the future become the property of Reorganized EXDS or the Estates and (b) the liabilities, duties and obligations of the Plan Administrator and its agents, representatives, employees or independent contractors under the Plan Administrator Agreement (in the form of an errors and omissions policy or otherwise), the latter of which insurance coverage may, at the sole option of the Plan Administrator, remain in effect for a reasonable period (not to exceed seven years) after the termination of the Plan Administrator Agreement.

        4.        Successor in Interest to Creditors' Committee.

                  Reorganized EXDS shall be the successor in interest to (and assignee of) any and all causes of action, rights, claims or defenses, including objections to Claims or Interests, or proceedings to subordinate or recharacterize Claims and Interests, of the Creditors' Committee.

        5. Authority to Object to Claims and Interests and to Settle Disputed Claims.

                  From and after the Effective Date, as more fully set forth in Article 4.6.(g).(i) - (ii) of the Plan, Reorganized EXDS and the Plan Administrator will be authorized, with respect to those Claims or Interests which are not Allowed hereunder or by Court order, to object to Claims or Interests filed against any of the Debtor's Estates. They also will be authorized, pursuant to Fed. R. Bankr. P. 9019(b) and section 105(a) of the Bankruptcy Code, to compromise and settle Disputed Claims.

                  If the resulting settlement is valued at a sum less than or equal to $250,000, Reorganized EXDS and the Plan Administrator may settle the Disputed Claim and execute necessary documents, including a stipulation of settlement or release, in its sole discretion and without notice to any party, and the Plan Administrator shall have no liability to any party for the reasonableness of such settlement.

                  If the resulting settlement is valued at a sum greater than $250,000 but no more than $10 million, Reorganized EXDS and the Plan Administrator shall be authorized and empowered to settle such Disputed Claim and execute necessary documents, including a stipulation of settlement or release, only upon receipt of Plan Committee or District Court approval of such settlement.

F.      Creditors' Committee and Plan Committee.
        ----------------------------------------

                  The Creditors' Committee will continue in existence until the Effective Date, at which time it will be dissolved and its members will be released from all their duties, responsibilities and obligations in connection with the Chapter 11 Cases or the Plan and its implementation. The retention or employment of the Creditors' Committee's attorneys, accountants and other agents also will terminate on the Effective Date, except with respect to (i) all Fee Claims and (ii) any appeals of the Confirmation Order. All expenses of Creditors' Committee members and the fees and expenses of their professionals through the Effective Date will be paid in accordance with the terms and conditions of the Fee Order. Counsel to the Creditors' Committee will be entitled to reasonable compensation and reimbursement of actual, necessary expenses for post-Effective Date activities authorized hereunder upon the submission of invoices to Reorganized EXDS.

                  On the Effective Date, the Plan Committee will be formed and constituted. The Plan Committee will consist of three (3) Creditors' Committee members who will be appointed by the Creditors' Committee and whose identities will be disclosed to the District Court. Membership on the Plan Committee shall be on an institutional and not on an individual basis. In the event that a member of the Plan Committee resigns from its position on the Plan Committee, such member shall have the right to designate its successor on the Plan Committee. To the extent that a resigning member of the Plan Committee does not exercise its right to designate its successor on the Plan Committee within ten (10) days of such member's resignation from the Plan Committee, the non-resigning members of the Plan Committee shall have the right to designate a successor to the resigning member of the Plan Committee.

                  In the event that there have been no Plan Committee members for a period of thirty (30) consecutive days, then the Plan Administrator may, during such vacancy and thereafter, in his sole discretion, ignore any references in the Plan, the Plan Administrator Agreement or the Confirmation Order to a Plan Committee, and all references to the Plan Committee's ongoing duties and rights in the Plan, the Plan Administrator Agreement and the Confirmation Order will be null and void. The members of the Plan Committee will serve without compensation for their performance of services as members of the Plan Committee, but they will be entitled to reimbursement of reasonable expenses by Reorganized EXDS. The Plan Committee may retain counsel or other professionals who shall be entitled to reasonable compensation and reimbursement of actual, necessary expenses upon the submission of invoices to Reorganized EXDS.

                  The responsibilities of the Plan Committee are set forth in Article 4.10.(d) of the Plan and include responsibility for (1) instructing and supervising Reorganized EXDS and the Plan Administrator with respect to their responsibilities under the Plan and the Plan Administrator Agreement, (2) reviewing and approving the prosecution of adversary and other proceedings, if any, including approving proposed settlements thereof, (3) reviewing and approving objections to and proposed settlements of Disputed Claims and (4) performing such other duties that may be necessary and proper to assist the Plan Administrator and its retained professionals. The Plan Committee shall remain in existence until such time as Reorganized EXDS will have made the final distributions under the Plan.

                  Neither the Plan Committee, nor any of its members, designees or professionals, nor any duly designated agent or representative of the Plan Committee, or their respective employees, will be liable for the act or omission of any other member, designee, agent or representative of the Plan Committee, nor will any member be liable for any act or omission taken or omitted to be taken in its capacity as a member of the Plan Committee, other than acts or omissions resulting from such member's willful misconduct or gross negligence. Reorganized EXDS will indemnify and hold harmless the Plan Committee and its members, designees and professionals, and any duly designated agent or representative thereof (in its capacity as such), from and against and with respect to any and all liabilities, losses, damages, claims, costs and expenses, including, but not limited to, attorneys' fees arising out of or due to their acts or omissions, or consequences of such actions or omissions other than as a result of their willful misconduct or gross negligence, with respect to Reorganized EXDS or the implementation or administration of the Plan. To the extent Reorganized EXDS indemnifies and holds harmless the Plan Committee and its members, designees or professionals, or any duly designated agent or representative thereof (in its capacity as such), as provided above, the legal fees and related costs incurred by counsel to the Plan Committee in monitoring and participating in the defense of such claims giving rise to the right of indemnification will be paid out of the Operating Reserve.

G.      Resolution of Disputed, Contingent and Unliquidated Claims.
        -----------------------------------------------------------

        1.        Prosecution of Objections.

                  No later than the Claims Objection Deadline (unless extended by an order of the District Court), the Debtors, Reorganized EXDS, the Creditors' Committee or the Plan Committee, as the case may be, shall file objections to Claims with the Bankruptcy Court and serve such objections upon the holders of each of the Claims to which objections are made. Nothing contained herein, however, shall limit Reorganized EXDS's right to object to Claims, if any, filed or amended after the Claims Objection Deadline. Subject to the limitations set forth in the Plan Administrator Agreement and Section 4.6 of the Plan, and the ultimate supervisory authority of the Plan Committee, as set forth in Section 4.10 of the Plan, Reorganized EXDS and the Plan Administrator shall be authorized to, and shall, resolve all Disputed Claims by withdrawing or settling such objections thereto, or by litigating to judgment in the District Court or such other court having jurisdiction over the validity, nature and/or amount thereof.

        2.        No Distributions Pending Allowance.

                  Notwithstanding any other provision of the Plan, no payments or distributions shall be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by Final Order, and the Disputed Claim, or some portion thereof, has become an Allowed Claim.

        3.        Accounts; Reserves; Escrows.

                  Reorganized EXDS and the Plan Administrator shall, subject to and in accordance with the Plan Administrator Agreement, (i) establish one or more general accounts into which shall be deposited all funds not required to be deposited into any other account, Reserve or Escrow and (ii) create, fund and withdraw funds from, as appropriate, the Operating Reserve, Working Capital Reserve, Administrative Claims Reserve, Disputed Claims Reserve and Unclaimed Distribution Reserve. Reorganized EXDS may sell non-Cash assets of the Estates, if any, in accordance with the provisions of the Plan and the Plan Administrator Agreement. The net proceeds of any such sales shall be deposited in an account or Reserve pursuant to the terms of the Plan Administrator Agreement.

                  (a)      Disputed Claims Reserve

                   On the Effective Date (or as soon thereafter as is practicable) and each Quarterly Distribution Date, Reorganized EXDS in consultation with the Plan Committee shall create and fund the Disputed Claims Reserve with an amount of the Estates' Cash equal to one hundred percent (100%) of distributions to which holders of Disputed Unsecured Claims would be entitled under the Plan as of such date if such Disputed Unsecured Claims were Allowed Claims in their Disputed Claims Amount, provided, however, that the Debtors or Reorganized EXDS may, at any time, File Motion(s) pursuant to section 502(c) of the Bankruptcy Code for order(s) estimating and limiting the amount of Cash which shall be deposited in the Disputed Claims Reserve in respect of any Disputed Unsecured Claims, with notice and an opportunity to be heard to the affected holders of such Disputed Unsecured Claims and the Plan Committee, further provided, that the Debtors must within sixty (60) days after the Effective Date (or such other date as the District Court may order) file a motion(s) seeking to estimate any contingent or unliquidated Claims, with a notice and an opportunity to be heard to the affected holders of such Disputed Claims and the Plan Committee. The Disputed Claims Reserve shall be fully funded no later than ten (10) days after the District Court has approved an order resolving such motion(s).

                   (b)     Administrative Claims Reserve

                   On the Effective Date (or as soon thereafter as is practicable) and each Quarterly Distribution Date Reorganized EXDS in consultation with the Plan Committee shall create and fund the Administrative Claims Reserve with an amount of the Estates' Cash equal to the aggregate Disputed Claim Amount of all Disputed Administrative Claims, Disputed Priority Tax Claims, Disputed Non-Tax Priority Claims and Disputed Secured Claims.

                   (c)     Operating Reserve

                   The Operating Reserve shall be established and maintained by Reorganized EXDS, and Reorganized EXDS shall from time to time deposit Cash into the Operating Reserve to fund, among other things, the expenses of the Plan Administrator and Reorganized EXDS, as set forth more fully in the Plan Administrator Agreement.

        4.        Distributions After Allowance.

                  Reorganized EXDS shall make payments and distributions from the appropriate Reserves to the holder of any Disputed Administrative Claim, Disputed Priority Tax Claim, Disputed Non-Tax Priority Claim, Disputed Secured Claim or Disputed Unsecured Claim that has become an Allowed Claim, on the first Quarterly Distribution Date following the date that such Disputed Administrative Claim, Disputed Priority Tax Claim, Disputed Non-Tax Priority Claim, Disputed Secured Claim or Disputed Unsecured Claim, as the case may be, becomes an Allowed Claim. Such distributions shall be made in accordance with the Plan and the Plan Administrator Agreement. With respect to Disputed Unsecured Claims, such distribution shall be based upon the cumulative distributions that would have been made to such holder under the Plan if the Disputed Unsecured Claim had been Allowed on the Effective Date and shall not be limited by the Disputed Claim Amounts previously reserved with respect to such Disputed Unsecured Claim to the extent that additional amounts are available therefor from the Disputed Claims Reserve, but only to the extent that such additional amounts have not yet been distributed to holders of Allowed Unsecured Claims.

H.      Alternative Dispute Resolution.
        -------------------------------

                  The Debtors, Reorganized EXDS and/or the Plan Administrator have requested or may request that the District Court establish the ADR for the liquidation and payment of Tort Claims. Any ADR so established will be implemented prior to the Confirmation Date but will continue after the Confirmation Date and the Effective Date. The Debtors anticipate that, pursuant to any ADR that may be established, each Tort Claim will be subjected to a process designed to produce a settlement with respect to such Tort Claim. If unsuccessful, the holder of the Tort Claim would then be entitled to obtain relief from the District Court to pursue the Tort Claim in an appropriate forum, which may include the District Court, if so requested by Reorganized EXDS.

                  VI. MEANS FOR IMPLEMENTATION OF THE PLAN

A.      Merger of Affiliates into EXDS.
        -------------------------------

                  On the Effective Date or as soon thereafter as practicable, (1) the members of the board of directors of each of the Affiliate Debtors will be deemed to have resigned; (2) subject to any limitations imposed by the terms of the Asset Purchase Agreement, each of the Affiliate Debtors will be deemed merged with and into EXDS; and (3) the Chapter 11 Cases of the Affiliate Debtors will be closed, following which any and all proceedings that could have been brought or otherwise commenced in the Chapter 11 Case of any Affiliate Debtor will be brought or otherwise commenced in EXDS's Chapter 11 Case.

B.      Continued Corporate Existence; Dissolution of Reorganized EXDS.
        ---------------------------------------------------------------

                EXDS will continue to exist as Reorganized EXDS after the Effective Date in accordance with the laws of the State of Delaware and pursuant to the certificate of incorporation and by-laws in effect prior to the Effective Date, except to the extent such certificate of incorporation and by-laws are amended under the Plan, for the limited purpose of distributing all of the assets of the Debtors' Estates. As soon as practicable after the Plan Administrator exhausts the assets of the Debtors' Estates by making the final distribution of Cash under the Plan and the Plan Administrator Agreement, the Plan Administrator shall, at the expense of the Debtors' Estates (a) provide for the retention and storage of the books, records and files that shall have been delivered to or created by the Plan Administrator until such time as all such books, records and files are no longer required to be retained under applicable law, and file a certificate informing the District Court of the location at which such books, records and files are being stored; (b) file by or on behalf of Reorganized EXDS a certification stating that the assets of the Debtors' Estates have been exhausted and final distributions of Cash have been made under the Plan; (c) file the necessary paperwork with the Office of the Secretary of State for the State of Delaware to effectuate the dissolution of Reorganized EXDS in accordance with the laws of the State of Delaware; and (d) resign as the sole officer and sole director of Reorganized EXDS. Upon the Filing of the certificate described in section
(b) of the preceding sentence, Reorganized EXDS shall be deemed dissolved for all purposes without the necessity for any other or further actions to be taken by or on behalf of Reorganized EXDS or payments to be made in connection therewith.

                Following the making of the final distribution under the Plan and the dissolution of Reorganized EXDS, neither the Estate(s) nor Reorganized EXDS will have any remaining assets. Accordingly, the distributions to be made pursuant to the Plan and the Plan Administrator Agreement will be the only distributions that will be made to holders of Claims against or Interests in the Debtors. As a practical matter, therefore, although the Debtors will not be receiving a discharge under section 1141(d)(3) of the Bankruptcy Code, the only recovery to be afforded to holders of Claims against and Interests in the Debtors will be the recovery afforded pursuant to the provisions of the Plan.

C.      No Revesting of Assets.
        -----------------------

                  The Debtors in these Chapter 11 Cases are not reorganizing; they are liquidating. Thus, the assets of the Debtors are being administered for the benefit of holders of Allowed Claims against the Debtors and will not be used in any ongoing business enterprise. Accordingly, it is important that, following confirmation of the Plan, the Debtors' assets remain subject to the jurisdiction and protection of the District Court. For that reason, the property of the Debtors' Estates will not be revested in the Debtors on or following the Confirmation Date or the Effective Date but will remain property of the Estate(s) and continue to be subject to the jurisdiction of the District Court following confirmation of the Plan until distributed to holders of Allowed Claims in accordance with the provisions of the Plan, the Plan Administrator Agreement and the Confirmation Order. From and after the Effective Date, all such property will be distributed in accordance with the provisions of the Plan, the Plan Administrator Agreement and the Confirmation Order.

D.      Substantive Consolidation
        -------------------------

        1.        Substantive Consolidation of the Debtors' Estates.

                  The Plan contemplates and is predicated upon entry of an order substantively consolidating the Debtors' Estates and Chapter 11 Cases for purposes of all actions associated with confirmation and consummation of the Plan. On the Confirmation Date or such other date as may be set by an order of the District Court, but subject to the occurrence of the Effective Date, (a) all Intercompany Claims by, between and among the Debtors will be eliminated, (b) all assets and liabilities of the Subsidiaries will be merged or treated as if they were merged with the assets and liabilities of EXDS, (c) any obligation of a Debtor and all guarantees thereof by one or more of the other Debtors will be deemed to be one obligation of EXDS, (d) the Subsidiary Interests will be cancelled, and
(e) each Claim filed or to be filed against any Debtor will be deemed filed only against EXDS and will be deemed a single Claim against and a single obligation of EXDS. On the Confirmation Date, and in accordance with the terms of the Plan and the consolidation of the assets and liabilities of the Debtors, all Claims based upon guarantees of collection, payment or performance made by the Debtors as to the obligations of another Debtor will be released and of no further force and effect.

                  Unless the District Court has approved the substantive consolidation of the Chapter 11 Cases by a prior order, the Plan will serve as, and will be deemed to be, a motion for entry of an order substantively consolidating the Debtors' Chapter 11 Cases. If no objection to substantive consolidation is timely filed and served by any holder of an Impaired Claim affected by the Plan on or before the Voting Deadline or such other date as may be established by the District Court, the Substantive Consolidation Order (which may be the Confirmation Order) may be approved by the District Court. If any such objections are timely filed and served, a hearing with respect to the substantive consolidation of the Chapter 11 Cases and the objections thereto will be scheduled by the District Court, which hearing may, but is not required to, coincide with the Confirmation Hearing.

        2.        Discussion of Substantive Consolidation.

                  (a)      General Description

                  Substantive consolidation of the estates of multiple debtors in a bankruptcy case effectively combines the assets and liabilities of the multiple debtors and treats them as if they belonged to a single merged entity. The nature and effect of consolidation closely resemble a corporate merger and usually result in "pooling the assets of, and claims against, the [consolidating] entities; satisfying liabilities from the resulting common fund; eliminating inter-company claims; and combining the creditors of the [consolidating] companies for purposes of voting on reorganization plans." In re Augie/Restivo Baking Co., 860 F.2d 515, 518 (2d Cir. 1988). There is no statutory authority specifically authorizing substantive consolidation. The authority of a bankruptcy court to order substantive consolidation is derived from its general equitable powers under section 105(a) of the Bankruptcy Code, which provides that the court may issue orders necessary to carry out the provisions of the Bankruptcy Code. In re DRW Property Co. 82, 54 B.R. 489, 494 (Bankr. N.D. Tex. 1985). Nor are there statutorily prescribed standards for substantive consolidation. Instead judicially developed standards control whether substantive consolidation should be granted in any given case.

                (b)      Legal Standards for Substantive Consolidation

                  The propriety of substantive consolidation must be made on a case-by- case basis. E.g., FDIC v. Colonial Realty Co., 966 F.2d 57 (2d Cir. 1992). In deciding whether to consolidate, a number of earlier cases relied on the presence or absence of certain "elements" that are similar to factors relevant to piercing the corporate veil under applicable state law. E.g., In re Gulfco Inv. Corp., 593 F.2d 921 (10th Cir. 1979). More recent cases, however, while not ignoring these elements, have applied a less mechanical approach. Thus, for example, the Second Circuit Court of Appeals, in In re Augie/Restivo, concluded that the extensive list of elements and factors frequently cited and relied upon by other courts in determining the propriety of substantive consolidation are "merely variants on two critical factors," namely, "(1) whether creditors dealt with the entities as a single economic unit and 'did not rely on their separate identity in extending credit, . . .' or (ii) whether the affairs of the debtors are so entangled that consolidation will benefit all creditors . . .. ." 860 F.2d at 518. More recently the Eleventh Circuit, in Eastgroup Properties v. Southern Motel Assoc., Ltd., 935 F.2d 245 (11th Cir. 1991), viewed those elements and factors "as examples of information that may be useful to courts charged with deciding whether there is substantial identity between the entities to be consolidated and whether consolidation is necessary to avoid some harm or to realize some benefit." Id. at 250. Under the Eastgroup test, a proponent of substantive consolidation must show that there is substantial identity between the entities to be consolidated and that consolidation is necessary to avoid some harm or realize some benefit. Once the proponent makes this showing, a presumption arises that creditors have not relied solely on the credit of one of the entities involved, and the burden shifts to an objecting creditor to show that (i) it has relied on the separate credit of one of the entities to be consolidated and (ii) it will be prejudiced by substantive consolidation. Eastgroup, 935 F.2d at 251; Reider v. FDIC (In re Reider), 31 F.3d 1102, 1108 (11th Cir. 1994).

                  Regardless of which of the "two similar but not identical tests . . . for assessing the propriety of substantive consolidation in the corporate context" is applied, In re Reider, 31 F.3d at 1107, the "elements" enumerated in the earlier cases remain relevant, but not necessarily dispositive, as to whether substantive consolidation should be granted. These elements include:

                  o the degree of difficulty in segregating and ascertaining the individual assets and liabilities of the entities to be consolidated;

                  o the presence or absence of consolidated financial statements among the entities to be consolidated;

                  o the commingling of assets and business functions among the entities to be consolidated;

                  o the unity of interests and ownership among the various entities;

                  o the existence of parent and intercorporate guarantees on loans to the various entities; and

                  o the transfer of assets to and from the various entities without formal observance of corporate formalities.

In re Vecco Constr. Indus., 4 B.R. 407, 410 (Bankr. E.D. Va. 1980).

                  (c) Factual Basis for and Result of a Substantive Consolidation of the Debtors' Estates

                  The facts and circumstances surrounding the historical business operations of EXDS and the Affiliate Debtors support substantive consolidation in these Chapter 11 Cases. EXDS and the Affiliate Debtors historically have issued consolidated financial statements and filed consolidated tax returns. EXDS (ASI), EXDS (AISI), EXDS (CTSI), EXDS (GCI), EXDS (GCHC), EXDS (KLI), Planet, Inc. and EXDS (SMI) are wholly-owned subsidiaries of EXDS. EXDS and its Affiliate Debtors have common officers and directors; they have shared key employees and outside professionals, including, but not limited to, employees of EXDS who performed human resources, legal, and risk management services for the benefit of all the Debtors and accounting firms, law firms and consultants who rendered services to all of the Debtors.

                  In addition, the Debtors have shared a centralized cash management system. Under this system, virtually all cash was centralized within EXDS and funds were moved into and through EXDS on an "as needed" basis to meet the short and long term cash requirements of all of the Debtors. As an outgrowth of this consolidated cash management system, intercompany loans routinely were made by and between EXDS and the Subsidiary Debtors (and by and between the Subsidiary Debtors themselves) in the ordinary course of the Debtors' business. All of EXDS's loans were guaranteed by each of the Subsidiary Debtors and used to fund the operations of all of the Debtors.

                  In addition, the distributions under the Plan will be made primarily from the proceeds of the sale of substantially all of the Debtors' assets to Digital Island. Digital Island paid one purchase price for all of the assets. There was no allocation of the purchase price among the assets of the various Debtors.

                  Substantive consolidation is an equitable remedy that a bankruptcy court may be asked to apply in chapter 11 cases involving affiliated debtors. Substantive consolidation involves the pooling of the assets and liabilities of the affected debtors. All of the debtors in the substantively consolidated group are treated as if they were a single corporate and economic entity. Consequently, a creditor of one of the substantively consolidated debtors is treated as a creditor of the substantively consolidated group of debtors, and issues of individual corporate ownership of property and individual corporate liability on obligations are ignored. Substantive consolidation of two or more debtors' estates generally results in the deemed consolidation of the assets and liabilities of the debtors, the deemed elimination of intercompany claims, subsidiary equity or ownership interests, multiple and duplicative creditor claims, joint and several liability claims and guarantees and the payment of allowed claims from a common fund.

                  The purpose of substantive consolidation is to treat Claims against the Debtors in the same manner, to eliminate cross-corporate guaranties by one Debtor of the liabilities of other Debtors, to eliminate duplicate Claims against more than one Debtor, claims asserting joint and several liability by multiple Debtors and Intercompany Claims among the Debtors and between the Debtors and their non- Debtor affiliates, all of which would be dilutive of the amounts ultimately payable to holders of Allowed Class 3, 4 and 5 Claims against the Debtors due to a multiplicity of Claims based upon the same transaction or obligation or based upon intercompany indebtedness. The Debtors believe substantive consolidation is warranted in light of the criteria established by the courts in ruling on the propriety of substantive consolidation in other cases.

E.      Preservation of Rights of Action; Settlement of Litigation Claims.
        ------------------------------------------------------------------

                  Except as otherwise provided in the Plan, the Confirmation Order or in any document, instrument, release or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Debtors and their Estates shall retain the Litigation Claims. Reorganized EXDS, may, subject to the ultimate supervisory authority of the Plan Committee as set forth in
Section 4.10 of the Plan, enforce, sue on, settle or compromise (or decline to do any of the foregoing) any or all of the Litigation Claims. The failure of the Debtors to list a claim, right of action, suit or proceeding in the Plan Supplement shall not constitute a waiver or release by the Debtors or their Estates of such claim, right of action, suit or proceeding.

                  At any time after the Confirmation Date and before the Effective Date, notwithstanding anything in the Plan to the contrary, but subject to the ultimate supervisory authority of the Plan Committee as set forth in Section 4.10 of the Plan, Reorganized EXDS may settle any or all of the Litigation Claims with the approval of the District Court pursuant to Fed. R. Bankr. P. 9019.

F.      Treatment of Executory Contracts and Unexpired Leases.
        ------------------------------------------------------

                The Bankruptcy Code grants the Debtors the power, subject to the approval of the District Court, to assume, assume and assign, or reject executory contracts and unexpired leases. If an executory contract or unexpired lease is rejected, the other party to the agreement may file a claim for damages incurred by reason of the rejection. In the case of rejection of leases of real property, such damage claims are subject to certain limitations imposed by the Bankruptcy Code.

                  Except as otherwise provided in the Plan, or in any contract, instrument, release or other agreement or document entered into in connection with the Plan, each of the prepetition executory contracts and unexpired leases to which any Debtor is a party, to the extent such contracts or leases are executory contracts or unexpired leases, will be rejected by the applicable Debtor effective on and subject to the occurrence of the Confirmation Date, unless such contract or lease (a) previously was assumed or rejected by the Debtors (including, but not limited to, those executory contracts or unexpired leases assumed by the Debtors and assigned to Digital Island), (b) previously expired or terminated pursuant to its own terms or (c) is identified in the Plan Supplement as a contract or lease to be assumed; provided, however, that neither the inclusion by the Debtors of a contract or lease in the Plan Supplement nor anything contained in Article VII of the Plan or this Disclosure Statement constitutes an admission by any Debtor that such contract or lease is an executory contract or unexpired lease or that any Debtor or its successors and assigns have any liability thereunder. The Confirmation Order will constitute an order of the District Court approving the rejections described in Article VII of the Plan, pursuant to section 365 of the Bankruptcy Code, as of the Confirmation Date.

                  If the rejection of an executory contract or unexpired lease pursuant to Section 7.1 of the Plan gives rise to a Claim by the other party or parties to such contract or lease, such Claim shall be forever barred and shall not be enforceable against the applicable Debtor or its Estate, Reorganized EXDS, the Plan Administrator or their respective successors or properties unless a proof of claim is filed and served on Reorganized EXDS and counsel for Reorganized EXDS within thirty (30) days after service of a notice of entry of the Confirmation Order or such other date as prescribed by the District Court.

G.      Special Provisions Regarding Insured Claims.
        --------------------------------------------

                  Distributions under the Plan to each holder of an Allowed Insured Claim shall be in accordance with the treatment set forth under the Plan for the Class in which such Allowed Insured Claim is classified; provided, however, that the maximum amount of any distribution under the Plan on account of an Allowed Insured Claim shall be limited to an amount equal to (a) the applicable deductible under the relevant insurance policy minus (b) any reimbursement obligations of the Debtors to the insurance carrier for sums expended by the insurance carrier on account of such Claim (including defense costs). Nothing in Article IV of the Plan shall constitute a waiver of any claim, right or cause of action the Debtors may hold against any Person, including the Debtors' insurance carriers, or is intended to, shall or shall be deemed to preclude any holder of an Allowed Insured Claim from seeking and/or obtaining a distribution or other recovery from any insurer of the Debtors in addition to any distribution such holder may receive pursuant to the Plan.

H.      Confirmation and Effectiveness of the Plan.
        -------------------------------------------

                  The District Court shall not approve the Confirmation Order unless and until (i) the Confirmation Order shall be reasonably acceptable in form and substance to the Debtors and the Creditors' Committee and (ii) the Substantive Consolidation Order, which may be the Confirmation Order, shall be reasonably acceptable in form and substance to the Debtors and the Creditors' Committee and shall have been approved by the District Court prior to or contemporaneously with the Confirmation Order.

                  The Debtors intend to request that the Confirmation Order include a finding by the District Court that, notwithstanding Rule 3020(e) of the Federal Rules of Bankruptcy Procedure, the Confirmation Order shall take effect immediately upon its entry.

                  If the Effective Date does not occur within sixty (60) days of the Confirmation Date, or by such later date, after notice and hearing, as is proposed by the Debtors and the Creditors' Committee, then upon motion by the Debtors or the Creditors' Committee and upon notice to such parties in interest as the District Court may direct, the Confirmation Order will be vacated by the District Court; provided, however, that, notwithstanding the filing of such motion, the Confirmation Order may not be vacated if the Effective Date occurs before the District Court approves an order granting such motion. If the Confirmation Order is vacated pursuant to Section 9.3 of the Plan, (a) the Plan shall be null and void in all respects; (b) any settlement of Claims pursuant to the Plan shall be null and void without further order of the District Court; and (c) the time within which the Debtors may assume and assign, or reject, all executory contracts and unexpired leases shall be extended for a period of thirty
(30) days after the date the Confirmation Order is vacated.

                  By accepting distributions pursuant to the Plan, each holder of an Allowed Claim receiving distributions pursuant to the Plan will be deemed to have specifically consented to the injunctions set forth in Section 10.5 of the Plan.

                  All injunctions or stays provided for in the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until all property of the Estates of Reorganized EXDS and the other Debtors has been distributed and Reorganized EXDS has been dissolved.

I.      Effect of Plan Confirmation.
        ----------------------------

                  The Plan shall be binding upon and inure to the benefit of the Debtors, all present and former holders of Claims and Interests, and their respective successors and assigns, including, but not limited to, Reorganized EXDS.

        1.        Releases.

                  (a)      Releases by the Debtors

                  On the Effective Date, each of the Debtors shall release unconditionally, and hereby is deemed to forever release unconditionally
(i) the Creditors' Committee and the Plan Committee and, solely in their respective capacities as members or representatives of the Creditors' Committee and the Plan Committee, as applicable (and not as individual lenders or creditors to or on behalf of the Debtors), each member of the Creditors' Committee and the Plan Committee; (ii) the Plan Administrator;
(iii) the respective agents, advisors, accountants, investment bankers, consultants, attorneys and other representatives of any of the foregoing or of the Debtors, solely in their respective capacities as such, and only with respect to their activities and conduct during or in connection with the preparation and filing of the Chapter 11 Cases; and (iv) in consideration for their service to the Debtors during the pendency of the Chapter 11 Cases, the directors, officers and employees of the Debtors employed by the Debtors as of the Confirmation Date, or those former directors, officers and employees of the Debtors who were terminated as a result of the sale of substantially all of the Debtors' assets to Digital Island pursuant to the Sale Order or who were offered and accepted employment by Digital Island or C&W in connection with such asset sale, from any and all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever (other than the right to enforce the performance of their respective obligations, if any, to the Debtors or Reorganized EXDS under the Plan, the Plan Administrator Agreement and the contracts, instruments, releases and other agreements delivered under the Plan and the Plan Administrator Agreement), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act or omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Chapter 11 Cases, the Plan or the Disclosure Statement.

                  (b)      Injunction Related to Releases

                  The Confirmation Order will permanently enjoin the commencement or prosecution by any entity, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities released pursuant to the Plan, including, but not limited to the claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities released in Section 10.2 of the Plan.

        2.        Discharge of Claims and Termination of Interests.

                  Pursuant to section 1141(d)(3) of the Bankruptcy Code, Confirmation will not discharge Claims against the Debtors; provided, however, that no holder of a Claim against any Debtor may, on account of such Claim, seek or receive any payment or other distribution from, or seek recourse against, any Debtor, Reorganized EXDS, their respective successors or their respective property, except as expressly provided in the Plan.

        3.        Exculpation and Limitation of Liability.

                  Neither the Debtors, nor the Plan Administrator, nor the Creditors' Committee nor the Plan Committee, nor any of their respective present or former members, officers, directors, shareholders, employees, advisors, attorneys or agents acting in such capacity, shall have or incur any liability to, or be subject to any right of action by, any holder of a Claim or an Interest, or any other party in interest, or any of their respective agents, shareholders, employees, representatives, financial advisors, attorneys or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Debtors' Chapter 11 Cases, the pursuit of confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct or gross negligence, and in all respects shall be entitled to rely reasonably upon the advice of counsel with respect to their duties and responsibilities under the Plan.

                  Reorganized EXDS and the Estates shall indemnify and hold harmless the Creditors' Committee, the Plan Committee and any of their or the Debtors' present or former members, officers, directors, shareholders, employees, advisors, attorneys or agents, acting in such capacity, from and against and with respect to any and all liabilities, losses, damages, claims, costs and expenses, including but not limited to attorneys' fees, arising out of or due to their actions or omissions occurring after the Petition Date, or consequences of such actions or omissions, other than acts or omissions resulting from willful misconduct or gross negligence, in connection with, relating to, or arising out of, the Debtors' Chapter 11 Cases, the pursuit of confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan.

        4.        Injunction.

                  Except as otherwise provided in the Plan, the Confirmation Order shall provide, among other things, that from and after the Confirmation Date all Persons who have held, hold or may hold Claims against or Interests in the Debtors are (a) permanently enjoined from taking any of the following actions against the Estate(s), the Plan Administrator, the Plan Committee (or any of its members from time to time), or any of their property on account of any such Claims or Interests and (b) preliminarily enjoined from taking any of the following actions against any of the Debtors, Reorganized EXDS or their property on account of such Claims or Interests: (i) commencing or continuing, in any manner or in any place, any action or other proceeding; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (iii) creating, perfecting or enforcing any lien or encumbrance;
(iv) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtors; and (v) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan; provided, however, that (X) nothing contained herein shall preclude such persons from exercising their rights pursuant to and consistent with the terms of the Plan and (Y) the preliminary injunction of actions against the Debtors, Reorganized EXDS and their property (if any) shall be dissolved and terminate one (1) day following the termination of the Plan Administrator Agreement in accordance with the terms of such agreement.

                  By accepting distributions pursuant to the Plan, each holder of an Allowed Claim receiving distributions pursuant to the Plan will be deemed to have specifically consented to the injunctions set forth in Section 10.5 of the Plan.

        5.        Continuation of ADR.

                  Notwithstanding confirmation of the Plan, the holder of any unliquidated Tort Claim must first exhaust the remedies in the ADR (if any) before such holder may pursue its Claim in an appropriate forum.

J.      Summary of Other Provisions of the Plan.
        ----------------------------------------

                  The following paragraphs summarize certain other significant provisions of the Plan. The Plan should be referred to for the complete text of these and other provisions of the Plan.

        1.        New By-Laws and New Certificates of Incorporation.

                  The by-laws and certificates of incorporation of Reorganized EXDS shall be amended and restated as necessary to satisfy the provisions of the Plan and the Bankruptcy Code. The certificate of incorporation of Reorganized EXDS shall be amended to, among other provisions: (a) authorize issuance to the Plan Administrator of one (1) share of New Common Stock, $0.01 par value per share, (b) provide, pursuant to section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities, and (c) limit the activities of Reorganized EXDS to matters related to the implementation of the Plan and to matters reasonably incidental thereto. The forms of the documents relating to the Amended Certificate of Incorporation and By-Laws shall be contained in the Plan Supplement and will be Filed with the Bankruptcy Court prior to the Voting Deadline.

        2. Cancellation of Existing Securities, Instruments and Agreements Evidencing Claims and Interests.

                  Except as otherwise provided in the Plan and in any contract, instrument, or other agreement or document created in connection with the Plan, on the Effective Date, the promissory notes, share certificates (including treasury stock), other instruments evidencing any Claims or Interests, and all options, warrants, calls, rights, puts, awards, commitments or any other agreements of any character to acquire such Claims and Interests shall be deemed canceled and of no further force and effect, without any further act or action under any applicable agreement, law, regulation, order or rule, and the obligations of the Debtors under the notes, share certificates and all agreements and instruments governing such Claims and Interests shall be discharged, provided, however, that each indenture or other agreement that governs the rights of a Claim holder and that is administered by an indenture trustee, agent or servicer shall continue in effect solely for the purposes of (i) allowing such indenture trustee, agent or servicer to make the distributions to be made on account of such Claims under the Plan and (ii) the Subordination Rights and rights of enforcement with respect thereto. The holders of or parties to such canceled notes, share certificates and other agreements and instruments shall have no rights arising from or relating to such notes, share certificates and other agreements and instruments or the cancellation thereof, except the rights provided pursuant to the Plan.

        3.        Effectuating Documents, Further Transactions and Corporate
                  Action.

                  Pursuant to the Plan, each of the Debtors, Reorganized EXDS and the Plan Administrator is authorized to execute, deliver, file or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of the Plan.

                  Prior to, on or after the Effective Date (as appropriate), all matters provided for under the Plan that would otherwise require approval of the stockholders or directors of one or more of the Debtors or Reorganized Debtors shall be deemed to have occurred and shall be in effect prior to, on or after the Effective Date (as appropriate) pursuant to the applicable general corporation law of the states in which the Debtors or Reorganized EXDS are incorporated without any requirement of further action by the stockholders or directors of the Debtors or Reorganized EXDS.

        4.        Release of Liens.

                  Except as otherwise provided in the Plan or in any document, instrument or other agreement created in connection with the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to Article VI of the Plan, all mortgages, deeds of trust, liens, pledges or other security interests against the property of any Debtor's Estate shall be fully released and discharged, and all of the right, title and interest of any holder of such mortgages, deeds of trust, liens, pledges or other security interests shall revert to the Debtors' Estates.

        5.        Bar Dates for Certain Claims.

                  (a)      Administrative Claims; Substantial Contribution
                           Claims.

                  The Confirmation Order will establish an Administrative Claims Bar Date for Filing Administrative Claims (including requests under section 503(b) of the Bankruptcy Code by any entity for making a substantial contribution in the Chapter 11 Cases) which date will be thirty
(30) days after the Confirmation Date. Holders of asserted Administrative Claims, except for Fee Claims, not paid prior to the Confirmation Date must submit proofs of Claim on or before such Administrative Claims Bar Date or forever be barred from doing so. The notice of Confirmation to be delivered pursuant to Fed. R. Bankr. P. 3020(c) and 2002(f) will set forth such date and constitute notice of this Administrative Claims Bar Date. The Debtors, Reorganized EXDS, or the Creditors' Committee or the Plan Committee as the case may be, shall have sixty (60) days (or such longer period as may be allowed by order of the District Court) following the Administrative Claims Bar Date to review and object to such Administrative Claims before a hearing for determination of allowance of such Administrative Claims.

                  (b)      Professional Fee Claims.

                  All requests for compensation or reimbursement of Fee Claims pursuant to section 327, 328, 330, 331 or 503(b) of the Bankruptcy Code for services rendered to the Debtors prior to the Effective Date shall File and serve on Reorganized EXDS and counsel for Reorganized EXDS an application for final allowance of compensation and reimbursement of expenses no later than sixty (60) days after the Effective Date, unless otherwise ordered by the District Court. Objections to applications of such Professionals or other entities for compensation or reimbursement of expenses must be Filed and served on Reorganized EXDS, counsel for Reorganized EXDS and the requesting Professional or other entity no later than sixty (60) days (or such longer period as may be allowed by order of the District Court) after the date on which the applicable request for compensation or reimbursement was served.

        6.        Severability of Plan Provisions.

                  If, prior to the Confirmation Date, any term or provision of the Plan is determined by the District Court to be invalid, void or unenforceable, the District Court will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision will then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

        7.        Revocation, Withdrawal or Non-Consummation.

                  The Debtors reserve the right, with the consent of a majority of the Creditors' Committee, to revoke or withdraw the Plan as to any or all of the Debtors prior to the Confirmation Date and to file subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan as to any or all of the Debtors, or if Confirmation or Consummation as to any or all of the Debtors does not occur, then, with respect to such Debtors, (a) the Plan shall be null and void in all respects, (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims), assumption or rejection of executory contracts or leases affected by the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void, and (c) nothing contained in the Plan shall (i) constitute a waiver or release of any Claims by or against, or any Interests in, such Debtors or any other Person, (ii) prejudice in any manner the rights of such Debtors or any other Person, or (iii) constitute an admission of any sort by the Debtors or any other Person.

        8.        Plan Supplement.

                  Upon its filing with the Bankruptcy Court, the Plan Supplement may be inspected in the office of the clerk of the Bankruptcy Court or its designee during normal business hours. Holders of Claims or Interests may obtain a copy of the Plan Supplement upon written request to EXDS in accordance with Section 12.10 of the Plan. The documents contained in the Plan Supplement shall be approved by the District Court.

        9.        Amendment or Modification of the Plan.

                  Subject to section 1127 of the Bankruptcy Code and, to the extent applicable, sections 1122, 1123 and 1125 of the Bankruptcy Code, the Debtors reserve the right, with the consent of a majority of the Creditors' Committee or the Plan Committee as applicable, to alter, amend or modify the Plan at any time prior to or after the Confirmation Date but prior to the substantial consummation of the Plan. A holder of a Claim or Interest that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim or Interest of such holder.

        10.       Retention of Jurisdiction.

                  Under sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding entry of the Confirmation Order and the occurrence of the Effective Date, the District Court will, to the fullest extent permitted by law, retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Cases and the Plan, as set forth more fully in
Article XI of the Plan.

                VII. CONFIRMATION AND CONSUMMATION PROCEDURE

                  The District Court may confirm the Plan only if it determines that the Plan complies with the technical requirements of Chapter 11, including, among other things, that (a) the Plan has properly classified Claims and Interests, (b) the Plan complies with applicable provisions of the Bankruptcy Code, (c) the Debtors have complied with applicable provisions of the Bankruptcy Code, (d) the Debtors have proposed the Plan in good faith and not by any means forbidden by law, (e) disclosure of "adequate information" as required by section 1125 of the Bankruptcy Code has been made, (f) the Plan has been accepted by the requisite votes of all classes of creditors (except to the extent that "cramdown" is available under section 1129(b) of the Bankruptcy Code), (g) the Plan is in the "best interests" of all holders of Claims or Interests in an Impaired Class, and (h) all fees and expenses payable under 28 U.S.C. ss. 1930, as determined by the District Court at the Confirmation Hearing, have been paid or the Plan provides for the payment of such fees on the Consummation Date.

                  Under the Bankruptcy Code, the following steps must be taken to confirm the Plan:

A.      Solicitation of Votes.
        ----------------------

                  Under the Bankruptcy Code, only Classes of Claims and Interests that are "impaired" (as that term is defined in section 1124 of the Bankruptcy Code) under the Plan are entitled to vote to accept or reject the Plan. A Class is impaired if the legal, equitable or contractual rights to which the holders of Claims or Interests are entitled are modified, other than by curing defaults and reinstating the debt. Pursuant to sections 1126(f) and (g) of the Bankruptcy Code, Classes of Claims and Interests that are not impaired are conclusively presumed to have accepted the Plan and are not entitled to vote on the Plan, and Classes of Claims and Interests whose holders will receive or retain no property under the Plan are deemed to have rejected the Plan and are not entitled to vote on the Plan. The classification of Claims and Interests is summarized, together with notations as to whether each Class of Claims or Interests is Impaired or Unimpaired, under the caption "The Plan of Reorganization - Classification and Treatment of Claims and Interests." Additional information regarding voting is contained in the instructions accompanying the Ballots.

                  This Disclosure Statement and an appropriate Ballot are being distributed to all holders of Claims who are entitled to vote on the Plan. A separate Ballot is designated for each Class of Claims in order to facilitate vote tabulation; however, all Ballots are substantially similar in form and substance, and the term "Ballot" is used without intended reference to the Ballot of any specific Class of Claims.

                  Because of the complexity and difficulty associated with reaching beneficial owners of publicly traded securities, many of which hold their securities in brokerage accounts and through several layers of ownership, the Debtors are distributing a Ballot (i) to each holder of record of the 11-5/8% Dollar Denominated Senior Notes, 11-1/4% Senior Notes, 11-3/8% Euro Denominated Senior Notes, 10-3/4% Dollar Denominated Senior Notes and 10-3/4% Euro Denominated Senior Notes as of the Record Date and (ii) to each bank or brokerage firm (or the agent therefor) identified by Logan as an entity through which beneficial owners hold the 11-5/8% Dollar Denominated Senior Notes, 11-1/4% Senior Notes, 11-3/8% Euro Denominated Senior Notes, 10-3/4% Dollar Denominated Senior Notes and 10-3/4% Euro Denominated Senior Notes. The banks, brokerage firms or agents shall forward a beneficial owner ballot to each beneficial owner of the 11-5/8% Dollar Denominated Senior Notes, 11-1/4% Senior Notes, 11-3/8% Euro Denominated Senior Notes, 10-3/4% Dollar Denominated Senior Notes or 10-3/4% Euro Denominated Senior Notes for voting, along with a return envelope provided by and addressed to the bank, brokerage firm or agent, so that the beneficial owner may return the completed beneficial owner ballot to that entity. The bank, brokerage firm or agent shall summarize the individual votes of its respective beneficial owners from their individual beneficial owner ballot on a master ballot and shall return such master ballot to Logan. This procedure enables the Debtors to transmit materials to the holders of their publicly traded securities and affords beneficial owners of the 11-5/8% Dollar Denominated Senior Notes, 11-1/4% Senior Notes, 11-3/8% Euro Denominated Senior Notes, 10-3/4% Dollar Denominated Senior Notes or 10-3/4% Euro Denominated Senior Notes a fair and reasonable opportunity to vote.

                  Each Impaired Class of Claims that will (or may) receive or retain property or any interest in property under the Plan is entitled to vote to accept or reject the Plan. Ballots will be cast and tabulated on a consolidated basis, in accordance with the expected substantive consolidation of the Debtors' Chapter 11 Cases.

                  Classes 1 and 2 of the Plan are unimpaired, and holders of Claims in such Classes are conclusively presumed to have accepted the Plan. Holders of Claims or Interests in Classes 6 and 7, respectively, will not receive or retain any property on account of their Claims or Interests and are conclusively presumed to have rejected the Plan, and the solicitation of acceptances with respect to such Classes is not required. Therefore, in accordance with sections 1126 and 1129 of the Bankruptcy Code, the Debtors are soliciting acceptances only from holders of Allowed Claims in Classes 3, 4 and 5.

                  As to classes of claims entitled to vote on a plan, the Bankruptcy Code defines acceptance of a plan by a class of creditors as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of the claims of that class that have timely voted to accept or reject a plan.

                  A vote may be disregarded if the District Court determines, after notice and a hearing, that acceptance or rejection was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

                  [The Disclosure Statement Order provides that any non-voting holder of a Claim who is a member of an Impaired Class entitled to vote on the Plan, but in which no votes are actually cast, will be deemed to have accepted the Plan for purposes of sections 1129(a)(8) and 1129(b) of the Bankruptcy Code.

                  Pursuant to the Disclosure Statement Order, solely for purposes of voting to accept or reject the Plan and not for the purpose of allowance of, or distribution on account of, a Claim and without prejudice to the rights of the Debtors or other parties in interest in any other context, each Claim within a Class of Claims to be entitled to vote to accept or reject the Plan will be temporarily Allowed in an amount equal to the amount of such Claim as set forth in a timely Filed proof of claim or, if no proof of claim was Filed, the amount of such Claim as set forth in the Schedules. The foregoing general procedure will be subject to the following qualifications:

                  (a) If a Claim is deemed Allowed in accordance with the Plan, such Claim is Allowed for voting purposes in the deemed Allowed amount set forth in the Plan;

                  (b) If a Claim for which a proof of claim has been timely Filed is marked as contingent, unliquidated or disputed, such Claim will be temporarily Allowed for voting purposes only, and not for purposes of allowance of distribution, at $1.00;

                  (c) If a Claim has been estimated or otherwise Allowed for voting purposes by order of the District Court, such Claim shall be temporarily Allowed in the amount so estimated or Allowed by the District Court for voting purposes only, and not for purposes of allowance or distribution;

                  (d) If a Claim is listed in the Schedules as contingent, unliquidated or disputed and a proof of claim was not (i) Filed by the Bar Date or
                           (ii) deemed timely Filed by an order of the District Court prior to the Voting Deadline, such Claim will be disallowed for voting purposes and for purposes of allowance and distribution pursuant to Bankruptcy Rule 3003(c); and

                  (e) If the Debtors have served and Filed an objection to a Claim at least ten (10) days before the Voting Deadline, such Claim will be temporarily disallowed for voting purposes only and not for the purposes of the allowance or distribution except to the extent and in the manner as may be set forth in the objection; provided, however, that if such Claim was listed in the Schedules, such Claim shall be temporarily allowed, for voting purposes only, in an amount equal to the amount of such Claim as set forth in the Schedules.

                  If any creditor seeks to challenge the allowance of its Claim for voting purposes in accordance with the above procedures, such claimant is directed to serve on all parties on the Debtors' general service list and File on or before the tenth (10th) day after the later of
(a) service of notice of the confirmation hearing and (b) service of notice of an objection, if any, to such Claim, a motion for an order pursuant to Bankruptcy Rule 3018(a) temporarily allowing such Claim in a different amount for purposes of voting to accept or reject the Plan. As to any creditor Filing such motion, such creditor's Ballot is not to be counted unless temporarily allowed by the District Court for voting purposes after notice and a hearing.

                  Any Ballot that is properly completed, executed and timely returned to Logan but does not indicate an acceptance or rejection of the Plan, or indicates both an acceptance and a rejection of the Plan, is deemed to be a vote to accept the Plan. If no votes to accept or reject the Plan are received with respect to a particular Class, such Class is deemed to have voted to accept the Plan. Whenever a creditor casts more than one Ballot voting the same Claim before the Voting Deadline, the last Ballot received before the Voting Deadline is deemed to reflect the voter's intent and thus to supersede any prior Ballots. Creditors must vote all of their Claims within a particular Class under the Plan either to accept or reject the Plan and may not split their vote, and thus a Ballot that partially accepts and partially rejects the Plan will not be counted; provided, however, that creditors holding acquired Claims need not combine such Claims and may vote their Claims separately.

                  The following types of Ballots will not be counted in determining whether the Plan has been accepted or rejected:

                  (a) any Ballot received after the Voting Deadline unless the Debtors have granted an extension of the Voting Deadline with respect to such ballot;

                  (b) any Ballot that is illegible or contains insufficient information to permit the identification of the creditor or interest holder;

                  (c) any Ballot cast by a person or entity that does not hold a Claim in a Class that is entitled to vote to accept or reject the Plan;

                  (d) any Ballot cast for a Claim scheduled as unliquidated, contingent or disputed for which no proof of claim was timely Filed;

                  (e)      any facsimile Ballot; and

                  (f)      any unsigned Ballot.

                  Please see the Disclosure Statement Order for other provisions concerning solicitation and voting.]

B.      The Confirmation Hearing.
        -------------------------

                  The Bankruptcy Code requires the District Court, after notice, to hold a confirmation hearing. The Confirmation Hearing in respect of the Plan has been scheduled for May 30, 2002, at 4:30 p.m., prevailing Eastern Time, before the Honorable Sue L. Robinson, Chief United States District Judge at the United States District Court, 844 King Street, Sixth Floor, Wilmington, Delaware 19801. The Confirmation Hearing may be adjourned from time to time by the District Court without further notice except for an announcement of the adjourned date made at the Confirmation Hearing. Any objection to confirmation must be made in writing and specify in detail the name and address of the objector, all grounds for the objection and the amount of the Claim. Any such objection must be Filed and served so that it is received by the Bankruptcy Court and the following parties on or before May __, 2002, at 4:00 p.m., prevailing Eastern Time:

EXDS, Inc.
2831 Mission College Boulevard
Santa Clara, California 95054
Telephone:  (408) 346-2200
Facsimile: (408) 878-7284
Attn:  Joseph Stockwell

EXDS, INC.
7530 Hampden Lane
Bethesda, Maryland 20814
Telephone: (301) 718-3788
Facsimile: (301) 718-8695
Attn: Adam W. Wegner, Esq.

Counsel to Debtors:

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
Four Times Square
New York, New York  10036
Telephone:  (212) 735-3000
Facsimile: (212) 735-2000
Attn:  J. Gregory Milmoe, Esq.
        Alan R. Dalsass, Esq.

SKADDEN, ARPS, SLATE, MEAGHER & FLOM (ILLINOIS)
333 West Wacker Drive
Chicago, Illinois 60606-1285
Telephone: (312) 407-0700
Facsimile: (312) 407-0411
Attn: John K. Lyons, Esq.

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
One Rodney Square
P.O. Box 636
Wilmington, Delaware 19899
Telephone: (302) 651-3000
Facsimile: (302) 651-3001
Attn:   Mark S. Chehi, Esq.
        David R. Hurst, Esq.

Counsel to Creditors' Committee:

WACHTELL, LIPTON, ROSEN & KATZ
51 West 52nd Street
New York, New York 10019-6064
Telephone:  (212) 403-1000
Facsimile:   (212) 403-2000
Attn:   Richard Feintuch, Esq
        Seth Gardner, Esq.

United States Trustee:

OFFICE OF THE UNITED STATES TRUSTEE
844 King Street
Suite 2313, Lockbox 35
Wilmington, Delaware 19801
Attn:  Frank Perch, III, Esq.
       Joseph McMahon, Esq.

Objections to confirmation of the Plan are governed by Bankruptcy Rule
9014.

C.      Confirmation.
        -------------

                  At the Confirmation Hearing, the District Court will confirm the Plan only if all of the requirements of section 1129 of the Bankruptcy Code are met. Among the requirements for confirmation of a plan are that the plan is (a) accepted by all impaired classes of claims and equity interests or, if rejected by an impaired class, that the plan "does not discriminate unfairly" and is "fair and equitable" as to such class,
(b) feasible and (c) in the "best interests" of creditors and stockholders that are impaired under the plan.

        1.      Unfair Discrimination and Fair and Equitable Tests.

                  To obtain non-consensual confirmation of the Plan, it must be demonstrated to the District Court that the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to each impaired, non-accepting Class. The Bankruptcy Code provides a non-exclusive definition of the phrase "fair and equitable." The Bankruptcy Code establishes "cramdown" tests for secured creditors, unsecured creditors and equity holders, as follows:

                  (a) Secured Creditors. Either (i) each impaired secured creditor retains its liens securing its secured claim and receives on account of its secured claim deferred cash payments having a present value equal to the amount of its allowed secured claim, (ii) each impaired secured creditor realizes the "indubitable equivalent" of its allowed secured claim, or (iii) the property securing the claim is sold free and clear of liens, with such liens to attach to the proceeds of the sale and the treatment of such liens on proceeds to be as provided in clause
                           (i) or (ii) of this subparagraph.

                  (b) Unsecured Creditors. Either (i) each impaired unsecured creditor receives or retains, under the plan, property of a value equal to the amount of its allowed claim or (ii) the holders of claims and interests that are junior to the claims of the dissenting class will not receive any property under the plan.

                  (c) Equity Interests. Either (i) each holder of an equity interest will receive or retain, under the plan, property of a value equal to the greatest of the fixed liquidation preference to which such holder is entitled, the fixed redemption price to which such holder is entitled or the value of the interest or (ii) the holder of an interest that is junior to the non-accepting class will not receive or retain any property under the plan.

                  As described above, holders of Claims and Interests in Classes 6 and 7 will not receive or retain any property under the Plan on account of their Claims and Interests in such Classes. Accordingly, under section 1126(g) of the Bankruptcy Code, such classes are presumed to have rejected the Plan. The Debtors (a) request confirmation of the Plan under section 1129(b) of the Bankruptcy Code notwithstanding the deemed rejection of the Plan by Classes 6 and 7 and (b) reserve the right to seek confirmation of the Plan under section 1129(b) of the Bankruptcy Code notwithstanding the rejection of the Plan by the other Classes of Claims. The Debtors believe that the Plan may be confirmed pursuant to the above-described "cramdown" provisions, over the dissent of certain Classes of Claims and Interests, in view of the treatment proposed for such Classes. The Debtors believe that the treatment under the Plan of the holders of Claims and Interests in Classes 6 and 7 satisfies the "fair and equitable" test since, although no distribution will be made in respect of Claims and Interests in such Classes and, as a result, such classes will be deemed to have rejected the Plan, no class junior to such non-accepting Class will receive or retain any property under the Plan. In addition, the Debtors do not believe that the Plan unfairly discriminates against any dissenting Class because all dissenting Classes of equal rank are treated equally under the Plan.

        2.        Best Interests Test.

                  With respect to each impaired Class of Claims and Interests, confirmation of the plan requires that each holder of a Claim or Interest either (a) accept the Plan or (b) receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the value such holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code.

                  Substantially all of the Debtors' assets have already been liquidated pursuant to the Asset Purchase Agreement with Digital Island. Therefore, the Debtor's Estates consist of the remaining proceeds of the sale to Digital Island, Cash and minimal additional assets. Although the Plan's proposed liquidation and a chapter 7 liquidation would have the same goal of liquidating the remainder of the Debtors' Estates and distributing all of the proceeds to creditors, the Debtors believe that the Plan provides a more efficient vehicle to accomplish this goal. Liquidating the Debtors' Estates pursuant to a chapter 7 liquidation would require the appointment of a chapter 7 trustee. The appointment of the chapter 7 trustee, as well as any professionals retained by the chapter 7 trustee, would increase the operating costs associated with the liquidation of the Debtor's Estates. Further, like the Debtors, a chapter 7 trustee would complete the liquidation of the Debtors' remaining assets, resolve Disputed Claims and make distributions to creditors. A chapter 7 trustee, however, would not have the benefit of the historical knowledge of the Debtors to resolve the Disputed Claims efficiently. Therefore, the Debtors believe that a chapter 7 trustee, on average, would settle Disputed Claims for higher amounts than the Debtors, as a result of the Debtors' knowledge of their business and the resulting Claims. The Debtors also believe that distributions would occur in a shorter time period pursuant to the Plan than if the Debtors' Estates were liquidated pursuant to a chapter 7 liquidation. A conversion to chapter 7 would take time. In addition, the chapter 7 trustee, once appointed, and any professionals hired by the chapter 7 trustee would need to gain familiarity with the Debtors and their creditors, thus delaying the initial distribution to creditors.

                  After considering the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in the Chapter 11 Cases, the Debtors have determined that a chapter 7 liquidation would result in a substantial diminution in the value to be realized by the holders of certain Claims and a delay in making distributions to all Classes of Claims entitled to a distribution. The Debtors believe that holders of Class 3, 4 and 5 Claims would receive less in a chapter 7 liquidation than under the Plan. Finally, the Debtors believe that holders of Claims and Interests in other Classes would receive the same distribution in a chapter 7 liquidation as under the Plan. Therefore, the Debtors believe that the Plan satisfies the requirements of section 1129(a)(7) of the Bankruptcy Code.

        3.        Feasibility.

                  Section 1129(a)(11) of the Bankruptcy Code requires that confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successors to the Debtors under the Plan, unless such liquidation or reorganization is proposed in the Plan. The Plan proposed by the Debtors provides for a liquidation of the Debtors' remaining assets and a distribution of Cash to creditors in accordance with the priority scheme of the Bankruptcy Code and the terms of the Plan. The ability of Reorganized EXDS to make the distributions described in the Plan does not depend on future earnings of the Debtors. Accordingly, the Debtors believe that the Plan is feasible and meets the requirements of section 1129(a)(11) of the Bankruptcy Code.


                     VIII. RISK FACTOR TO BE CONSIDERED

                  Holders of Claims against the Debtors should read and consider carefully the information set forth below, as well as the other information set forth in this Disclosure Statement (and the documents delivered together herewith and/or incorporated by reference), prior to voting to accept or reject the Plan. This information, however, should not be regarded as the only risk involved in connection with the Plan and its implementation.

                  The holders of Class 3, 4 and 5 Claims are subject to the risk of dilution if the amount of Claims is higher than the Debtors' estimate or if the purchase price received from Digital Island is reduced as a result of the working capital adjustment. The holders of such Claims are also subject to the risk of dilution if the disposition of the Debtors' remaining assets generate lower proceeds than estimated or if the Debtors incur higher administrative expenses than expected. A number of Disputed Claims are material and the total amount of all Claims, including Disputed Claims, may be materially in excess of the total amount of Allowed Claims assumed in the development of the Plan. The actual amount of Allowed Claims may differ significantly from the estimates set forth in the table in
Article II, "Overview of the Plan." Accordingly, the amount of distribution that will ultimately be received by any particular holder of an Allowed Class 3, 4 or 5 Claim may be adversely affected by the aggregate amount of all Allowed Claims. Consequently distributions to holders of Allowed Class 3, 4 and 5 Claims will be made on an incremental basis until all Disputed Claims have been resolved.


          IX. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

A.      General
        -------

                  A summary description of certain federal income tax consequences of the Plan is provided below. The description of tax consequences below is for informational purposes only and is subject to significant uncertainties. Only the principal consequences of the Plan for the holders of Claims who are entitled to vote to confirm or reject the plan are described below. No opinion of counsel has been sought or obtained with respect to any tax consequences of the Plan, and no tax opinion is given by this disclosure Statement. No rulings or determinations of the Internal Revenue Service ("IRS") or any other tax authorities have been obtained or sought with respect to the Plan, and the description below is not binding upon the IRS or such other authorities.

                  The following discussion of federal income tax consequences is based on the Internal Revenue Code (the "Code"), regulations promulgated and proposed thereunder, judicial decisions and published administrative rulings and pronouncements of the IRS as in effect on the date hereof. Legislative, judicial or administrative changes or interpretations enacted or promulgated in the future could alter or modify the analyses and conclusions set forth below. Any such changes or interpretations may be retroactive and could significantly affect the federal income tax consequences discussed below.

                  This discussion does not address foreign, state or local tax consequences of the Plan, nor does it purport to address the federal tax consequences of the Plan to special classes of taxpayers (such as foreign entities, nonresident alien individuals, S corporations, mutual funds, insurance companies, financial institutions, small business investment companies, regulated investment companies, broker-dealers and tax-exempt organizations). Furthermore, estate and gift tax issues are not addressed herein.

                  No representations are made regarding the particular tax consequences of the Plan to any holder of a Claim or Interest. Each holder of a Claim or Interest is strongly urged to consult its tax advisor regarding the federal, state, local and foreign tax consequences of the transactions described herein and in the Plan.

                  Federal income taxes, like many other taxes, are priority claims. Accordingly, such claims must be satisfied before most other claims may be paid. In addition, a corporation or a consolidated group of corporations may incur alternative minimum tax liability even where NOL carryovers and other tax attributes are sufficient to eliminate its taxable income as computed under the regular corporate income tax. It is possible that the Debtors will be liable for the alternative minimum tax.

B.      Federal Income Tax Consequences to Holders of Claims.
        ----------------------------------------------------

                  Holders of Claims generally should recognize gain (or loss) to the extent the amount realized under the Plan in respect of their Claims exceeds (or is exceeded by) their respective tax bases in their Claims. The amount realized for this purpose generally should equal the amount of cash and the fair market value, if any, of any other assets received or deemed to be received for federal income tax purposes under the Plan in respect of their respective Claims. A holder of a Claim that receives or is deemed to receive for federal income tax purposes a non-cash asset under the Plan in respect of its Claim generally should have a tax basis in such asset in an amount equal to the fair market value of such asset on the date of receipt for federal income tax purposes.

                  The tax treatment of holders of Claims and the character, amount and timing of income, gain or loss recognized as a consequence of the Plan and the distributions provided for by the Plan will depend upon, among other things, (i) the manner in which a holder acquired a Claim; (ii) the length of time a Claim has been held; (iii) whether the Claim was acquired at a discount; (iv) whether the holder has taken a bad debt deduction in the current or prior years; (v) whether the holder has previously included accrued but unpaid interest with respect to a Claim;
(vi) the method of tax accounting of a holder; and (vii) whether a Claim is an installment obligation for federal income tax purposes. Therefore, holders of Claims should consult their tax advisor for information that may be relevant to their particular situation and circumstances and the particular tax consequence to such holders as a result thereof.

C.      Information Reporting and Backup Withholding.
        --------------------------------------------

                  Certain payments, including the payments of Claims pursuant to the Plan, are generally subject to information reporting by the payor (the Debtors) to the IRS. Moreover, such reportable payments are subject to backup withholding under certain circumstances. Under the Code's backup withholding rules, a holder of a Claim may be subject to backup withholding with respect to distributions or payments made pursuant to the Plan, unless the holder: (a) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates this fact or (b) provides a correct taxpayer identification number and certifies under penalty of perjury that the taxpayer identification number is correct and that the taxpayer is not subject to backup withholding because of a failure to report all dividend and interest income.

D.      Importance of Obtaining Professional Tax Assistance.
        ----------------------------------------------------

                  THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL. THE ABOVE DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. THE TAX CONSEQUENCES ARE IN MANY CASES UNCERTAIN AND MAY VARY DEPENDING ON A HOLDER'S INDIVIDUAL CIRCUMSTANCES. ACCORDINGLY, HOLDERS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS ABOUT THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE PLAN.


                    X. ALTERNATIVES TO CONFIRMATION AND
                          CONSUMMATION OF THE PLAN
                          ------------------------

                  Since the Debtors have no ongoing operations, the alternatives to the Plan are very limited and not likely to benefit creditors. Although the Debtors could theoretically file a new plan, the most likely result if the Plan is not confirmed and consummated is that the Chapter 11 Cases will be converted to cases under chapter 7 of the Bankruptcy Code. The Debtors believe that conversion of these Chapter 11 Cases to chapter 7 would result in (i) significant delay in distributions to all creditors who would have received a distribution under the Plan and
(ii) diminished recoveries for holders of Class 3, 4 and 5 Claims.


                  XI. CONCLUSION AND RECOMMENDATION.
                      ------------------------------

                  The Debtors believe that confirmation and implementation of the Plan is preferable to any of the alternatives described above because it will result in the greatest recoveries to holders of Claims. Other alternatives would involve significant delay, uncertainty and substantial additional administrative costs.

                  Consequently, the Debtors urge all holders of Claims to vote to accept the Plan and to evidence their acceptance by duly completing and returning their Ballots so that they will be received on or before 5:00 p.m., prevailing Eastern Time, on ____________, 2002.

Dated:  Wilmington, Delaware
        March 25, 2002               Respectfully submitted,
                                     EXDS, INC. (f/k/a EXODUS
                                     COMMUNICATIONS, INC.)
                                     (for itself and on behalf of the Affiliate
                                     Debtors)


                                     By: /s/ Adam W. Wegner
                                         ------------------------------------
                                     Name:  Adam W. Wegner
                                     Title: General Counsel


                                            Counsel:
                                            J. Gregory Milmoe
                                            SKADDEN, ARPS, SLATE, MEAGHER
                                            & FLOM LLP
                                            Four Times Square
                                            New York, New York 10036
                                            (212) 735-3000

                                            - and -

                                            John K. Lyons SKADDEN, ARPS,
                                            SLATE, MEAGHER & FLOM
                                            (ILLINOIS) 333 West Wacker
                                            Drive Chicago, Illinois
                                            60606-1285 (312) 407-0700

                                            - and -


                                            /s/ David R. Hurst
                                            -----------------------------
                                            Mark S. Chehi (I.D. No. 2855)
                                            David R. Hurst (I.D. No. 3743)
                                            Jane Leamy (I.D. No. 4113)
                                            SKADDEN, ARPS, SLATE, MEAGHER
                                            & FLOM LLP
                                            One Rodney Square
                                            P.O. Box 636
                                            Wilmington, Delaware 19899-0636
                                            (302) 651-3000

                                            ATTORNEYS FOR DEBTORS
                                            AND DEBTORS-IN-POSSESSION

                                 EXHIBIT A
                      JOINT PLAN OF REORGANIZATION OF
                    EXDS, INC. AND ITS DEBTOR AFFILIATES






                   IN THE UNITED STATES BANKRUPTCY COURT
                        FOR THE DISTRICT OF DELAWARE


- -  - - - - - - - - - - - - -- - - - - - - - x
In re:                                        :       Chapter 11
                                              :
EXDS, INC. (f/k/a EXODUS                      :       Case No. 01-10539 (SLR)
COMMUNICATIONS, INC.), et al.,                :
                                              :       Jointly Administered
                           Debtors.           :
                                              :
 - - - - - - - - - - - - - - -- - - - - - - - x

                        JOINT PLAN OF REORGANIZATION
                  OF EXDS, INC. AND ITS DEBTOR AFFILIATES

                                J. Gregory Milmoe
                                SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                                Four Times Square
                                New York, New York  10036
                                (212) 735-3000

                                         - and -

                                John K. Lyons
                                SKADDEN, ARPS, SLATE, MEAGHER & FLOM (ILLINOIS) 333 West Wacker Drive
                                Chicago, Illinois  60606-1285
                                (312) 407-0700

                                         - and -

                                Mark S. Chehi (I.D. No. 2855)
                                David R. Hurst (I.D. No. 3743)
                                Jane Leamy (I.D. No. 4113)
                                SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                                One Rodney Square
                                P.O. Box 636
                                Wilmington, Delaware  19899-0636
                                (302) 651-3000

                                Attorneys for EXDS, Inc., et al.,
                                  Debtors and Debtors-in-Possession

Dated:   Wilmington, Delaware
         March 25, 2002




                                          TABLE OF CONTENTS

INTRODUCTION........................................................................................1


                                              ARTICLE I

                              DEFINED TERMS AND RULES OF INTERPRETATION

1.1     Administrative Claim........................................................................1
1.2     Administrative Claims Reserve...............................................................2
1.3     Administrator Professionals.................................................................2
1.4     ADR.........................................................................................2
1.5     Affiliate Debtors...........................................................................2
1.6     Allowed ... Claim...........................................................................2
1.7     Allowed Claim...............................................................................3
1.8     Amended Certificate of Incorporation and By-Laws............................................3
1.9     Asset Purchase Agreement....................................................................4
1.10    Available Cash..............................................................................4
1.11    Ballot......................................................................................4
1.12    Bankruptcy Code.............................................................................4
1.13    Bankruptcy Court............................................................................4
1.14    Bankruptcy Rules............................................................................4
1.15    Bar Date....................................................................................4
1.16    Bar Date Order..............................................................................5
1.17    Business Day................................................................................5
1.18    Cash........................................................................................5
1.19    C&W ........................................................................................5
1.20    Chapter 11 Cases............................................................................5
1.21    Claim.......................................................................................5
1.22    Claims Objection Deadline...................................................................5
1.23    Class.......................................................................................5
1.24    Collateral..................................................................................5
1.25    Confirmation Date...........................................................................6
1.26    Confirmation Hearing........................................................................6
1.27    Confirmation Order..........................................................................6
1.28    Creditors' Committee........................................................................6
1.29    Debtor(s)...................................................................................6
1.30    Delaware General Corporation Law............................................................6
1.31    Digital Island .............................................................................6
1.32    Disbursing Agent............................................................................6
1.33    Disclosure Statement........................................................................6
1.34    Disputed ... Claim..........................................................................6
1.35    Disputed Claim..............................................................................6
1.36    Disputed Claim Amount.......................................................................7
1.37    Disputed Claims Reserve.....................................................................8
1.38    Distribution Date...........................................................................8
1.39    Distribution Record Date....................................................................8
1.40    District Court .............................................................................8
1.41    Effective Date..............................................................................8
1.42     Escrow.....................................................................................8
1.43    Estate(s)...................................................................................8
1.44    EXDS........................................................................................8
1.45    Fee Claim...................................................................................8
1.46    Fee Order...................................................................................9
1.47    File, Filed or Filing.......................................................................9
1.48    Final Order.................................................................................9
1.49    General Unsecured Claim.....................................................................9
1.50    Impaired....................................................................................9
1.51    Indenture Trustee Fees and Expenses.........................................................9
1.52    Insured Claim..............................................................................10
1.53    Intercompany Claim.........................................................................10
1.54    Interest...................................................................................10
1.55    IRC........................................................................................10
1.56    IRS........................................................................................10
1.57    Litigation Claims..........................................................................10
1.58    Non-Tax Priority Claim.....................................................................10
1.59    Old Common Stock...........................................................................10
1.60    Old Equity.................................................................................11
1.61    Operating Reserve..........................................................................11
1.62    Petition Date..............................................................................11
1.63    Plan.......................................................................................11
1.64    Plan Administrator.........................................................................11
1.65    Plan Administrator Agreement...............................................................11
1.66    Plan Committee.............................................................................11
1.67    Plan Supplement............................................................................12
1.68    Priority Tax Claim.........................................................................12
1.69    Pro Rata...................................................................................12
1.70    Professional...............................................................................12
1.71    Purchase Price Adjustment..................................................................12
1.72    Quarter....................................................................................12
1.73    Quarterly Distribution Date................................................................12
1.74    Reorganized EXDS...........................................................................12
1.75    Reserves...................................................................................13
1.76    Restricted Cash............................................................................13
1.77    Sale Order.................................................................................13
1.78    Schedules..................................................................................13
1.79    Secured Claim..............................................................................13
1.80    Senior Indenture Trustee...................................................................14
1.81    Senior Note Claim..........................................................................14
1.82    Solicitation Order.........................................................................14
1.83    Subordinated Indenture Trustee.............................................................14
1.84    Subordinated Note Claim....................................................................14
1.85    Subordinated Note Payment Amount...........................................................14
1.86    Subordinated Redistribution Amount.........................................................14
1.87    Subordination Rights.......................................................................15
1.88    Subsidiary Interests ......................................................................15
1.89    Substantive Consolidation Order............................................................15
1.90    Tort Claim.................................................................................15
1.91    Unclaimed Distribution Reserve ............................................................15
1.92    Unimpaired ................................................................................15
1.93    Unsecured Claim............................................................................15
1.94    Voting Deadline............................................................................15
1.95    Working Capital Reserve....................................................................15
1.96    11-5/8% Dollar Denominated Senior Notes ...................................................16
1.97    11-1/4% Senior Notes.......................................................................16
1.98    11-3/8% Euro Denominated Senior Notes .....................................................16
1.99    5-1/4% Convertible Subordinated Notes .....................................................16
1.100             5% Convertible Subordinated Notes ...............................................16
1.101             4-3/4% Convertible Subordinated Notes ...........................................16
1.102             10-3/4% Dollar Denominated Senior Notes .........................................17
1.103             10-3/4% Euro Denominated Senior Notes ...........................................17




                                             ARTICLE II

                               CLASSIFICATION OF CLAIMS AND INTERESTS

2.1     Unclassified Claims........................................................................18
2.2     Unimpaired Classes of Claims...............................................................18
2.3     Impaired Classes of Claims.................................................................18
2.4     Impaired Class of Interests................................................................19


                                             ARTICLE III

                                  TREATMENT OF CLAIMS AND INTERESTS

3.1     Unclassified Claims........................................................................19
3.2     Unimpaired Classes of Claims...............................................................20
3.3     Impaired Classes of Claims.................................................................21
3.4     Impaired Class of Interests................................................................23
3.5     Special Provision Regarding Unimpaired Claims..............................................23


                                             ARTICLE IV

                                MEANS FOR IMPLEMENTATION OF THE PLAN

4.1     Substantive Consolidation..................................................................24
4.2     Merger of Subsidiaries into EXDS...........................................................24
4.3     Continued Corporate Existence; Dissolution of Reorganized EXDS.............................25
4.4     Certificate of Incorporation and By-laws...................................................25
4.5     Directors and Officers; Effectuating Documents; Further Transactions.......................26
4.6     The Plan Administrator.....................................................................26
4.7     No Revesting of Assets.....................................................................30
4.8     Preservation of Rights of Action; Settlement of Litigation Claims..........................30
4.9     ADR........................................................................................31
4.10    Creditors' Committee and Plan Committee....................................................31
4.11    Cancellation of Securities, Instruments and Agreements
        Evidencing Claims and Interests............................................................33
4.12    Sources of Cash for Plan Distributions.....................................................34
4.13    Special Provisions Regarding Insured Claims................................................34
4.14    Exemption from Transfer Taxes..............................................................34


                                              ARTICLE V

                                 ACCEPTANCE OR REJECTION OF THE PLAN

5.1     Classes Entitled to Vote...................................................................35
5.2     Acceptance by Impaired Classes.............................................................35
5.3     Cramdown...................................................................................35


                                             ARTICLE VI

                                 PROVISIONS GOVERNING DISTRIBUTIONS

6.1     Distributions for Claims Allowed as of the Effective Date..................................36
6.2     Interest on Claims.........................................................................36
6.3     Distributions by Reorganized EXDS..........................................................36
6.4     Delivery of Distributions and Undeliverable or Unclaimed Distributions.....................37
6.5     Record Date for Distributions..............................................................38
6.6     Allocation of Plan Distributions Between Principal and Interest............................38
6.7     Means of Cash Payment......................................................................38
6.8     Withholding and Reporting Requirements.....................................................39
6.9     Setoffs....................................................................................39
6.10    Fractional Dollars; De Minimis Distributions...............................................39
6.11    Release of Liens...........................................................................39


                                             ARTICLE VII

                        TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

7.1     Rejected Contracts and Leases..............................................................40
7.2     Bar to Rejection Damages...................................................................40


                                            ARTICLE VIII

                                 PROCEDURES FOR RESOLVING DISPUTED,
                                 CONTINGENT AND UNLIQUIDATED CLAIMS

8.1     Objection Deadline; Prosecution of Objections..............................................41
8.2     No Distributions Pending Allowance.........................................................41
8.3     Accounts; Escrows; Reserves................................................................41
8.4     Distributions After Allowance..............................................................42


                                             ARTICLE IX

                              CONFIRMATION AND CONSUMMATION OF THE PLAN

9.1     Confirmation Date..........................................................................43
9.2     Effective Date.............................................................................43
9.3     Consequences of Non-Occurrence of Effective Date...........................................43


                                              ARTICLE X

EFFECT OF PLAN CONFIRMATION

10.1    Binding Effect.............................................................................44
10.2    Releases...................................................................................44
10.3    Discharge of Claims and Termination of Interests...........................................45
10.4    Exculpation and Limitation of Liability....................................................45
10.5    Injunction.................................................................................46
10.6    Term of Bankruptcy Injunction or Stays.....................................................47
10.7    Continuation of ADR........................................................................47


                                             ARTICLE XI

                                      RETENTION OF JURISDICTION

11.1    Retention of Jurisdiction..................................................................47


                                             ARTICLE XII

                                      MISCELLANEOUS PROVISIONS

12.1    Effectuating Documents and Further Transactions............................................50
12.2    Corporate Action...........................................................................50
12.3    Bar Dates for Certain Claims...............................................................50
12.4    Payment of Statutory Fees..................................................................52
12.5    Amendment or Modification of the Plan......................................................52
12.6    Severability of Plan Provisions............................................................52
12.7    Successors and Assigns.....................................................................52
12.8    Plan Supplement............................................................................53
12.9    Revocation, Withdrawal or Non-Consummation.................................................53
12.10   Notice.....................................................................................53
12.11   Governing Law..............................................................................55
12.12   Tax Reporting and Compliance...............................................................55
12.13   Schedules..................................................................................56
12.14   Filing of Additional Documents.............................................................56




                                INTRODUCTION

                  EXDS, Inc. (f/k/a Exodus Communications, Inc.) and its affiliates EXDS (ASI), Inc. (f/k/a Arca Systems, Inc.), EXDS (AISI), Inc. (f/k/a American Information Systems, Inc.), EXDS (CTSI), Inc. (f/k/a Cohesive Technology Solutions, Inc.), EXDS (GCI), Inc. (f/k/a GlobalCenter, Inc.), EXDS (GCHC), Inc. (f/k/a GlobalCenter Holding, Co.), EXDS (KLI), Inc. (f/k/a KeyLabs, Inc.), Planet, Inc. and EXDS (SMI), Inc. (f/k/a Service Metrics, Inc.), as "proponents of the plan" within the meaning of section 1129 of the Bankruptcy Code (as that term is defined herein), propose the following joint plan of reorganization which contemplates the liquidation of the Debtors and the resolution of the outstanding claims against and interests in the Debtors pursuant to section 1121(a) of the Bankruptcy Code. Reference is made to the Disclosure Statement (as that term is defined herein), distributed contemporaneously herewith, for a discussion of the Debtors' history, business, properties and operations, a summary and analysis of the Plan, and certain related matters including, among other things, the proposed substantive consolidation of the Debtors' cases. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Fed. R. Bankr. P. 3019, the Debtors reserve the right, after consultation with and as agreed to by the Creditors' Committee, to alter, amend, modify, revoke or withdraw this Plan prior to its substantial consummation.


                                 ARTICLE I

                 DEFINED TERMS AND RULES OF INTERPRETATION

                  As used herein, capitalized terms have the meanings set forth below. Any term that is not otherwise defined herein, but that is used in the Bankruptcy Code or the Bankruptcy Rules, will have the meaning given to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.

                  1.1 Administrative Claim means a Claim for costs and expenses of administration of the Chapter 11 Cases Allowed under section 503(b) or 507(a)(1) of the Bankruptcy Code, including: (a) any actual and necessary costs and expenses incurred after the Petition Date of preserving the Debtors' Estates and operating the businesses of the Debtors (such as wages, salaries, commissions for services and payments for inventories, leased equipment and premises) and Claims of governmental units for taxes (including tax audit Claims related to tax years commencing after the Petition Date, but excluding Claims (i) relating to tax periods, or portions thereof, ending on or before the Petition Date and (ii) for sale, transfer, or any other similar taxes relating to transfers pursuant to section 1146(c) of the Bankruptcy Code); (b) compensation for legal, financial, advisory, accounting and other services and reimbursement of expenses Allowed by the District Court under section 330, 331 or 503(b) of the Bankruptcy Code to the extent incurred prior to the Effective Date; (c) the Indenture Trustee Fees and Expenses; and (d) all fees and charges assessed against the Debtors' Estates under section 1930, chapter 123 of title 28, United States Code.

                  1.2 Administrative Claims Reserve means the reserve maintained by Reorganized EXDS to pay Administrative Claims, Priority Tax Claims, Non-Tax Priority Claims and Secured Claims that become Allowed Claims after the Effective Date.

                  1.3 Administrator Professionals means the agents, financial advisors, attorneys, consultants, independent contractors, representatives and other professionals of the Plan Administrator, Reorganized EXDS, the Debtors and the Estates (in their capacities as such).

                  1.4 ADR means the alternative dispute resolution procedure (if any) approved by the District Court prior to the Effective Date for the liquidation of Tort Claims.

                  1.5 Affiliate Debtors means, individually or collectively, the following debtors and debtors-in-possession in Chapter 11 Case No. 01-10539 (SLR) pending in the District Court: EXDS (ASI), Inc. (f/k/a Arca Systems, Inc.), EXDS (AISI), Inc. (f/k/a American Information Systems, Inc.), EXDS (CTSI), Inc. (f/k/a Cohesive Technology Solutions, Inc.), EXDS (GCI), Inc. (f/k/a GlobalCenter, Inc.), EXDS (GCHC), Inc. (f/k/a GlobalCenter Holding, Co.), EXDS (KLI), Inc. (f/k/a KeyLabs, Inc.), Planet, Inc. and EXDS (SMI), Inc. (f/k/a Service Metrics, Inc.).

                  1.6 Allowed .. Claim means an Allowed Claim in the Class or category specified. Any reference herein to a particular Allowed Claim includes both the secured and unsecured portions of such Claim.

                  1.7      Allowed Claim means:

                           (a) a Claim that has been listed by a Debtor on
its Schedules as liquidated in amount and not disputed or contingent unless it is a Disputed Claim under Sections 1.35(a)(ii), 1.35(b)(ii) or 1.35(b)(iv) hereof; or

                           (b) a Claim for which a proof of claim has been
Filed by the applicable Bar Date, or otherwise has been deemed timely Filed under applicable law, unless it is a Disputed Claim under Section 1.35(b) hereof; or

                           (c) a Claim that is Allowed (i) by a Final
Order; (ii) by a settlement stipulation; or (iii) pursuant to the terms of the Plan; or

                           (d)   with respect to an Administrative Claim, an
Administrative Claim for which a holder thereof Filed and served a request for payment of such Administrative Claim, unless it is a Disputed Claim under Section 1.35(b) hereof; or

                           (e) any Claim that is not a Disputed Claim under
Sections 1.35(a)(i), 1.35(b)(i), 1.35(b)(ii) or 1.35(b)(iii) hereof and as to which the Debtors, Reorganized EXDS, the Plan Administrator, the Plan Committee or any other party in interest has not interposed a timely objection or request for estimation in accordance with the Plan, the Bankruptcy Code and the Bankruptcy Rules by the Claims Objection Deadline or, with respect to Fee Claims and Administrative Claims, the deadline set forth in Article XII hereof, as applicable, which objection or request for estimation has not been withdrawn; provided, however, that no objection or request for estimation as to any Disputed Claim set forth in Sections 1.35(a)(i), 1.35(b)(i), 1.35(b)(ii) or 1.35(b)(iii) hereof need be Filed by the Claims Objection Deadline and, until its resolution, such Disputed Claim shall not be considered to be Allowed.

                  The term "Allowed Claim" shall not, for purposes of computing distributions under the Plan, include interest on such Claim from and after the Petition Date, except as provided in section 506(b) of the Bankruptcy Code or as otherwise expressly set forth in the Plan.

                  1.8 Amended Certificate of Incorporation and By-Laws means Reorganized EXDS' certificate of incorporation and by-laws in effect under the laws of the State of Delaware, as amended by the Plan.

                  1.9 Asset Purchase Agreement means the asset purchase agreement, dated as of November 29, 2001, as amended, among Exodus Communications, Inc., et al., Cable and Wireless plc and Digital Island Inc.

                  1.10 Available Cash means all Cash held by the Estates as of the date ten (10) Business Days prior to the date of any distribution, other than: (a) with respect to distributions to be made on the Distribution Date, (i) Cash to be distributed on the Distribution Date to holders of Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Non-Tax Priority Claims and Allowed Secured Claims that became Allowed Claims on or before the Effective Date and (ii) Restricted Cash; and (b) with respect to distributions to be made on any Quarterly Distribution Date, Restricted Cash.

                  1.11 Ballot means each of the ballot form or forms distributed to each holder of an Impaired Claim, on which the holder is to indicate acceptance or rejection of the Plan.

                  1.12 Bankruptcy Code means title 11, United States Code, as now in effect or hereafter amended.

                  1.13 Bankruptcy Court means the United States Bankruptcy Court for the District of Delaware.

                  1.14 Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure and the Local Rules of Bankruptcy Practice and Procedures of the United States Bankruptcy Court for the District of Delaware, as now in effect or hereafter amended.

                  1.15 Bar Date means the applicable deadline by which a proof of claim must have been or must be Filed, as established by an order of the District Court, including the Bar Date Order and the Confirmation Order. The term "Bar Date" also includes the deadline for Filing Fee Claims established pursuant to Article XII hereof, the deadline for Filing Administrative Claims established pursuant to Article XII hereof and the deadline for Filing Claims arising from rejection of executory contracts and unexpired leases established pursuant to Article VII hereof.

                  1.16 Bar Date Order means the Order Under Fed. R. Bankr.
P. 3003(c)(3) (I) Setting Bar Date for Filing Proofs of Claim and (II) Approving Form and Manner of Notice Thereof (Docket No. 1013), approved by the District Court on February 6, 2002, as the same may have been or hereafter may be amended, modified or supplemented.

                  1.17 Business Day means any day, other than a Saturday, Sunday or "legal holiday" (as defined in Bankruptcy Rule 9006(a)).

                  1.18 Cash means legal tender of the United States of America and equivalents thereof.

                  1.19     C&W means Cable and Wireless plc.

                  1.20 Chapter 11 Cases means (a) when used with reference to a particular Debtor, the chapter 11 case pending for that Debtor in the District Court and (b) when used with reference to all Debtors, the chapter 11 cases pending for the Debtors in the District Court.

                  1.21 Claim means a "claim," as defined in section 101(5) of the Bankruptcy Code.

                  1.22 Claims Objection Deadline means the last day for Filing objections to Disputed Claims (other than Disputed Claims set forth in Sections 1.35(a)(i), 1.35(b)(i), 1.35(b)(ii) or 1.35(b)(iii) hereof, for which no objection or request for estimation shall be required), which day shall be the later of (a) one hundred eighty (180) days after the Effective Date or (b) sixty (60) days after the Filing of a proof of claim for, or request for payment of, such Claim or such other date as the District Court may order.

                  1.23 Class means a category of holders of Claims or Interests, as described in Article II hereof.

                  1.24 Collateral means any property or interest in property of the Debtors' Estates that is subject to a valid and enforceable lien to secure a Claim.

                  1.25 Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on the docket of the Bankruptcy Court.

                  1.26 Confirmation Hearing means the hearing held by the District Court pursuant to section 1128 of the Bankruptcy Code to consider confirmation of the Plan, as such hearing may be adjourned or continued from time to time.

                  1.27 Confirmation Order means the order of the District Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

                  1.28 Creditors' Committee means the statutory committee of unsecured creditors appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code.

                  1.29 Debtor(s) means, individually, EXDS or any of the Affiliate Debtors and, collectively, all of EXDS and the Affiliate Debtors.

                  1.30 Delaware General Corporation Law means title 8 of the Delaware Code, in effect as of the date hereof.

                  1.31     Digital Island means Digital Island Inc.

                  1.32 Disbursing Agent means the Debtors or Reorganized EXDS or any party designated by the Debtors or Reorganized EXDS, in conjunction with the Creditors' Committee, to serve as disbursing agent under the Plan.

                  1.33 Disclosure Statement means the written disclosure statement (including all schedules thereto or referenced therein) that relates to the Plan, as approved by the District Court pursuant to section 1125 of the Bankruptcy Code, as the same may be amended, modified or supplemented.

                  1.34 Disputed ... Claim means a Disputed Claim in the Class or category specified.

                  1.35 Disputed Claim means any Claim, including any Administrative Claim, which has not been Allowed pursuant to the Plan, a Final Order or a settlement stipulation, and

                           (a) if no proof of claim has been Filed by the
applicable Bar Date: (i) a Claim that has been or hereafter is listed on the Schedules as disputed, contingent or unliquidated; or (ii) a Claim that has been or hereafter is listed on the Schedules as other than disputed, contingent or unliquidated, but as to which the Debtors, Reorganized EXDS, the Plan Administrator, the Plan Committee or any other party in interest has interposed a timely objection or request for estimation in accordance with the Plan, the Bankruptcy Code and the Bankruptcy Rules by the Claims Objection Deadline or, with respect to Fee Claims and Administrative Claims, the deadline set forth in Article XII hereof, as applicable, which objection or request for estimation has not been withdrawn or determined by a Final Order; or

                           (b) if a proof of claim or request for payment
of an Administrative Claim has been Filed by the applicable Bar Date: (i) a Claim for which no corresponding Claim has been or hereafter is listed on the Schedules; (ii) a Claim for which a corresponding Claim has been or hereafter is listed on the Schedules as other than disputed, contingent or unliquidated, but the nature or amount of the Claim as asserted in the proof of claim varies from the nature and amount of such Claim as listed on the Schedules; (iii) a Claim for which a corresponding Claim has been or hereafter is listed on the Schedules as disputed, contingent or unliquidated; (iv) a Claim for which a timely objection or request for estimation is interposed by the Debtors, Reorganized EXDS, the Plan Administrator, the Plan Committee or any other party in interest in accordance with the Plan, the Bankruptcy Code and the Bankruptcy Rules by the Claims Objection Deadline or, with respect to Fee Claims and Administrative Claims, the deadline set forth in Article XII hereof, as applicable, which objection or request for estimation has not been withdrawn or determined by a Final Order.

                  1.36 Disputed Claim Amount means the lesser of (a) the liquidated amount set forth in the proof of claim relating to a Disputed Claim, (b) the amount estimated by the District Court for purposes of distributions in respect of such Disputed Claim in accordance with section 502(c) of the Bankruptcy Code pursuant to Section 8.3 hereof, and (c) the amount of such Disputed Claim Allowed by the District Court pursuant to section 502 of the Bankruptcy Code, or zero, if such Disputed Claim is disallowed in its entirety by the District Court pursuant to such section, in either case, regardless of whether the order or judgment allowing or disallowing such Claim has become a Final Order; provided, however, that in the event a Claim has been disallowed, but the order of disallowance has not yet become a Final Order, the District Court may require the Disbursing Agent to reserve, and hold in trust for the benefit of each holder of such Claim, Cash in an amount equal to the Pro Rata distributions which the District Court, in its discretion, determines will protect the rights of such holder under all of the facts and circumstances relating to the order of disallowance and the appeal of such holder from such order.

                  1.37 Disputed Claims Reserve means the reserve of Cash established and maintained by the Estates for holders of Senior Note Claims and General Unsecured Claims on account of Disputed Senior Note Claims and Disputed General Unsecured Claims.

                  1.38 Distribution Date means the date, occurring as soon as possible after the Effective Date, upon which initial distributions from the Estates are made to holders of Allowed Claims.

                  1.39 Distribution Record Date means the Confirmation
Date.

                  1.40 District Court means the United States District Court for the District of Delaware in which the Chapter 11 Cases were commenced on September 26, 2001, or any other court with jurisdiction over the Chapter 11 Cases.

                  1.41 Effective Date means the Business Day the Plan becomes effective as provided in Article IX hereof.

                  1.42 Escrow means the escrow account established pursuant to section 9.5 of the Asset Purchase Agreement to satisfy or secure the Debtors' obligations, if any, with respect to the Purchase Price Adjustment or pursuant to sections 2.4(c), 2.10(b) or 6.16, or Articles V or IX of the Asset Purchase Agreement.

                  1.43 Estate(s) means, individually, the estate of EXDS or any of the Affiliate Debtors and, collectively, the estates of all of the Debtors created under section 541 of the Bankruptcy Code.

                  1.44 EXDS means EXDS, Inc. (f/k/a Exodus Communications, Inc.), debtor and debtor-in-possession in Chapter 11 Case No. 01-10539 (SLR) pending in the District Court.

                  1.45 Fee Claim means an Administrative Claim under
section 330(a), 331 or 503 of the Bankruptcy Code for compensation of a Professional or other entity for services rendered or expenses incurred in the Chapter 11 Cases on or prior to the Effective Date (including expenses of the members of the Creditors' Committee incurred as members of the Creditors' Committee in discharge of their duties as such).

                  1.46 Fee Order means the Administrative Order Under 11 U.S.C. ss.ss.105(a), 330, 331 and 503 Establishing Procedures for
Compensation and Reimbursement of Professionals and Reimbursement of Committee Members, dated November 5, 2001 (Docket No. 310).

                  1.47 File, Filed or Filing means file, filed or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

                  1.48 Final Order means an order of the District Court as to which the time to appeal, petition for certiorari or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari or other proceedings for reargument or rehearing shall then be pending or as to which any right to appeal, petition for certiorari, reargue or rehear shall have been waived in writing in form and substance satisfactory to the Debtors or Reorganized EXDS or, in the event that an appeal, writ of certiorari or reargument or rehearing thereof has been sought, such order of the District Court shall have been determined by the highest court to which such order was appealed, or certiorari, reargument or rehearing shall have been denied and the time to take any further appeal, petition for certiorari or move for reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed with respect to such order shall not preclude such order from being a Final Order.

                  1.49 General Unsecured Claim means a Claim that is not an Administrative Claim, Priority Tax Claim, Non-Tax Priority Claim, Secured Claim, Senior Note Claim, Subordinated Note Claim or Intercompany Claim.

                  1.50 Impaired means, when used in reference to a Claim or Interest, a Claim or Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

                  1.51 Indenture Trustee Fees and Expenses means the unpaid reasonable fees and out-of-pocket costs and expenses incurred by (i) the Senior Indenture Trustee, under the indentures for the 11-5/8% Dollar Denominated Senior Notes, the 11-1/4% Senior Notes, the 11-3/8% Euro Denominated Senior Notes, the 10-3/4% Dollar Denominated Senior Notes and the 10-3/4% Euro Denominated Senior Notes, and (ii) the Subordinated Indenture Trustee, under the indentures for the 5-1/4% Convertible Subordinated Notes, the 5% Convertible Subordinated Notes and the 4-3/4% Convertible Subordinated Notes.

                  1.52 Insured Claim means any Claim arising from an incident or occurrence that is covered under the Debtors' insurance policies.

                  1.53 Intercompany Claim means (a) any account reflecting intercompany book entries by one (1) Debtor with respect to any other Debtor or (b) any Claim that is not reflected in such book entries and is held by a Debtor against any other Debtor.

                  1.54 Interest means the legal, equitable, contractual and other rights of the holders of Old Equity, including the rights of any entity to purchase or demand the issuance of any of the foregoing, including (a) conversion, exchange, voting, participation and dividend rights; (b) liquidation preferences; (c) stock options, warrants and put rights; and (d) share-appreciation rights.

                  1.55 IRC means the Internal Revenue Code of 1986, as amended.

                  1.56 IRS means Internal Revenue Service of the United States of America.

                  1.57 Litigation Claims means the Claims, rights of action, suits or proceedings, whether in law or in equity, whether known or unknown, that any Debtor or Estate may hold against any Person, including but not limited to the Claims, rights of action, suits and proceedings listed in the Plan Supplement, to be retained by the Estates pursuant to
Section 4.8 of the Plan, but not including any claims, rights of action, suits or proceedings arising under or resulting from contractual subordination or section 510(b) of the Bankruptcy Code.

                  1.58 Non-Tax Priority Claim means a Claim, other than an Administrative Claim or Priority Tax Claim, that is entitled to priority in payment pursuant to section 507(a) of the Bankruptcy Code.

                  1.59 Old Common Stock means the common stock of Exodus Communications, Inc. outstanding immediately prior to the Petition Date, including treasury stock and all options, warrants, calls, rights, puts, awards, commitments or any other agreements of any character to acquire such common stock.

                  1.60 Old Equity means, collectively, the Old Common Stock and the Subsidiary Interests.

                  1.61 Operating Reserve means the reserve account to be established and maintained by Reorganized EXDS into which Reorganized EXDS shall from time to time deposit Cash (in such amounts and at such times as directed by the Creditors' Committee or the Plan Committee, as the case may
be) to fund, among other things, the expenses of the Plan Administrator and Reorganized EXDS, as set forth more fully in the Plan Administrator Agreement; provided, however, that the aggregate amount of Cash deposited in the Operating Reserve from time to time shall not exceed $______ unless the District Court shall approve a greater amount.

                  1.62 Petition Date means September 26, 2001, the date on which the Debtors Filed the Petitions for relief commencing the Chapter 11 Cases.

                  1.63 Plan means this chapter 11 plan of reorganization, including the Plan Supplement and all supplements, appendices and schedules thereto, either in its present form or as the same may be altered, amended or modified from time to time.

                  1.64 Plan Administrator means the person designated by the Creditors' Committee after consultation with and as agreed to by the Debtors prior to the Confirmation Date and approved by the District Court pursuant to the Confirmation Order to administer the Plan in accordance with the terms of the Plan and the Plan Administrator Agreement and to take such other actions as may be authorized under the Plan Administrator Agreement, and any successor thereto.

                  1.65 Plan Administrator Agreement means the agreement between and among the Debtors and the Plan Administrator, and subject to the approval of the Creditors' Committee, which approval will not be unreasonably withheld, specifying the rights, duties and responsibilities of and to be performed by the Plan Administrator under the Plan, in substantially the form set forth in the Plan Supplement.

                  1.66 Plan Committee means the Creditors' Committee, as reconstituted after the Confirmation Date, to supervise and direct the Plan Administrator, to monitor implementation of the Plan, and to take such other actions and have such other rights as are set forth in the Plan, including, without limitation, as set forth in Section 4.10 of the Plan, or as may be approved by the District Court.

                  1.67 Plan Supplement means the forms of documents specified in Section 12.8 of the Plan.

                  1.68 Priority Tax Claim means a Claim of a governmental unit of the kind specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

                  1.69 Pro Rata means a proportionate share, so that the ratio of (a) the amount of property to be distributed on account of an Allowed Claim in Classes 3, 4 or 5 (prior to giving effect to the redistribution of the Subordination Redistribution Amount) to (b) the amount of property to be distributed on account of all Allowed Claims in Classes 3, 4 and 5 is the same as the ratio of (A) the amount of such Allowed Claim in Class 3, 4 or 5 to (B) the aggregate amount of all Allowed Claims in Classes 3, 4 and 5 .

                  1.70 Professional means (a) any professional employed in the Chapter 11 Cases pursuant to section 327 or 1103 of the Bankruptcy Code or otherwise and (b) any professional or other entity seeking compensation or reimbursement of expenses in connection with the Chapter 11 Cases pursuant to section 503(b)(4) of the Bankruptcy Code.

                  1.71 Purchase Price Adjustment means the adjustment in the Cash Consideration (as defined in the Asset Purchase Agreement) paid by Digital Island for substantially all of the Debtors' assets determined under section 2.2(d)(ii) of the Asset Purchase Agreement.

                  1.72 Quarter means the period beginning on the Effective Date and ending on the next June 30, September 30, December 31 and March 31, and each three-month period thereafter.

                  1.73 Quarterly Distribution Date means the tenth (10th) day after the end of the Quarter following the Quarter in which the Effective Date occurs and the twentieth (20th) day after the end of each subsequent Quarter.

                  1.74 Reorganized EXDS means EXDS, Inc. (f/k/a Exodus Communications, Inc.), a Delaware corporation, on or after the Effective Date.

                  1.75 Reserves means, collectively, the Administrative Claims Reserve, Disputed Claims Reserve, Operating Reserve, Working Capital Reserve and Unclaimed Distribution Reserve.

                  1.76 Restricted Cash means the Cash segregated (whether physically or merely on the books and records of Reorganized EXDS) by Reorganized EXDS to fund the Reserves.

                  1.77 Sale Order means the Order Under 11
U.S.C.ss.ss.105(a), 363, 365, and 1146(c), and Fed. R. Bankr. P. 2002, 6004
and 6006, (A) Approving Asset Purchase Agreement; (B) Authorizing (i) Sale of Substantially All of Debtors' Assets Free and Clear of Liens, Claims, Interests, and Encumbrances, (ii) Assumption and Assignment of Certain Executory Contracts and Unexpired Leases, and (iii) Assumption of Certain Liabilities; and (C) Determining That Such Sale Is Exempt From Any Stamp, Transfer, Recording or Similar Taxes, approved by the District Court on January 22, 2002 (Docket No. 924), authorizing the Debtors' sale of substantially all of their assets to Digital Island pursuant to the Asset Purchase Agreement; and the Order Under 11 U.S.C.ss.ss.105(a), 363, 365 and 1146(c), and Fed. R. Bankr. P. 2002, 6004 and 6006 Authorizing Assumption and Assignment of Certain Additional Executory Contracts and Unexpired Leases to Digital Island Inc., approved by the District Court on February 1, 2002 (Docket No. 956), authorizing the assumption and assignment of certain additional executory contracts and unexpired leases to Digital Island in connection with the sale of substantially all of the Debtors' assets.

                  1.78 Schedules means the schedules of assets and liabilities, the list of holders of Interests and the statements of financial affairs Filed by the Debtors on November 6, 2001, as such schedules have been or may be further modified, amended or supplemented in accordance with Fed. R. Bankr. P. 1009 or orders of the District Court.

                  1.79 Secured Claim means a Claim (other than an Administrative Claim) that is secured by a lien on property in which a Debtor's Estate has an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim holder's interest in the applicable Estate's interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code or, in the case of the setoff, pursuant to section 553 of the Bankruptcy Code.

                  1.80 Senior Indenture Trustee means HSBC Bank USA, as successor indenture trustee under the indentures for the 11-5/8% Dollar Denominated Senior Notes, the 11-1/4% Senior Notes, the 11-3/8% Euro Denominated Senior Notes, the 10-3/4% Dollar Denominated Senior Notes and the 10-3/4% Euro Denominated Senior Notes.

                  1.81 Senior Note Claim means, individually, a Claim of a holder of the 11-5/8% Dollar Denominated Senior Notes, the 11-1/4% Senior Notes, the 11-3/8% Euro Denominated Senior Notes, the 10-3/4% Dollar Denominated Senior Notes or the 10-3/4% Euro Denominated Senior Notes, arising under or as a result of such notes, and collectively, the Claims of all such holders arising under or as a result of such notes.

                  1.82 Solicitation Order means the order entered by the Clerk of the Bankruptcy Court establishing procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan.

                  1.83 Subordinated Indenture Trustee means The Bank of New York, as successor indenture trustee under the indentures for the 5-1/4% Convertible Subordinated Notes, the 5% Convertible Subordinated Notes and the 4-3/4% Convertible Subordinated Notes.

                  1.84 Subordinated Note Claim means, individually, a Claim of a holder of the 5-1/4% Convertible Subordinated Notes, the 5% Convertible Subordinated Notes or the 4-3/4% Convertible Subordinated Notes, arising under or as a result of such notes, and collectively, the Claims of all such holders arising under or as a result of such notes.

                  1.85 Subordinated Note Payment Amount means the payment to be paid to the holders of Subordinated Note Claims on account of their Claims, subject to the terms and conditions set forth in the Plan, which payment shall be in the amount of: (i) $[______] million, if Class 4 votes to accept the Plan; and (ii) $0, if Class 4 votes to reject the Plan.

                  1.86 Subordination Redistribution Amount means the aggregate Pro Rata shares of Available Cash that, but for the Subordination Rights, would be payable to holders of Allowed Subordinated Note Claims.

                  1.87 Subordination Rights means the subordination rights of the holders of the 11-5/8% Dollar Denominated Senior Notes, the 11-1/4% Senior Notes, the 11-3/8% Euro Denominated Senior Notes, the 10-3/4% Dollar Denominated Senior Notes and the 10-3/4% Euro Denominated Senior Notes granted by the indentures (or supplemental indentures, as the case may be) for the 5-1/4% Convertible Subordinated Notes, the 5% Convertible Subordinated Notes and the 4-3/4% Convertible Subordinated Notes.

                  1.88 Subsidiary Interests means, collectively, the issued and outstanding shares of stock of the Affiliate Debtors, as of the Petition Date.

                  1.89 Substantive Consolidation Order means the order, or provision of the Confirmation Order, substantively consolidating the Chapter 11 Cases, as provided in Section 4.1 of the Plan.

                  1.90 Tort Claim means any Claim that has not been compromised and settled or otherwise resolved (a) relating to personal injury, wrongful death, property damage, products liability or other similar Claim asserted against any of the Debtors or (b) arising under any federal, state or local statute, rule, regulation or ordinance governing, regulating or relating to health, safety, hazardous substances or the environment.

                  1.91 Unclaimed Distribution Reserve means the reserve established pursuant to Section 6.4(b)(i) of the Plan.

                  1.92 Unimpaired means, when used in reference to a Claim or Interest, a Claim or Interest that is not impaired within the meaning of section 1124 of the Bankruptcy Code.

                  1.93 Unsecured Claim means any General Unsecured Claim or Senior Note Claim.

                  1.94 Voting Deadline means the last day for submitting Ballots to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code, as specified in the Solicitation Order.

                  1.95 Working Capital Reserve means the reserve account to be established and maintained by Reorganized EXDS to fund any Purchase Price Adjustment and certain of the Debtors' other obligations under the Asset Purchase Agreement; which reserve shall include the money in the Escrow.

                  1.96 11-5/8% Dollar Denominated Senior Notes means the 11-5/8% Dollar Denominated Senior Notes due 2010, issued pursuant to that certain Indenture, dated as of July 6, 2000, by and between Exodus Communications, Inc. and HSBC Bank USA (as successor-in-interest to Chase Manhattan Bank and Trust Company, National Association), as Trustee.

                  1.97 11-1/4% Senior Notes means the 11-1/4% Senior Notes due 2008, issued pursuant to that certain Indenture, dated as of July 1, 1998, by and between Exodus Communications, Inc. and HSBC Bank USA (as successor-in-interest to Chase Manhattan Bank and Trust Company, National Association), as Trustee.

                  1.98 11-3/8% Euro Denominated Senior Notes means the 11-3/8% Euro Denominated Senior Notes due 2008, issued pursuant to that certain Indenture, dated as of July 6, 2000, by and between Exodus Communications, Inc. and HSBC Bank USA (as successor-in-interest to Chase Manhattan Bank and Trust Company, National Association).

                  1.99 5-1/4% Convertible Subordinated Notes means the 5-1/4% Convertible Subordinated Notes due February 15, 2008, issued pursuant to that certain Indenture, dated as of February 9, 2001, by and between Exodus Communications, Inc. and The Bank of New York (as successor-in-interest to HSBC Bank USA), as Trustee.

                  1.100 5% Convertible Subordinated Notes means the 5% Convertible Subordinated Notes due March 15, 2006, issued pursuant to that certain Indenture, dated as of March 1, 1999, by and between Exodus Communications, Inc. and The Bank of New York (as successor-in-interest to HSBC Bank USA and Chase Manhattan Bank and Trust Company, National Association), as Trustee.

                  1.101 4-3/4% Convertible Subordinated Notes means the 4-3/4% Convertible Subordinated Notes due July 15, 2008, issued pursuant to that certain Indenture, dated as of December 1, 1999, by and between Exodus Communications, Inc. and The Bank of New York (as successor-in-interest to HSBC Bank USA and Chase Manhattan Bank and Trust Company, National Association), as Trustee.

                  1.102 10-3/4% Dollar Denominated Senior Notes means the 10-3/4% Dollar Denominated Senior Notes due 2009, issued pursuant to that certain Indenture, dated as of December 1, 1999, by and between Exodus Communications, Inc. and HSBC Bank USA (as successor-in-interest to Chase Manhattan Bank and Trust Company, National Association), as Trustee.

                  1.103 10-3/4% Euro Denominated Senior Notes means the 10-3/4% Euro Denominated Senior Notes due 2009, issued pursuant to that certain Indenture, dated as of December 1, 1999, by and between Exodus Communications, Inc. and HSBC Bank USA (as successor-in-interest to Chase Manhattan Bank and Trust Company, National Association), as Trustee.

                  Rules of Interpretation and Computation of Time. For purposes of the Plan, unless otherwise provided herein: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, will include both the singular and the plural; (b) unless otherwise provided in the Plan, any reference in the Plan to a contract, instrument, release or other agreement or document being in a particular form or on particular terms and conditions means that such document will be substantially in such form or substantially on such terms and conditions;
(c) any reference in the Plan to an existing document or schedule Filed or to be Filed means such document or schedule, as it may have been or may be amended, modified or supplemented pursuant to the Plan; (d) any reference to an entity as a holder of a Claim or Interest includes that entity's successors and assigns; (e) all references in the Plan to Sections, Articles and Schedules are references to Sections, Articles and Schedules of or to the Plan; (f) the words "herein," "hereunder" and "hereto" refer to the Plan in its entirety rather than to a particular portion of the Plan; (g) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (h) subject to the provisions of any contract, certificates of incorporation, by-laws, instrument, release or other agreement or document entered into in connection with the Plan, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, federal law, including the Bankruptcy Code and Bankruptcy Rules; (i) the rules of construction set forth in section 102 of the Bankruptcy Code will apply; and (j) in computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) will apply.


                                 ARTICLE II

                   CLASSIFICATION OF CLAIMS AND INTERESTS

                  Pursuant to section 1122 of the Bankruptcy Code, all Claims and Interests, except Administrative Claims and Priority Tax Claims, are placed in the Classes set forth below. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims, as described below, have not been classified.

                  The Plan constitutes a single plan of liquidation for all Debtors. A Claim or Interest is placed in a particular Class only to the extent that the Claim or Interest falls within the description of that Class, and is classified in other Classes to the extent that any portion of the Claim or Interest falls within the description of such other Classes. A Claim is also placed in a particular Class for the purpose of voting on, and receiving distributions pursuant to, the Plan only to the extent that such Claim is an Allowed Claim in that Class and such Claim has not been paid, released or otherwise settled prior to the Effective Date.

                  2.1 Unclassified Claims (not entitled to vote on the Plan).

                           (a) Administrative Claims

                           (b) Priority Tax Claims

                  2.2 Unimpaired Classes of Claims (deemed to have accepted the Plan and, therefore, not entitled to vote).

                           (a) Class 1: Non-Tax Priority Claims. Class 1
consists of all Non-Tax Priority Claims.

                           (b) Class 2: Secured Claims. Class 2 consists of
all Secured Claims.

                  2.3 Impaired Classes of Claims (Classes 3, 4 and 5 are entitled to vote on the Plan; Class 6 is deemed to have rejected the Plan and, therefore, is not entitled to vote).

                           (a) Class 3: Senior Note Claims. Class 3
consists of all Senior Note Claims.

                           (b) Class 4: Subordinated Note Claims. Class 4
consists of all Subordinated Note Claims.

                           (c) Class 5: General Unsecured Claims. Class 5
consists of all General Unsecured Claims.

                           (d) Class 6: Intercompany Claims. Class 6
consists of all Intercompany Claims.

                  2.4 Impaired Class of Interests (deemed to have rejected the Plan and, therefore, not entitled to vote).

                  Class 7: Old Equity. Class 7 consists of all Interests directly arising from or under, or relating in any way to, any of the Old Equity.


                                ARTICLE III

                     TREATMENT OF CLAIMS AND INTERESTS

                  3.1 Unclassified Claims.

                           (a) Administrative Claims. Except as otherwise
provided for herein, and subject to the requirements of Article XII hereof, on, or as soon as reasonably practicable after (i) the Distribution Date, if such Administrative Claim is an Allowed Administrative Claim as of the Effective Date, or (ii) the first Quarterly Distribution Date after the date such Administrative Claim becomes an Allowed Administrative Claim, each holder of an Allowed Administrative Claim shall receive in full satisfaction, settlement and release of and in exchange for such Allowed Administrative Claim (A) Cash equal to the unpaid portion of such Allowed Administrative Claim or (B) such less favorable treatment as to which the Debtors or Reorganized EXDS and the holder of such Allowed Administrative Claim shall have agreed upon in writing; provided, however, that Allowed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases shall be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto.

                           (b) Priority Tax Claims. On, or as soon as
reasonably practicable after (i) the Distribution Date, if such Priority Tax Claim is an Allowed Priority Tax Claim as of the Effective Date, or
(ii) the first Quarterly Distribution Date after the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, each holder of an Allowed Priority Tax Claim shall receive in full satisfaction, settlement and release of and in exchange for such Allowed Priority Tax Claim (A) Cash equal to the amount of such Allowed Priority Tax Claim or (B) such less favorable treatment as to which the Debtors or Reorganized EXDS and the holder of such Allowed Priority Tax Claims shall have agreed upon in writing; provided, however, that any Claim or demand for payment of a penalty (other than a penalty of the type specified in section 507(a)(8)(G) of the Bankruptcy Code) shall be disallowed pursuant to the Plan, and the holder of an Allowed Priority Tax Claim shall not assess or attempt to collect such penalty from the Debtors or their Estates, Reorganized EXDS, the Plan Administrator or their property.

                  3.2 Unimpaired Classes of Claims.

                           (a) Class 1. Non-Tax Priority Claims. On, or as
soon as reasonably practicable after (i) the Distribution Date, if such Non-Tax Priority Claim is an Allowed Non-Tax Priority Claim as of the Effective Date, or (ii) the first Quarterly Distribution Date after the date such Non-Tax Priority Claim becomes an Allowed Non-Tax Priority Claim, each holder of an Allowed Non-Tax Priority Claim shall receive in full satisfaction, settlement and release of and in exchange for such Allowed Non-Tax Priority Claim (A) Cash equal to the amount of such Allowed Non-Tax Priority Claim or (B) such less favorable treatment as to which the Debtors or Reorganized EXDS and the holder of such Allowed Non-Tax Priority Claim have agreed upon in writing.

                           (b) Class 2: Secured Claims. On, or as soon as
reasonably practicable after (i) the Distribution Date, if such Secured Claim is an Allowed Secured Claim as of the Effective Date, or (ii) the first Quarterly Distribution Date after the date such Secured Claim becomes an Allowed Secured Claim, the holder of an Allowed Secured Claim shall receive in full satisfaction, settlement and release of and in exchange for such Allowed Secured Claim (A) Cash equal to the amount of such Allowed Secured Claim or (B) such less favorable treatment as to which the Debtors or Reorganized EXDS and the holder of such Allowed Secured Claim have agreed upon in writing.

                  3.3 Impaired Classes of Claims.

                           (a) Class 3: Senior Note Claims

                  On, or as soon as reasonably practicable after, the Distribution Date, and on each ensuing Quarterly Distribution Date, each holder of an Allowed Senior Note Claim shall receive (a) (i) such holder's Pro Rata share of Available Cash plus (ii) such holder's proportionate share (i.e., the ratio of the amount of such holder's Allowed Senior Note Claim to the aggregate amount of all Allowed Senior Note Claims) of the Subordination Redistribution Amount, minus (b) such holder's proportionate share (i.e., the ratio of the amount of such holder's Allowed Senior Note Claim to the aggregate amount of all Allowed Senior Note Claims) of the Subordinated Note Payment Amount, if any.

                  If Class 4 votes to accept the Plan, the amount of Cash available for distribution to holders of Senior Note Claims will be reduced to allow for payment of the Subordinated Note Payment Amount to holders of Allowed Subordinated Note Claims. Other than with respect to the Subordinated Note Payment Amount (and in such case only if Class 4 votes to accept the Plan), nothing in the Plan, the Confirmation Order, the Disclosure Statement or otherwise shall be deemed or construed, directly or indirectly, by implication or otherwise, as a waiver of any of the Subordination Rights or rights of enforcement with respect thereto.

                  All such amounts paid on account of the Senior Note Claims shall be paid to the Senior Indenture Trustee for distribution to holders of Allowed Senior Note Claims.

                  The aggregate Claim on account of the 10-3/4% Dollar Denominated Senior Notes shall be Allowed in the principal amount of $375 million plus accrued and unpaid prepetition interest; the aggregate Claim on account of the 10-3/4% Euro Denominated Senior Notes shall be Allowed in the principal amount of (U)125 million (converted to U.S. Dollars using the Dow Jones conversion rate as of the Distribution Record Date) plus accrued and unpaid prepetition interest; the aggregate Claim on account of 11-1/4% Senior Notes shall be Allowed in the principal amount of $275 million plus accrued and unpaid prepetition interest; the aggregate Claim on account of 11-3/8% Euro Denominated Senior Notes shall be Allowed in the principal amount of (U)200 million (converted to U.S. Dollars using the Dow Jones conversion rate as of the Distribution Record Date) plus accrued and unpaid prepetition interest; and the aggregate Claim on account of 11-5/8% Dollar Denominated Senior Notes shall be Allowed in the principal amount of $1 billion plus accrued and unpaid prepetition interest. Such Claims shall not be subject to any disallowance, reduction, subordination, avoidance or Litigation Claims, all of which claims and remedies against the Senior Note Claims are expressly waived and released.

                           (b) Class 4: Subordinated Note Claims

                  On, or as soon as reasonably practicable after, the Distribution Date, each holder of an Allowed Subordinated Note Claim shall receive such holder's proportionate share (i.e., the ratio of the amount of such holder's Allowed Subordinated Note Claim to the aggregate amount of all Allowed Subordinated Note Claims) of the Subordinated Note Payment Amount.

                  If Class 4 votes to accept the Plan, the Subordinated Note Payment Amount shall be $[______] million. If Class 4 does not vote to accept the Plan and the Plan is confirmed over the dissent of Class 4, the Subordinated Note Payment Amount shall be $0, and holders of Subordinated Note Claims shall not be entitled to, and shall not, receive or retain any property or interest in property on account of such Claims.

                  All amounts paid on account of the Subordinated Note Claims, if any, shall be paid to the Subordinated Indenture Trustee for distribution to holders of Allowed Subordinated Note Claims.

                  The aggregate Claim on account of 4-3/4% Convertible Subordinated Notes shall be Allowed in the principal amount of $500 million (minus the face amount of any such notes converted on or prior to the Distribution Record Date) plus accrued and unpaid prepetition interest; the 5% Convertible Subordinated Notes shall be Allowed in the principal amount of $52,800,000 (minus the face amount of any such notes converted on or prior to the Distribution Record Date) plus accrued and unpaid prepetition interest; and the 5-1/4% Convertible Subordinated Notes shall be Allowed in the principal amount of $575 million (minus the face amount of any such notes converted on or prior to the Distribution Record Date) plus accrued and unpaid prepetition interest. Such Claims shall not be subject to any disallowance, reduction, subordination (other than pursuant to the Subordination Rights of the holders of the Senior Note Claims), avoidance or Litigation Claims, all of which claims and remedies against the Subordinated Note Claims are expressly waived and released.

                           (c) Class 5: General Unsecured Claims. On, or as
soon as reasonably practicable after, (i) the Distribution Date if such General Unsecured Claim is an Allowed General Unsecured Claim as of the Effective Date or (ii) the first Quarterly Distribution Date after the date a General Unsecured Claim becomes an Allowed General Unsecured Claim, each holder of an Allowed General Unsecured Claim shall receive its Pro Rata share of Available Cash. On each ensuing Quarterly Distribution Date, each holder of an Allowed General Unsecured Claim shall receive its Pro Rata share of Available Cash.

                           (d) Class 6: Intercompany Claims. In connection
with, and as a result of, the substantive consolidation of the Debtors' Estates and Chapter 11 Cases, on the Confirmation Date or such other date as may be set by an order of the District Court, but subject to the occurrence of the Effective Date, all Intercompany Claims shall be eliminated and the holders of Intercompany Claims shall not be entitled to, and shall not, receive or retain any property or interest in property on account of such Claims.

                  3.4 Impaired Class of Interests.

                           (a) Class 7: Old Equity. In connection with, and
as a result of, the substantive consolidation of the Debtors' Estates and Chapter 11 Cases, on the Confirmation Date or such other date as may be set by an order of the District Court, but subject to the occurrence of the Effective Date, all Subsidiary Interests shall be eliminated. On the Effective Date, the Old Equity shall be canceled and the holders of Old Equity shall not be entitled to, and shall not, receive or retain any property or interest in property on account of such Old Equity.

                  3.5 Special Provision Regarding Unimpaired Claims. Except as otherwise provided in the Plan, nothing shall affect the Debtors' or Reorganized EXDS' rights and defenses, both legal and equitable, with respect to any Unimpaired Claims, including, but not limited to, all rights with respect to legal and equitable defenses to setoffs or recoupments against Unimpaired Claims.


                                 ARTICLE IV

                    MEANS FOR IMPLEMENTATION OF THE PLAN

                  4.1 Substantive Consolidation.

                           (a) Consolidation of the Chapter 11 Cases. The
Plan contemplates and is predicated upon entry of an order substantively consolidating the Debtors' Estates and Chapter 11 Cases for the purposes of all actions associated with confirmation and consummation of the Plan. On the Confirmation Date or such other date as may be set by an order of the District Court, but subject to the occurrence of the Effective Date, (i) all Intercompany Claims by, between and among the Debtors shall be eliminated, (ii) all assets and liabilities of the Affiliate Debtors shall be merged or treated as if they were merged with the assets and liabilities of EXDS, (iii) any obligation of a Debtor and all guarantees thereof by one
(1) or more of the other Debtors shall be deemed to be one (1) obligation of EXDS, (iv) the Subsidiary Interests shall be cancelled, and (v) each Claim Filed or to be Filed against any Debtor shall be deemed Filed only against EXDS and shall be deemed a single Claim against and a single obligation of EXDS. On the Confirmation Date, and in accordance with the terms of the Plan and the consolidation of the assets and liabilities of the Debtors, all Claims based upon guarantees of collection, payment or performance made by the Debtors as to the obligations of another Debtor shall be released and of no further force and effect.

                           (b) Substantive Consolidation Order. Unless the
District Court has approved the substantive consolidation of the Chapter 11 Cases by a prior order, the Plan shall serve as, and shall be deemed to be, a motion for entry of an order substantively consolidating the Debtors' Chapter 11 Cases. If no objection to substantive consolidation is timely Filed and served by any holder of an Impaired Claim affected by the Plan as provided herein on or before the Voting Deadline or such other date as may be established by the District Court, the Substantive Consolidation Order (which may be the Confirmation Order) may be approved by the District Court. If any such objections are timely Filed and served, a hearing with respect to the substantive consolidation of the Chapter 11 Cases and the objections thereto shall be scheduled by the District Court, which hearing may, but is not required to, coincide with the Confirmation Hearing.

                  4.2 Merger of Subsidiaries into EXDS. On the Effective Date or as soon thereafter as practicable, (a) the members of the board of directors of each of the Affiliate Debtors shall be deemed to have resigned, (b) each of the Affiliate Debtors shall be deemed merged with and into EXDS and (c) the Chapter 11 Cases of the Affiliate Debtors shall be closed, following which any and all proceedings that could have been brought or otherwise commenced in the Chapter 11 Case of any Affiliate Debtor shall be brought or otherwise commenced in EXDS' Chapter 11 Case.

                  4.3 Continued Corporate Existence; Dissolution of Reorganized EXDS. EXDS shall continue to exist as Reorganized EXDS after the Effective Date in accordance with the laws of the State of Delaware and pursuant to the certificate of incorporation and by-laws in effect prior to the Effective Date, except to the extent such certificate of incorporation and by-laws are amended under the Plan, for the limited purpose of distributing all of the assets of the Debtors' Estates.

                  As soon as practicable after the Plan Administrator exhausts the assets of the Debtors' Estates by making the final distribution of Cash under the Plan and the Plan Administrator Agreement, the Plan Administrator shall, at the expense of the Debtors' Estates, (a) provide for the retention and storage of the books, records and files that shall have been delivered to or created by the Plan Administrator until such time as all such books, records and files are no longer required to be retained under applicable law, and file a certificate informing the District Court of the location at which such books, records and files are being stored; (b) file a certification stating that the assets of the Debtors' Estates have been exhausted and final distributions of Cash have been made under the Plan; (c) file the necessary paperwork with the Office of the Secretary of State for the State of Delaware to effectuate the dissolution of Reorganized EXDS in accordance with the laws of the State of Delaware; and (d) resign as the sole officer and sole director of Reorganized EXDS. Upon the Filing of the certificate described in section
(b) of the preceding sentence, Reorganized EXDS shall be deemed dissolved for all purposes without the necessity for any other or further actions to be taken by or on behalf of Reorganized EXDS or payments to be made in connection therewith.

                  4.4 Certificate of Incorporation and By-laws. The certificate of incorporation and by-laws of EXDS shall be amended as necessary to satisfy the provisions of the Plan and the Bankruptcy Code. The certificate of incorporation of Reorganized EXDS shall be amended to, among other things: (a) authorize issuance to the Plan Administrator of one
(1) share of new common stock, $0.01 par value per share, (b) provide, pursuant to section 1123(a)(6) of the Bankruptcy Code, for a provision prohibiting the issuance of non-voting equity securities, and (c) limit the activities of Reorganized EXDS to matters related to the implementation of the Plan and to matters reasonably incidental thereto. The forms of the documents relating to the Amended Certificate of Incorporation and By-Laws shall be contained in the Plan Supplement and will be Filed with the Bankruptcy Court as described in Section 12.8 of the Plan.

                  4.5 Directors and Officers; Effectuating Documents; Further Transactions. From and after the Effective Date, the Plan Administrator shall serve as the sole shareholder, officer and director of Reorganized EXDS. Subject to the ultimate supervisory authority of the Plan Committee as set forth in Section 4.10 of the Plan, the Plan Administrator shall be authorized to execute, deliver, file or record such documents, instruments, releases and other agreements and to take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

                  4.6 The Plan Administrator.

                           (a) Appointment. From and after the Effective
Date, an entity to be designated by the Creditors' Committee prior to the Confirmation Date, after consultation with and as agreed to by the Debtors, shall serve as the Plan Administrator pursuant to the Plan Administrator Agreement and the Plan, until death, resignation or discharge and the appointment of a successor Plan Administrator in accordance with the Plan Administrator Agreement and the Plan.

                           (b) Rights, Powers and Duties of Reorganized
EXDS and the Plan Administrator. Reorganized EXDS shall retain and have all the rights, powers and duties necessary to carry out its responsibilities under the Plan. Subject to the ultimate supervisory authority of the Plan Committee as set forth in Section 4.10 of the Plan, such rights, powers and duties, which shall be exercisable by the Plan Administrator on behalf of Reorganized EXDS and the Estates pursuant to the Plan and the Plan Administrator Agreement, shall include, among others:

                                   (i) investing the Estates' Cash,
         including, but not limited to, the Cash held in the Reserves in
         (A) direct obligations of the United States of America or obligations of any agency or instrumentality thereof that are backed by the full faith and credit of the United States of America, including funds consisting solely or predominantly of such securities; (B) money market deposit accounts, checking accounts, savings accounts or certificates of deposit, or other time deposit accounts that are issued by a commercial bank or savings institution organized under the laws of the United States of America or any state thereof; or (C) any other investments that may be permissible under (I) section 345 of the Bankruptcy Code or
         (II) any order of the District Court approved in the Debtors' Chapter 11 cases;

                                   (ii) calculating and paying all
         distributions to be made under the Plan, the Plan Administrator Agreement and other orders of the District Court to holders of Allowed Claims;

                                   (iii) employing, supervising and
         compensating professionals retained to represent the interests of and serve on behalf of Reorganized EXDS and the Estates;

                                   (iv) making and filing tax returns for
         any of the Debtors or Reorganized EXDS;

                                   (v) as provided in Section 4.6(g)
         hereof, objecting to Claims or Interests Filed against any of the Debtors' Estates on any basis;

                                   (vi) seeking estimation of contingent or
         unliquidated claims under section 502(c) of the Bankruptcy Code;

                                   (vii) seeking determination of tax
         liability under section 505 of the Bankruptcy Code;

                                   (viii) prosecuting avoidance actions
         under sections 544, 545, 547, 548, 549 and 553 of the Bankruptcy
         Code;

                                   (ix) prosecuting turnover actions under
         sections 542 and 543 of the Bankruptcy Code;

                                   (x) implementing the ADR;

                                   (xi) prosecuting, settling, dismissing
         or otherwise disposing of the Litigation Claims;

                                   (xii) closing the Chapter 11 Cases;

                                   (xiii) dissolving Reorganized EXDS;

                                   (xiv) exercising all powers and rights,
         and taking all actions, contemplated by or provided for in the Plan Administrator Agreement, including, without limitation, furnishing written reports to the Plan Committee as set forth in the Plan Administrator Agreement; and

                                   (xv) taking any and all other actions
         necessary or appropriate to implement or consummate the Plan and the provisions of the Plan Administrator Agreement.

                           (c) Compensation of the Plan Administrator. The
Plan Administrator shall be compensated from the Operating Reserve pursuant to the terms of the Plan Administrator Agreement. Any professionals retained by the Plan Administrator shall be entitled to reasonable compensation for services rendered and reimbursement of expenses incurred from the Operating Reserve. The payment of the fees and expenses of the Plan Administrator and its retained professionals shall be made in the ordinary course of business and shall not be subject to the approval of the District Court.

                           (d) Indemnification. Reorganized EXDS and the
Estates shall indemnify and hold harmless (i) the Plan Administrator (in its capacity as such and as officer and director of Reorganized EXDS), (ii) such individuals that may serve as officers and directors of Reorganized EXDS and (iii) the Administrator Professionals (collectively, the "Indemnified Parties"), from and against and with respect to any and all liabilities, losses, damages, claims, costs and expenses, including but not limited to attorneys' fees arising out of or due to their actions or omissions, or consequences of such actions or omissions, other than acts or omissions resulting from such Indemnified Party's willful misconduct or gross negligence, with respect to Reorganized EXDS, the Estates or the implementation or administration of the Plan. To the extent an Indemnified Party asserts a claim for indemnification as provided above, the legal fees and related costs incurred by counsel to the Plan Administrator in monitoring and participating in the defense of such claims giving rise to the asserted right of indemnification shall be advanced to such Indemnified Party (and such Indemnified Party undertakes to repay such amounts if it ultimately shall be determined that such Indemnified Party is not entitled to be indemnified therefore) out of the Operating Reserve. The indemnification provisions of the Plan Administrator Agreement shall remain available to and be binding upon any former Plan Administrator or the estate of any decedent Plan Administrator and shall survive the termination of the Plan Administrator Agreement.

                           (e) Insurance. The Plan Administrator shall be
authorized to obtain and pay for out of the Operating Reserve all reasonably necessary insurance coverage for itself, its agents, representatives, employees or independent contractors, and Reorganized EXDS, including, but not limited to, coverage with respect to (i) any property that is or may in the future become the property of Reorganized EXDS or the Estates and (ii) the liabilities, duties and obligations of the Plan Administrator and its agents, representatives, employees or independent contractors under the Plan Administrator Agreement (in the form of an errors and omissions policy or otherwise), the latter of which insurance coverage may, at the sole option of the Plan Administrator, remain in effect for a reasonable period (not to exceed seven years) after the termination of the Plan Administrator Agreement.

                           (f) Successor-in-Interest to Creditors'
Committee. Reorganized EXDS shall be the successor-in-interest to (and assignee of) any and all causes of action, rights, claims or defenses, including objections to Claims and Interests, or proceedings to subordinate or recharacterize Claims and Interests, of the Creditors' Committee.

                           (g) Authority to Object to Claims and Interests
and to Settle Disputed Claims. From and after the Effective Date, Reorganized EXDS and the Plan Administrator shall be authorized, with respect to those Claims or Interests which are not Allowed hereunder or by Court order, (i) to object to any Claims or Interests Filed against any of the Debtors' Estates and (ii) pursuant to Fed. R. Bankr. P. 9019(b) and section 105(a) of the Bankruptcy Code, to compromise and settle Disputed Claims, in accordance with the following procedures, which shall constitute sufficient notice in accordance with the Bankruptcy Code and the Bankruptcy Rules for compromises and settlements of claims:

                                   (i)  If the proposed amount at which the
         Disputed Claim is to be allowed is less than or equal to $250,000, Reorganized EXDS and the Plan Administrator shall be authorized and empowered to settle the Disputed Claim and execute necessary documents, including a stipulation of settlement or release, in their sole discretion and without notice to any party, and the Plan Administrator shall have no liability to any party for the reasonableness of such settlement.

                                  (ii)  If the proposed amount at which the
         Disputed Claim is to be allowed is greater than $250,000 but less than or equal to $10 million, Reorganized EXDS and the Plan
         Administrator shall be authorized and empowered to settle such Disputed Claim and execute necessary documents, including a stipulation of settlement or release, only upon receipt of Plan Committee or District Court approval of such settlement.

                                 (iii)  If the proposed amount at which the
         Disputed Claim is to be allowed is greater than $10 million, Reorganized EXDS and the Plan Administrator shall be authorized and empowered to settle the Disputed Claim and execute necessary documents, including a stipulation of settlement or release, only upon receipt of District Court approval of such settlement.

                  4.7 No Revesting of Assets. The property of the Debtors' Estates shall not be revested in the Debtors on or following the Confirmation Date or the Effective Date but shall remain property of the Estate(s) and continue to be subject to the jurisdiction of the District Court following confirmation of the Plan until distributed to holders of Allowed Claims in accordance with the provisions of the Plan, Plan Administrator Agreement and Confirmation Order. From and after the Effective Date, all such property shall be distributed in accordance with the provisions of the Plan, the Plan Administrator Agreement and the Confirmation Order.

                  4.8 Preservation of Rights of Action; Settlement of Litigation Claims.

                           (a) Preservation of Rights of Action. Except as
otherwise provided in the Plan, the Confirmation Order, or in any document, instrument, release or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Debtors and their Estates shall retain the Litigation Claims. Reorganized EXDS, may, subject to the ultimate supervisory authority of the Plan Committee as set forth in Section 4.10 of the Plan, enforce, sue on, settle or compromise (or decline to do any of the foregoing) any or all of the Litigation Claims. A schedule of Litigation Claims will be included in the Plan Supplement; provided, however, that the failure of the Debtors to list a claim, right of action, suit or proceeding in the Plan Supplement shall not constitute a waiver or release by the Debtors or their Estates of such claim, right of action, suit or proceeding.

                           (b) Settlement of Litigation Claims. At any time
after the Confirmation Date and before the Effective Date, notwithstanding anything in the Plan to the contrary, but subject to the ultimate supervisory authority of the Plan Committee as set forth in Section 4.10 of the Plan, the Debtors may settle any or all of the Litigation Claims with the approval of the District Court pursuant to Fed. R. Bankr. P. 9019.

                  4.9 ADR. The Debtors, Reorganized EXDS and/or the Plan Administrator have requested or may request that the District Court establish the ADR for the liquidation and payment of Tort Claims. Any ADR so established shall continue after the Confirmation Date and the Effective Date. The Debtors anticipate that, pursuant to any ADR that may be established, each Tort Claim will be subjected to a process designed to produce a settlement with respect to such Tort Claim. If unsuccessful, the holder of the Tort Claim would then be entitled to obtain relief from the District Court to pursue the Tort Claim in an appropriate forum, which may include the District Court, if so requested by Reorganized EXDS.

                  4.10 Creditors' Committee and Plan Committee.

                           (a) Dissolution of Creditors' Committee. The
Creditors' Committee shall continue in existence until the Effective Date to exercise those powers and perform those duties specified in section 1103 of the Bankruptcy Code and shall perform such other duties as it may have been assigned by the District Court prior to the Effective Date. On the Effective Date, the Creditors' Committee shall be dissolved and its members shall be deemed released of all their duties, responsibilities and obligations in connection with the Chapter 11 Cases or the Plan and its implementation, and the retention or employment of the Creditors' Committee's attorneys, accountants and other agents shall terminate, except with respect to (i) all Fee Claims and (ii) any appeals of the Confirmation Order. All expenses of Creditors' Committee members and the fees and expenses of their professionals through the Effective Date shall be paid in accordance with the terms and conditions of the Fee Order. Counsel to the Creditors' Committee shall be entitled to reasonable compensation and reimbursement of actual, necessary expenses for post-Effective Date activities authorized hereunder upon the submission of invoices to Reorganized EXDS.

                           (b) Creation of Plan Committee; Procedures. On
the Effective Date, the Plan Committee shall be formed and constituted. The Plan Committee shall consist of three (3) Creditors' Committee members who shall be appointed by the Creditors' Committee and whose identities shall be disclosed to the District Court. Membership on the Plan Committee shall be on an institutional and not on an individual basis. In the event that a member of the Plan Committee resigns from its position on the Plan Committee, such member shall have the right to designate its successor on the Plan Committee. To the extent that a resigning member of the Plan Committee does not exercise its right to designate its successor on the Plan Committee within ten (10) days after such member's resignation from the Plan Committee, the non-resigning members of the Plan Committee shall have the right to designate a successor to the resigning member of the Plan Committee.

                  In the event that there have been no Plan Committee members for a period of thirty (30) consecutive days, then the Plan Administrator may, during such vacancy and thereafter, in its sole discretion, ignore any reference in the Plan, the Plan Administrator Agreement or the Confirmation Order to a Plan Committee, and all references to the Plan Committee's ongoing duties and rights in the Plan, the Plan Administrator Agreement and the Confirmation Order shall be null and void.

                           (c) Standing of Plan Committee. The Plan
Committee shall have independent standing to appear and be heard in the District Court as to any matter relating to the Plan, the Plan
Administrator, the Estates or Reorganized EXDS, including any matter as to which the District Court has retained jurisdiction pursuant to Article XI of the Plan.

                           (d) Function and Duration; Compensation and
Expenses. The Plan Committee shall have ultimate supervisory authority over the Plan Administrator, the Plan Administrator shall report to the Plan Committee and the Plan Committee shall have the power to remove the Plan Administrator. The Plan Committee (i) shall be responsible for (A) instructing and supervising Reorganized EXDS and the Plan Administrator with respect to their responsibilities under the Plan and the Plan Administrator Agreement, (B) reviewing and approving the prosecution of adversary and other proceedings, if any, including approving proposed settlements thereof, (C) reviewing and approving objections to and proposed settlements of Disputed Claims, (D) performing such other duties that may be necessary and proper to assist the Plan Administrator and its retained professionals, and (ii) shall remain in existence until such time as the final distributions under the Plan have been made by Reorganized EXDS. The members of the Plan Committee shall serve without compensation for their performance of services as members of the Plan Committee, except that they shall be entitled to reimbursement of reasonable expenses by Reorganized EXDS. The Plan Committee may retain counsel or other professionals who shall be entitled to reasonable compensation and reimbursement of actual, necessary expenses upon the submission of invoices to Reorganized EXDS.

                           (e) Liability; Indemnification. Neither the Plan
Committee, nor any of its members or designees, nor any duly designated agent or representative of the Plan Committee, or their respective employees, shall be liable for the act or omission of any other member, designee, agent or representative of the Plan Committee, nor shall any member be liable for any act or omission taken or omitted to be taken in its capacity as a member of the Plan Committee, other than acts or omissions resulting from such member's willful misconduct or gross negligence. Reorganized EXDS shall indemnify and hold harmless the Plan Committee and its members and designee, and any duly designated agent or representative thereof (in their capacity as such), from and against and with respect to any and all liabilities, losses, damages, claims, costs and expenses, including but not limited to attorneys' fees arising out of or due to their actions or omissions, or consequences of such actions or omissions, other than as a result of their willful misconduct or gross negligence, with respect to Reorganized EXDS or the implementation or administration of the Plan. To the extent Reorganized EXDS indemnifies and holds harmless the Plan Committee and its members and designees, or any duly designated agent or representative thereof (in their capacity as such), as provided above, the legal fees and related costs incurred by counsel to the Plan Committee in monitoring and participating in the defense of such claims giving rise to the right of indemnification shall be paid out of the Operating Reserve.

                  4.11 Cancellation of Securities, Instruments and Agreements Evidencing Claims and Interests. Except as otherwise provided in the Plan and in any contract, instrument or other agreement or document created in connection with the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to this Article IV, the promissory notes, share certificates (including treasury stock), other instruments evidencing any Claims or Interests, and all options, warrants, calls, rights, puts, awards, commitments or any other agreements of any character to acquire such Interests shall be deemed canceled and of no further force and effect, without any further act or action under any applicable agreement, law, regulation, order or rule, and the obligations of the Debtors under the notes, share certificates and other agreements and instruments governing such Claims and Interests shall be discharged, provided, however, that each indenture or other agreement that governs the rights of a Claim holder and that is administered by an indenture trustee, agent, or servicer shall continue in effect solely for the purposes of (i) allowing such indenture trustee, agent, or servicer to make the distributions to be made on account of such Claims under the Plan and (ii) the Subordination Rights and rights of enforcement with respect thereto. The holders of or parties to such canceled notes, share certificates and other agreements and instruments shall have no rights arising from or relating to such notes, share certificates and other agreements and instruments or the cancellation thereof, except the rights provided pursuant to the Plan.

                  4.12 Sources of Cash for Plan Distributions. Except as otherwise provided in the Plan or the Confirmation Order, all Cash necessary for Reorganized EXDS and the Plan Administrator to make payments pursuant to the Plan shall be obtained from the Debtors' Cash balances and the liquidation of the Debtors' and the Estates' remaining non-Cash assets, if any. Cash payments to be made pursuant to the Plan shall be made by Reorganized EXDS (or any successor thereto) or, if the Disbursing Agent is an entity other than Reorganized EXDS, the Disbursing Agent.

                  4.13 Special Provisions Regarding Insured Claims. Distributions under the Plan to each holder of an Allowed Insured Claim shall be in accordance with the treatment provided under the Plan for the Class in which such Allowed Insured Claim is classified; provided, however, that the maximum amount of any distribution under the Plan on account of an Allowed Insured Claim shall be limited to an amount equal to (a) the applicable deductible under the relevant insurance policy minus (b) any reimbursement obligations of the Debtors to the insurance carrier for sums expended by the insurance carrier on account of such Claim (including defense costs). Nothing in this Article IV shall constitute a waiver of any claim, right or cause of action the Debtors may hold against any Person, including the Debtors' insurance carriers, or is intended to, shall or shall be deemed to preclude any holder of an Allowed Insured Claim from seeking and/or obtaining a distribution or other recovery from any insurer of the Debtors in addition to any distribution such holder may receive pursuant to the Plan.

                  4.14 Exemption from Transfer Taxes. Pursuant to section 1146(c) of the Bankruptcy Code, (a) the issuance, transfer or exchange of notes or equity securities under the Plan; (b) the creation of any mortgage, deed of trust, lien, pledge or other security interest; (c) the making or assignment of any contract, lease or sublease; or (d) the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including, without limitation, any merger agreements; agreements of consolidation, restructuring, disposition, liquidation or dissolution; deeds; bills of sale; and transfers of tangible property, will not be subject to any stamp tax, recording tax, personal property tax, real estate transfer tax, sales or use tax or other similar tax. Unless the District Court orders otherwise, all sales, transfers and assignments of owned and leased property, approved by the District Court on or prior to the Effective Date, shall be deemed to have been in furtherance of, or in connection with, the Plan.


                                 ARTICLE V

                    ACCEPTANCE OR REJECTION OF THE PLAN

                  5.1 Classes Entitled to Vote. Each Impaired Class of Claims that will (or may) receive or retain property or any interest in property under the Plan shall be entitled to vote to accept or reject the Plan. Ballots shall be cast and tabulated on a consolidated basis, in accordance with the expected substantive consolidation of the Debtors' Estates and Chapter 11 Cases. By operation of law, each Unimpaired Class of Claims is deemed to have accepted the Plan and, therefore, is not entitled to vote to accept or reject the Plan. Because holders of Class 6 Claims and Class 7 Interests are not entitled to receive or retain any property under the Plan, Classes 6 and 7 are presumed to have rejected the Plan and, therefore, are not entitled to vote on the Plan.

                  5.2 Acceptance by Impaired Classes. An Impaired Class of Claims shall have accepted the Plan if (a) the holders (other than any holder designated under section 1126(e) of the Bankruptcy Code) of at least two-thirds (2/3) in amount of the Allowed Claims actually voting in such Class have voted to accept the Plan and (b) the holders (other than any holder designated under section 1126(e) of the Bankruptcy Code) of more than one-half (1/2) in number of the Allowed Claims actually voting in such Class have voted to accept the Plan.

                  5.3 Cramdown. The Debtors will request Confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code with respect to Classes 6 and 7, which are deemed to have rejected the Plan. In addition, if any other impaired Class of Claims entitled to vote shall not accept the Plan by the requisite majorities provided in section 1126(c) of the Bankruptcy Code, as applicable, the Debtors reserve the right to amend the Plan in accordance with Section 12.5 hereof or to undertake to have the District Court confirm the Plan under section 1129(b) of the Bankruptcy Code or both.


                                 ARTICLE VI

                     PROVISIONS GOVERNING DISTRIBUTIONS

                  6.1 Distributions for Claims Allowed as of the Effective Date. Except as otherwise provided herein or as ordered by the District Court, distributions to be made on account of Claims that are Allowed Claims as of the Effective Date shall be made on the Distribution Date or as soon thereafter as is practicable. Any distribution to be made on the Effective Date pursuant to the Plan shall be deemed as having been made on the Effective Date if such distribution is made on the Effective Date or as soon thereafter as is practicable. Any payment or distribution required to be made under the Plan on a day other than a Business Day shall be made on the next Business Day. Distributions on account of Claims that first become Allowed Claims after the Effective Date shall be made pursuant to the terms and conditions of the Plan Administrator Agreement and Articles III, VI and VIII of the Plan.

                  6.2 Interest on Claims. Unless otherwise specifically provided for in the Plan or Confirmation Order, or required by applicable bankruptcy law, interest, fees, costs and other charges accruing or incurred on or after the Petition Date shall not be paid on any Claims, and no holder of a Claim shall be entitled to interest, fees, costs or other charges accruing or incurred on or after the Petition Date on any Claim. To the extent provided for in the Plan, the Confirmation Order, or required by the Bankruptcy Code, postpetition interest shall accrue on Claims at the applicable nondefault rate. Interest shall not accrue or be paid upon any Disputed Claim in respect of the period from the Petition Date to the date such Claim becomes an Allowed Claim.

                  6.3 Distributions by Reorganized EXDS. Reorganized EXDS shall make all distributions of Cash required to be distributed under the applicable provisions of the Plan and the Plan Administrator Agreement. Reorganized EXDS and the Plan Administrator may employ or contract with other entities to assist in or make the distributions required by the Plan and the Plan Administrator Agreement.

                  6.4 Delivery of Distributions and Undeliverable or Unclaimed Distributions.

                           (a) Delivery of Distributions in General.
Distributions to holders of Allowed Claims shall be made at the addresses set forth in the Schedules unless such addresses are superseded by proofs of claim or transfers of claim Filed pursuant to Bankruptcy Rule 3001 (or at the last known addresses of such holders if the Debtors or Reorganized EXDS has been notified in writing of a change of address); provided, however, that in the case of a Claim holder whose Claim is governed by an indenture or other agreement and is administered by an indenture trustee, distributions shall be made at the addresses contained in the official records of the indenture trustee, including as set forth in any Ballots cast with respect to such Claims.

                           (b) Undeliverable and Unclaimed Distributions.

                                   (i) Holding and Investment of
         Undeliverable and Unclaimed Distributions. If the distribution to any holder of an Allowed Claim is returned to the Disbursing Agent as undeliverable or is otherwise unclaimed, no further distributions shall be made to such holder unless and until the Disbursing Agent is notified in writing of such holder's then-current address. Undeliverable and unclaimed distributions shall be deposited in a segregated, interest- bearing account, designated as an "unclaimed distribution reserve" (the "Unclaimed Distribution Reserve"), for the benefit of all such similarly situated Persons until such time as a distribution becomes deliverable or is claimed.

                                   (ii) After Distributions Become
         Deliverable. On each Quarterly Distribution Date, Reorganized EXDS shall make all distributions that have become deliverable or have been claimed since the Distribution Date or the immediately preceding Quarterly Distribution Date, as the case may be, together with any interest actually earned thereon.

                                   (iii) Failure to Claim Undeliverable
         Distributions. Any holder of an Allowed Claim that does not assert a claim pursuant to the Plan for an undeliverable or unclaimed distribution within one (1) year after the Effective Date shall be deemed to have forfeited its claim for such undeliverable or unclaimed distribution and shall be forever barred and enjoined from asserting any such claim for an undeliverable or unclaimed distribution against the Debtors and the Estates, Reorganized EXDS, the Plan Administrator or their property. In such cases, any Cash in the Unclaimed Distribution Reserve for distribution on account of such claims for undeliverable or unclaimed distributions shall become the property of the Estates free of any restrictions thereon and notwithstanding any federal or state escheat laws to the contrary, and shall be distributed in accordance with the terms of the Plan Administrator Agreement. Nothing contained in the Plan or the Plan Administrator Agreement shall require any Disbursing Agent, including, but not limited to, the Plan Administrator or Reorganized EXDS, to attempt to locate any holder of an Allowed Claim.

                  6.5 Record Date for Distributions. The Disbursing Agent will have no obligation to recognize the transfer of, or the sale of any participation in, any Allowed Claim that occurs after the close of business on the Distribution Record Date, and will be entitled for all purposes herein to recognize and distribute only to those holders of Allowed Claims who are holders of such Claims, or participants therein, as of the close of business on the Distribution Record Date. The Disbursing Agent and Reorganized EXDS shall instead be entitled to recognize and deal for all purposes under the Plan with only those record holders stated on the official claims register as of the close of business on the Distribution Record Date.

                  6.6 Allocation of Plan Distributions Between Principal and Interest. To the extent that any Allowed Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall, for federal income tax purposes, be allocated to the principal amount of the Claim first and then, to the extent the consideration exceeds the principal amount of the claim, to the portion of such Claim representing accrued but unpaid interest.

                  6.7 Means of Cash Payment. Payments of Cash made pursuant to the Plan shall be in U.S. dollars and shall be made, at the option and in the sole discretion of Reorganized EXDS, by (a) checks drawn on or (b) wire transfer from a domestic bank selected by Reorganized EXDS. If so requested in a writing received by Reorganized EXDS no later than five (5) Business Days after the Confirmation Date, Cash payments of $500,000 or more to be made pursuant to the Plan shall be made by wire transfer from a domestic bank. Cash payments to foreign creditors may be made, at the option of Reorganized EXDS, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

                  6.8 Withholding and Reporting Requirements. In connection with the Plan and all distributions thereunder, Reorganized EXDS is authorized to take any and all actions that may be necessary or appropriate to comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements.

                  6.9 Setoffs. Reorganized EXDS may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy laws, but shall not be required to, set off against any Claim and the payments or other distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever that the Debtors or Reorganized EXDS may have against the holder of such Claim (except to the extent that such claims have been waived by the Debtors in the Plan or otherwise); provided, however, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by Reorganized EXDS of any such claim that the Debtors or Reorganized EXDS may have against such holder.

                  6.10 Fractional Dollars; De Minimis Distributions. Notwithstanding any other provision of the Plan or the Plan Administrator Agreement, (a) neither the Plan Administrator nor Reorganized EXDS shall be required to make distributions or payments of fractions of dollars, and whenever any payment of a fraction of a dollar under the Plan would otherwise be called for, the actual payment made shall reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars being rounded down, and (b) the Plan Administrator shall have no obligation to make a distribution on account of an Allowed Claim from any Reserve or account (i) to any holder of an Allowed Claim if the aggregate amount of all distributions authorized to be made from all such Reserves or accounts on the Quarterly Distribution Date in question is less than $250,000, in which case such distributions shall be deferred to the next Quarterly Distribution Date, or (ii) to a specific holder of an Allowed Claim if the amount to be distributed to that holder on the particular Distribution Date is less than $50.00, unless such distribution constitutes the final distribution to such holder.

                  6.11 Release of Liens. Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement or document created or assumed in connection with the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to
Article VI, all mortgages, deeds of trust, liens, pledges or other security interests against the property of any Debtor's Estate shall be fully released and discharged, and all of the right, title and interest of any holder of such mortgages, deeds of trust, liens, pledges or other security interests shall revert to the Debtors' Estates.


                                ARTICLE VII

                      TREATMENT OF EXECUTORY CONTRACTS
                            AND UNEXPIRED LEASES

                  7.1 Rejected Contracts and Leases. Except as otherwise provided in the Plan, or in any contract, instrument, release or other agreement or document entered into in connection with the Plan, each of the prepetition executory contracts and unexpired leases to which any Debtor is a party, to the extent such contracts or leases are executory contracts or unexpired leases, is rejected by the applicable Debtor effective on and subject to the occurrence of the Confirmation Date, unless such contract or lease (a) previously shall have been assumed or rejected by the Debtors (including, but not limited to, those executory contracts and unexpired leases assumed and assigned to Digital Island), (b) previously shall have expired or terminated pursuant to its own terms or (c) is identified in the Plan Supplement as a contract or lease to be assumed; provided, however, that neither the inclusion by the Debtors of a contract or lease in the Plan Supplement nor anything contained in this Article VII shall constitute an admission by any Debtor that such contract or lease is an executory contract or unexpired lease or that any Debtor or its successors and assigns has any liability thereunder. The Confirmation Order shall constitute an order of the District Court approving the rejections described in this Article VII, pursuant to section 365 of the Bankruptcy Code, as of the Confirmation Date.

                  7.2 Bar to Rejection Damages. If the rejection of an executory contract or unexpired lease pursuant to Section 7.1 above gives rise to a Claim by the other party or parties to such contract or lease, such Claim shall be forever barred and shall not be enforceable against the applicable Debtor or its Estate, Reorganized EXDS, the Plan Administrator or their respective successors or properties unless a proof of Claim is Filed and served on Reorganized EXDS and counsel for Reorganized EXDS within thirty (30) days after service of a notice of entry of the Confirmation Order or such other date as prescribed by the District Court.


                                ARTICLE VIII

                     PROCEDURES FOR RESOLVING DISPUTED,
                     CONTINGENT AND UNLIQUIDATED CLAIMS

                  8.1 Objection Deadline; Prosecution of Objections. No later than the Claims Objection Deadline (unless extended by an order of the District Court), the Debtors, Reorganized EXDS, the Plan Administrator, the Creditors' Committee or the Plan Committee, as the case may be, shall File objections to Claims with the Bankruptcy Court and serve such objections upon the holders of each of the Claims to which objections are made. Nothing contained herein, however, shall limit Reorganized EXDS' right to object to Claims, if any, Filed or amended after the Claims Objection Deadline. Subject to the limitations set forth in the Plan Administrator Agreement and Section 4.6 of the Plan, and the ultimate supervisory authority of the Plan Committee as set forth in Section 4.10 of the Plan, Reorganized EXDS and the Plan Administrator shall be authorized to, and shall, resolve all Disputed Claims by withdrawing or settling such objections thereto, or by litigating to judgment in the District Court or such other court having jurisdiction over the validity, nature and/or amount thereof.

                  8.2 No Distributions Pending Allowance. Notwithstanding any other provision of the Plan, no payments or distributions shall be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by Final Order, and the Disputed Claim, or some portion thereof, has become an Allowed Claim.

                  8.3 Accounts; Escrows; Reserves. Reorganized EXDS and the Plan Administrator shall, subject to and in accordance with the provisions of the Plan Administrator Agreement, (a) establish one or more general accounts into which shall be deposited all funds not required to be deposited into any other account, Reserve or Escrow and (b) create, fund and withdraw funds from, as appropriate, the Operating Reserve, Working Capital Reserve, Administrative Claims Reserve, Disputed Claims Reserve and Unclaimed Distributions Reserve. Reorganized EXDS shall sell non-Cash assets of the Estates, if any, in accordance with the provisions of the Plan and the Plan Administrator Agreement. The net proceeds of any such sales shall be deposited in an account or Reserve pursuant to the terms of the Plan Administrator Agreement.

                           (a) Disputed Claims Reserve. On the Effective
Date (or as soon thereafter as is practicable) and each Quarterly Distribution Date, Reorganized EXDS in consultation with the Plan Committee shall create and fund the Disputed Claims Reserve with an amount of the Estates' Cash equal to one hundred percent (100%) of distributions to which holders of Disputed Unsecured Claims would be entitled under the Plan as of such date if such Disputed Unsecured Claims were Allowed Claims in their Disputed Claims Amount; provided, however, that the Debtors or Reorganized EXDS may, at any time, File motion(s) pursuant to section 502(c) of the Bankruptcy Code for order(s) estimating and limiting the amount of Cash which shall be deposited in the Disputed Claims Reserve in respect of any Disputed Unsecured Claims, with notice and an opportunity to be heard to the affected holders of such Disputed Unsecured Claims and the Plan Committee; provided, further, that the Debtors or Reorganized EXDS must within sixty (60) days after the Effective Date (or such other date as the District Court may order) File a motion(s) seeking to estimate any contingent or unliquidated Claims, with a notice and an opportunity to be heard to the affected holders of such Disputed Claims and the Plan Committee. The Disputed Claims Reserve shall be fully funded no later than ten (10) days after the District Court has approved an order resolving such motion(s) and such order has been entered by the Clerk of the Bankruptcy Court.

                           (b) Administrative Claims Reserve. On the
Effective Date (or as soon thereafter as is practicable) and each Quarterly Distribution Date, Reorganized EXDS in consultation with the Plan Committee shall create and fund the Administrative Claims Reserve with an amount of the Estates' Cash equal to the aggregate Disputed Claim Amount of all Disputed Administrative Claims, Disputed Priority Tax Claims, Disputed Non-Tax Priority Claims and Disputed Secured Claims.

                  8.4 Distributions After Allowance. Reorganized EXDS shall make payments and distributions from the appropriate Reserves to the holder of any Disputed Administrative Claim, Disputed Priority Tax Claim, Disputed Non-Tax Priority Claim, Disputed Secured Claim or Disputed Unsecured Claim that has become an Allowed Claim, on the first Quarterly Distribution Date following the date that such Disputed Administrative Claim, Disputed Priority Tax Claim, Disputed Non-Tax Priority Claim, Disputed Secured Claim or Disputed Unsecured Claim, as the case may be, becomes an Allowed Claim. Such distributions shall be made in accordance with the Plan and the Plan Administrator Agreement. With respect to Disputed Unsecured Claims, such distribution shall be based upon the cumulative distributions that would have been made to such holder under the Plan if the Disputed Unsecured Claim had been Allowed on the Effective Date and shall not be limited by the Disputed Claim Amounts previously reserved with respect to such Disputed Unsecured Claim to the extent that additional amounts are available therefor from the Disputed Claims Reserve, but only to the extent that such additional amounts have not yet been distributed to holders of Allowed Unsecured Claims.


                                 ARTICLE IX

                 CONFIRMATION AND CONSUMMATION OF THE PLAN

                  9.1 Confirmation Date. The District Court shall not approve the Confirmation Order unless and until (a) the Confirmation Order shall be reasonably acceptable in form and substance to the Debtors and the Creditors' Committee and (b) the Substantive Consolidation Order, which may be the Confirmation Order, shall be reasonably acceptable in form and substance to the Debtors and the Creditors' Committee and shall have been approved by the District Court prior to or contemporaneously with the Confirmation Order.

                  9.2 Effective Date. The Debtors intend to request that the Confirmation Order include a finding by the District Court that, notwithstanding Rule 3020(e) of the Federal Rules of Bankruptcy Procedure, the Confirmation Order shall take effect immediately upon its entry. The following are conditions precedent to the occurrence of the Effective Date, which conditions may be waived by the Debtors with the consent of a majority of the Creditors' Committee: (a) the Debtors shall have Cash on hand sufficient to pay all Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Non-Tax Priority Claims and Allowed Secured Claims; (b) the Confirmation Order shall be a Final Order and no request for revocation of the Confirmation Order shall have been made or, if made, shall remain pending; and (c) any order necessary to satisfy any condition to the effectiveness of the Plan shall have become a Final Order.

                  9.3 Consequences of Non-Occurrence of Effective Date. If the Effective Date does not occur within sixty (60) days after the Confirmation Date, or by such later date, after notice and hearing, as is proposed by the Debtors and the Creditors' Committee, then upon motion by the Debtors or the Creditors' Committee and upon notice to such parties in interest as the District Court may direct, the Confirmation Order will be vacated by the District Court; provided, however, that, notwithstanding the Filing of such motion, the Confirmation Order may not be vacated if the Effective Date occurs before the District Court approves an order granting such motion. If the Confirmation Order is vacated pursuant to this Section 9.3, (a) the Plan shall be null and void in all respects; (b) any settlement of Claims provided for hereby shall be null and void without further order of the District Court; and (c) the time within which the Debtors may assume and assign, or reject all executory contracts and unexpired leases shall be extended for a period of thirty (30) days after the date the Confirmation Order is vacated.


                                 ARTICLE X

                        EFFECT OF PLAN CONFIRMATION

                  10.1 Binding Effect. The Plan shall be binding upon and inure to the benefit of the Debtors, all present and former holders of Claims and Interests, and their respective successors and assigns, including, but not limited to, Reorganized EXDS.

                  10.2 Releases.

                        (a) Releases by the Debtors.

                  On the Effective Date, each of the Debtors shall release unconditionally, and hereby is deemed to forever release unconditionally
(i) the Creditors' Committee and the Plan Committee and, solely in their respective capacities as members or representatives of the Creditors' Committee and the Plan Committee, as applicable (and not as individual lenders or creditors to or on behalf of the Debtors), each member of the Creditors' Committee and the Plan Committee; (ii) the Plan Administrator;
(iii) the respective agents, advisors, accountants, investment bankers, consultants, attorneys and other representatives of any of the foregoing or of the Debtors, solely in their respective capacities as such, and only with respect to their activities and conduct during or in connection with the preparation and filing of the Chapter 11 Cases; and (iv) in consideration for their service to the Debtors during the pendency of the Chapter 11 Cases, the directors, officers and employees of the Debtors employed by the Debtors as of the Confirmation Date, or those former directors, officers and employees of the Debtors who were terminated as a result of the sale of substantially all of the Debtors' assets to Digital Island pursuant to the Sale Order or who were offered and accepted employment by Digital Island or C&W in connection with such asset sale, from any and all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever (other than the right to enforce the performance of their respective obligations, if any, to the Debtors or Reorganized EXDS under the Plan, the Plan Administrator Agreement and the contracts, instruments, releases and other agreements delivered under the Plan and the Plan Administrator Agreement), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act or omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Chapter 11 Cases, the Plan or the Disclosure Statement.

                           (b) Injunction Related to Releases.

                  The Confirmation Order will permanently enjoin the commencement or prosecution by any entity, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities released pursuant to the Plan.

                  10.3 Discharge of Claims and Termination of Interests. Pursuant to section 1141(d)(3) of the Bankruptcy Code, Confirmation will not discharge Claims against the Debtors; provided, however, that no holder of a Claim against any Debtor may, on account of such Claim, seek or receive any payment or other distribution from, or seek recourse against, any Debtor, Reorganized EXDS, their respective successors or their respective property, except as expressly provided herein.

                  10.4 Exculpation and Limitation of Liability. Neither the Debtors, nor the Plan Administrator, nor the Creditors' Committee, nor the Plan Committee, nor any of their respective present or former members, officers, directors, shareholders, employees, advisors, attorneys or agents acting in such capacity, shall have or incur any liability to, or be subject to any right of action by, any holder of a Claim or an Interest, or any other party in interest, or any of their respective agents, shareholders, employees, representatives, financial advisors, attorneys or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Debtors' Chapter 11 Cases, the pursuit of confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct or gross negligence, and in all respects shall be entitled to rely reasonably upon the advice of counsel with respect to their duties and responsibilities under the Plan.

                  Reorganized EXDS and the Estates shall indemnify and hold harmless the Creditors' Committee, the Plan Committee and any of their or the Debtors' present or former members, officers, directors, shareholders, employees, advisors, attorneys or agents, acting in such capacity, from and against and with respect to any and all liabilities, losses, damages, claims, costs and expenses, including but not limited to attorneys' fees, arising out of or due to their actions or omissions occurring after the Petition Date, or consequences of such actions or omissions, other than acts or omissions resulting from willful misconduct or gross negligence, in connection with, relating to, or arising out of, the Debtors' Chapter 11 Cases, the pursuit of confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan.

                  10.5 Injunction. (a) Except as otherwise provided in the Plan, the Confirmation Order shall provide, among other things, that from and after the Confirmation Date all Persons who have held, hold or may hold Claims against or Interests in the Debtors are (i) permanently enjoined from taking any of the following actions against the Estate(s), the Plan Administrator, the Plan Committee (or any of its members from time to time), or any of their property on account of any such Claims or Interests and (ii) preliminarily enjoined from taking any of the following actions against any of the Debtors, Reorganized EXDS or their property on account of such Claims or Interests: (A) commencing or continuing, in any manner or in any place, any action or other proceeding; (B) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (C) creating, perfecting or enforcing any lien or encumbrance; (D) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtors; and (E) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan; provided, however, that (x) nothing contained herein shall preclude such persons from exercising their rights pursuant to and consistent with the terms of the Plan and (y) the preliminary injunction of actions against the Debtors, Reorganized EXDS and their property (if any) shall be dissolved and terminate one (1) day following the termination of the Plan Administrator Agreement in accordance with the terms of such agreement.

                           (b) By accepting distributions pursuant to the
Plan, each holder of an Allowed Claim receiving any distribution pursuant to the Plan will be deemed to have specifically consented to the injunctions set forth in this Article X.

                  10.6 Term of Bankruptcy Injunction or Stays. All injunctions or stays provided for in the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until all property of the Estates of Reorganized EXDS and the other Debtors has been distributed and Reorganized EXDS has been dissolved.

                  10.7 Continuation of ADR. Notwithstanding confirmation of the Plan, the holder of any unliquidated Tort Claim must first exhaust the remedies in the ADR (if any) before such holder may pursue its Claim in an appropriate forum.


                                 ARTICLE XI

                         RETENTION OF JURISDICTION

                  11.1 Retention of Jurisdiction. Pursuant to sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding entry of the Confirmation Order and the occurrence of the Effective Date, the District Court will retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Cases and the Plan to the fullest extent permitted by law, including, among other things, jurisdiction to:

                           (a) Allow, disallow, determine, liquidate,
classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any objections to the allowance or priority of Claims or Interests;

                           (b) Resolve any matters related to the
assumption, assumption and assignment, or rejection of any executory contract or unexpired lease to which any Debtor is a party or with respect to which any Debtor or Reorganized EXDS may be liable and to hear, determine and, if necessary, liquidate any Claims arising therefrom;

                           (c) Ensure that distributions to holders of
Allowed Claims are accomplished pursuant to the provisions of the Plan;

                           (d) Decide or resolve any motions, adversary
proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Debtors that may be pending on the Effective Date;

                           (e) Approve such orders as may be necessary or
appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases and other agreements or documents created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

                           (f) Resolve any cases, controversies, suits or
disputes that may arise in connection with the consummation, interpretation or enforcement of the Plan or any contract, instrument, release or other agreement or document that is executed or created pursuant to the Plan, or any entity's rights arising from or obligations incurred in connection with the Plan or such documents;

                           (g) Modify the Plan before or after the
Effective Date pursuant to section 1127 of the Bankruptcy Code or modify the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order, or remedy any defect or omission or reconcile any inconsistency in any District Court order, the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan;

                           (h) Hear and determine all applications for
compensation and reimbursement of expenses of Professionals under the Plan or under sections 330, 331 and 503(b) of the Bankruptcy Code, provided, however, that from and after the Effective Date the payment of fees and expenses of Reorganized EXDS, the Plan Committee and the Plan Administrator, including counsel fees, shall be made in the ordinary course of business and shall not be subject to the approval of the District Court.

                           (i) Hear and determine matters concerning the
Plan Committee and its members and their respective professionals;

                           (j) Issue injunctions, approve and implement
other orders or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation, implementation or enforcement of the Plan or the Confirmation Order;

                           (k) Hear and determine the causes of action by
or on behalf of the Debtors or Reorganized EXDS;

                           (l) Hear and determine matters concerning state,
local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

                           (m) Approve and implement such orders as are
necessary or appropriate if the Confirmation Order is for any reason or in any respect modified, stayed, reversed, revoked or vacated or distributions pursuant to the Plan are enjoined or stayed;

                           (n) Implement the ADR;

                           (o) Determine any other matters that may arise
in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

                           (p) Enforce all orders, judgments, injunctions,
releases, exculpations, indemnifications and rulings entered in connection with the Chapter 11 Cases;

                           (q) Hear and determine all disputes or other
matters arising in connection with the interpretation, implementation or enforcement of the Asset Purchase Agreement and the Sale Order;

                           (r) Hear and determine all matters related to
(i) the property of the Estates from and after the Confirmation Date, (ii) the winding up of the Debtors' affairs and (iii) the activities of Reorganized EXDS and the Plan Administrator, including (A) challenges to or approvals of Reorganized EXDS' or the Plan Administrator's activities, (B) resignation, incapacity or removal of the Plan Administrator and selection of a successor Plan Administrator, (C) reporting by, termination of and accounting by Reorganized EXDS and the Plan Administrator and (D) release of the Plan Administrator from its duties;

                           (s) Hear and determine disputes with respect to
compensation of (i) Reorganized EXDS' professional advisors, (ii) the Plan Administrator and its professional advisors, and (iii) the Plan Committee, its members and its professional advisors;

                           (t) Hear and determine such other matters as may
be provided in the Confirmation Order or as may be authorized under the Bankruptcy Code; and

                           (u) Approve an order closing the Chapter 11
Cases.


                                ARTICLE XII

                          MISCELLANEOUS PROVISIONS

                  12.1 Effectuating Documents and Further Transactions. Each of the Debtors, Reorganized EXDS or the Plan Administrator is authorized to execute, deliver, file or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of the Plan and any notes or securities issued pursuant to the Plan.

                  12.2 Corporate Action. Prior to, on or after the Effective Date (as appropriate), all matters provided for under the Plan that would otherwise require approval of the stockholders or directors of one (1) or more of the Debtors or Reorganized EXDS shall be deemed to have occurred and shall be in effect prior to, on or after the Effective Date (as appropriate) pursuant to the applicable general corporation law of the states in which the Debtors or Reorganized EXDS are incorporated without any requirement of further action by the stockholders or directors of the Debtors or Reorganized EXDS.

                  12.3 Bar Dates for Certain Claims.

                           (a) Administrative Claims; Substantial
Contribution Claims. The Confirmation Order will establish an Administrative Claims Bar Date for Filing Administrative Claims (including requests under section 503(b) of the Bankruptcy Code by any entity for making a substantial contribution in the Chapter 11 Cases) which date will be thirty (30) days after the Confirmation Date. Holders of asserted Administrative Claims, except for Fee Claims, not paid prior to the Confirmation Date shall submit proofs of Claim on or before such Administrative Claims Bar Date or forever be barred from doing so. The notice of Confirmation to be delivered pursuant to Fed. R. Bankr. P. 3020(c) and 2002(f) will set forth such date and constitute notice of this Administrative Claims Bar Date. The Debtors, Reorganized EXDS, or the Creditors' Committee or the Plan Committee as the case may be, shall have sixty (60) days (or such longer period as may be allowed by order of the District Court) following the Administrative Claims Bar Date to review and object to such Administrative Claims before a hearing for determination of allowance of such Administrative Claims.

                           (b) Professional Fee Claims. All Professionals
and other entities requesting compensation or reimbursement of Fee Claims pursuant to section 327, 328, 330, 331 or 503(b) of the Bankruptcy Code for services rendered to the Debtors prior to the Effective Date shall File and serve on Reorganized EXDS and counsel for Reorganized EXDS an application for final allowance of compensation and reimbursement of expenses no later than sixty (60) days after the Effective Date, unless otherwise ordered by the District Court. Objections to applications of such Professionals or other entities for compensation or reimbursement of expenses must be Filed and served on Reorganized EXDS, counsel for Reorganized EXDS and the requesting Professional or other entity no later than twenty (20) days (or such longer period as may be allowed by order of the District Court) after the date on which the applicable request for compensation or reimbursement was served.

                           (c) Professional Fee Holdback. On or as soon as
reasonably practicable after the Effective Date and entry of an order of the District Court authorizing the Debtors to pay all amounts owing to Professionals for all outstanding amounts relating to prior periods through the Effective Date, the Debtors shall pay such amounts to such Professionals in accordance with such order; provided, however, that Professionals shall continue to prepare monthly fee applications in accordance with the Fee Order up to the Effective Date. Professionals shall estimate fees and expenses due for periods that have not been billed as of the Effective Date. On the Effective Date, Reorganized EXDS shall fund an escrow account in an amount equal to the aggregate amount of outstanding fee applications not ruled upon by the District Court as of the Effective Date plus the aggregate amount of all estimated fees and expenses due for periods that have not been billed as of the Effective Date. Such escrow account shall be used by Reorganized EXDS to pay the remaining Professional Claims owing to the Professionals as and when Allowed by the District Court. When all Professional Claims have been paid in full, amounts remaining in such escrow account, if any, shall be returned to Reorganized EXDS. To the extent that the escrow does not contain sufficient funds to pay all Professional Claims, such Professional Claims shall be paid from funds held in the Operating Reserve.

                  12.4 Payment of Statutory Fees. All fees payable pursuant to 28 U.S.C. ss. 1930, as determined by the District Court at the Confirmation Hearing, shall be paid on the Effective Date, and neither the Debtors, their Estates, Reorganized EXDS nor the Plan Administrator shall thereafter be liable for the payment of additional fees under 28 U.S.C. ss. 1930 other than with respect to EXDS' Chapter 11 Case.

                  12.5 Amendment or Modification of the Plan. Subject to
section 1127 of the Bankruptcy Code and, to the extent applicable, sections 1122, 1123 and 1125 of the Bankruptcy Code, the Debtors reserve the right, with the consent of a majority of the Creditors' Committee or the Plan Committee as applicable, to alter, amend or modify the Plan at any time prior to or after the Confirmation Date but prior to the substantial consummation of the Plan. A holder of a Claim or Interest that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim or Interest of such holder.

                  12.6 Severability of Plan Provisions. If, prior to the Confirmation Date, any term or provision of the Plan is determined by the District Court to be invalid, void or unenforceable, the District Court will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision will then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

                  12.7 Successors and Assigns. The Plan shall be binding upon and inure to the benefit of the Debtors, and their respective successors and assigns, including, without limitation, Reorganized EXDS. The rights, benefits and obligations of any entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign of such entity.

                  12.8 Plan Supplement. The Plan Supplement comprised of among other things the forms of the documents relating to the Amended Certificate of Incorporation and By-Laws and the Plan Administrator Agreement, shall be Filed with the Bankruptcy Court prior to the Voting Deadline. Upon its Filing, the Plan Supplement may be inspected in the office of the clerk of the Bankruptcy Court or its designee during normal business hours. Holders of Claims and Interests may obtain a copy of the Plan Supplement upon written request to EXDS in accordance with Section
12.10 of the Plan. The documents contained in the Plan Supplement shall be approved by the District Court pursuant to the Confirmation Order.

                  12.9 Revocation, Withdrawal or Non-Consummation. The Debtors reserve the right, with the consent of a majority of the Creditors' Committee, to revoke or withdraw the Plan as to any or all of the Debtors prior to the Confirmation Date and to File subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan as to any or all of the Debtors, or if confirmation or consummation of the Plan as to any or all of the Debtors does not occur, then, with respect to such Debtors, (a) the Plan shall be null and void in all respects, (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims), assumption or rejection of executory contracts or leases affected by the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void, and
(c) nothing contained in the Plan shall (i) constitute a waiver or release of any Claims by or against, or any Interests in, such Debtors or any other Person, (ii) prejudice in any manner the rights of such Debtors or any other Person, or (iii) constitute an admission of any sort by the Debtors or any other Person.

                  12.10 Notice. All notices, requests and demands to or upon the Debtors, Reorganized EXDS, the Creditors' Committee or the Plan Committee, to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows (or at such other address for such entity as shall be specified by like notice):

                  If to the Debtors:

                  EXDS, INC.
                  2831 Mission College Boulevard
                  Santa Clara, California 95054
                  Telephone: (408) 346-2200
                  Facsimile: (408) 878-7284
                  Attn: Joseph Stockwell

                      - and -

                  EXDS, INC.
                  7530 Hampden Lane
                  Bethesda, Maryland 20814
                  Telephone: (301) 718-3788
                  Facsimile: (301) 718-8695
                  Attn: Adam W. Wegner, Esq.

                  with copies to:

                  SKADDEN ARPS SLATE MEAGHER & FLOM LLP
                  Four Times Square
                  New York, New York 10036
                  Telephone: (212) 735-3000
                  Facsimile: (212) 735-2000
                  Attn:  J. Gregory Milmoe, Esq.
                         Alan R. Dalsass, Esq.

                          - and -

                  SKADDEN, ARPS, SLATE, MEAGHER & FLOM (ILLINOIS)
                  333 West Wacker Drive
                  Chicago, Illinois 60606-1285
                  Telephone: (312) 407-0700
                  Facsimile: (312) 407-0411
                  Attn: John K. Lyons, Esq.

                          - and -

                  SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                  One Rodney Square
                  P.O. Box 636
                  Wilmington, Delaware 19899
                  Telephone: (302) 651-3000
                  Facsimile: (302) 651-3001
                  Attn:   Mark S. Chehi, Esq.
                          David R. Hurst, Esq.

                          - and -

                  [Plan Administrator Contact Information]

                  If to the Creditors' Committee or the Plan Committee:

                  WACHTELL, LIPTON, ROSEN & KATZ
                  51 West 52nd Street
                  New York, New York 10019-6150
                  Telephone:  (212) 403-1000
                  Facsimile:   (212) 403-2000
                  Attn:  Richard D. Feintuch, Esq.
                          Seth Gardner, Esq.

                  12.11 Governing Law. Except to the extent the Bankruptcy Code, the Bankruptcy Rules or other federal law is applicable, or to the extent a schedule to the Plan or a document or instrument contained in the Plan Supplement provides otherwise, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of Delaware, without giving effect to the principles of conflicts of law of such jurisdiction.

                  12.12 Tax Reporting and Compliance. In connection with the Plan and all instruments issued in connection therewith and distributions thereof, the Debtors, and Reorganized EXDS, as the case may be, shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority and all distributions hereunder shall be subject to any such withholding and reporting requirements. Reorganized EXDS is hereby authorized, on behalf of each of the Debtors, to request an expedited determination under section 505(b) of the Bankruptcy Code of the tax liability of the Debtors for all taxable periods ending after the Petition Date through, and including, the Effective Date.

                  12.13 Schedules. All schedules to the Plan and the Plan Supplement are incorporated and are a part of the Plan as if set forth in full herein.

                  12.14 Filing of Additional Documents. On or before substantial consummation of the Plan, the Debtors shall File such agreements and other documents, in form and substance acceptable the Creditors' Committee, as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.


Dated:     Wilmington, Delaware
           March 25, 2002                       Respectfully submitted,
                                                EXDS, INC. (f/k/a EXODUS
                                                COMMUNICATIONS, INC.)
                                                (for itself and on behalf
                                                of the Affiliate Debtors)


                                                By: /s/ Adam W. Wegner
                                                    -----------------------
                                                Name:  Adam W. Wegner
                                                Title: General Counsel


                                                Counsel:

                                                J. Gregory Milmoe
                                                SKADDEN, ARPS, SLATE, MEAGHER
                                                              & FLOM LLP
                                                Four Times Square
                                                New York, New York 10036
                                                (212) 735-3000

                                                             - and -

                                                John K. Lyons
                                                SKADDEN, ARPS, SLATE, MEAGHER
                                                  & FLOM (ILLINOIS)
                                                333 West Wacker Drive
                                                Chicago, Illinois 60606-1285
                                                (312) 407-0700

                                                             - and -


                                                /s/ David R. Hurst
                                                -----------------------------
                                                Mark S. Chehi (I.D. No. 2855)
                                                David R. Hurst (I.D. No. 3743)
                                                Jane Leamy (I.D. No. 4113)
                                                SKADDEN, ARPS, SLATE, MEAGHER
                                                             & FLOM LLP
                                                One Rodney Square
                                                P.O. Box 636
                                                Wilmington, Delaware 19899-0636
                                                (302) 651-3000

                                                ATTORNEYS FOR DEBTORS
                                                AND DEBTORS-IN-POSSESSION